   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1996


                                                      REGISTRATION NO. 333-15257

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         MAFCO CONSOLIDATED GROUP INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                      2121                                     02-0424104
     (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                     IDENTIFICATION NO.)

                            ------------------------

                              35 EAST 62ND STREET
                            NEW YORK, NEW YORK 10021
                                 (212) 572-8600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                            BARRY F. SCHWARTZ, ESQ.
                         MAFCO CONSOLIDATED GROUP INC.
                              35 EAST 62ND STREET
                            NEW YORK, NEW YORK 10021
                                 (212) 572-8600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,

                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                        Copies of all communications to:

                             STACY J. KANTER, ESQ.
                              ALAN C. MYERS, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                                               PROPOSED MAXIMUM
                                                                           PROPOSED MAXIMUM       AGGREGATE
                                                         AMOUNT TO BE       OFFERING PRICE         OFFERING           AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED        REGISTERED          PER VSR(1)           PRICE(1)        REGISTRATION FEE
Value Support Rights ('VSRs')......................       23,156,502            $ 3.25          $75,258,631.50      $22,805.65(2)
VSR Notes..........................................   $75,258,631.50(3)           --                      --           None(4)


(1) Estimated solely for the purpose of calculating the registration fee. The registration fee applicable to the VSRs has been computed using the maximum aggregate amount of consideration payable pursuant to the terms of the VSRs.

(2) The fee was previously paid.


(3) The maximum amount of VSR Notes to be registered has been determined based on the number of VSRs to be registered and the $3.25 maximum payment obligation per VSR.


(4) Pursuant to Rule 457(i) no additional fee is required for the VSR Notes issuable upon maturity of the VSRs.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 10, 1996

PRELIMINARY PROSPECTUS

                        23,156,502 VALUE SUPPORT RIGHTS

                         MAFCO CONSOLIDATED GROUP INC.

                            ------------------------


    This Prospectus is being furnished in connection with the distribution (the 'Distribution') by Power Control Technologies Inc., a Delaware corporation ('PCT'), to the holders of record of PCT common stock (the 'PCT Common Stock') and PCT convertible preferred stock (the 'PCT Preferred Stock,' and, together with the PCT Common Stock, the 'PCT Stock'), of one Value Support Right (each a 'VSR,' and collectively, the 'VSRs') of Mafco Consolidated Group Inc., a Delaware corporation (the 'Company'), for each share of PCT Common Stock and 125 VSRs for each share of PCT Preferred Stock (all of which are owned by the
Company) in each case owned at the close of business on December   , 1996 (the
'Record Date'). The Distribution will occur, and certificates evidencing the
VSRs will be mailed to holders of PCT Stock, on or about December   , 1996 (the
'Distribution Date').



    The VSRs were originally issued to PCT International Holdings Inc., a Delaware corporation and a wholly owned subsidiary of PCT ('PCT International'), in connection with the sale (the 'Disposition') by the Company to PCT International of all the outstanding shares of common stock (the 'Flavors Common Stock') of Flavors Holdings Inc., a Delaware corporation and a wholly owned subsidiary of the Company ('Flavors Holdings'), pursuant to a Stock and VSR Purchase Agreement, dated as of October 23, 1996 (the 'Purchase Agreement'), by and among the Company, PCT and PCT International. The Disposition was consummated and the VSRs were issued to PCT International on November 25, 1996. The VSRs were subsequently distributed to PCT.



    The terms of the VSRs are governed by the Value Support Rights Agreement (the 'VSR Agreement'), dated as of November 25, 1996, between the Company and American Stock Transfer & Trust Company, as trustee (the 'Trustee'). Each VSR entitles the holder thereof to a payment from the Company equal to the difference between $11.00, subject to adjustment, and the 30-Day Average Market Price (as determined under the VSR Agreement) of a share of PCT Common Stock on January 1, 1999, if lower, up to a maximum of $3.25 per VSR, payable, at the option of the Company, in either cash or, under certain circumstances, senior notes (the 'VSR Notes') issued by the Company (subject to qualification under the Trust Indenture Act of 1939, as amended (the 'TIA')). Pursuant to the VSR Agreement, the Company has the right to call the VSRs on each April 1, July 1, October 1 and January 1 from and including April 1, 1997 to and including October 1, 1998 (each, an 'Optional Call Date'). If the Company calls the VSRs on or before January 1, 1998, holders thereof will be entitled to receive a cash payment equal to the greater of (i) $0.50 and (ii) the difference between $10.25, subject to adjustment, and the 30-Day Average Market Price of a share of PCT Common Stock, if lower, on such Optional Call Date, up to a maximum of $3.25 per VSR. If the Company calls the VSRs after January 1, 1998, holders thereof will be entitled to receive a cash payment, if any, equal to the difference between $11.00, subject to adjustment, and the 30-Day Average Market Price of a share of PCT Common Stock, if lower, on such Optional Call Date, up to a maximum of $3.25 per VSR. The Company may also be required to make payments in respect of the VSRs upon the occurrence of certain extraordinary transactions (each a 'Total Disposition,' as more fully described in 'Description of the Value Support Rights and VSR Notes--Certain Definitions used in the VSR Agreement') involving PCT or upon a good-faith determination by the Company's Board of Directors that (i) as a result of an event beyond the reasonable control of the Company, the existence of the VSRs would cause the Company to cease to be a member of the consolidated group with respect to which the Company files consolidated federal income tax returns and such situation would be avoided or cured by the redemption of the VSRs or (ii) the VSRs would create any material financial or legal impediment to the consummation of any bona fide significant corporate event or transaction involving the Company, which transaction would, if consummated, result in a change of control of the Company, and in connection with which transaction the Company has entered into definitive documentation which creates a binding obligation upon the Company to consummate such transaction (subject to customary conditions to closing and fiduciary obligations), each of the events described in clauses (i) and (ii) being a Redemption Event upon which the Company may make any Optional Redemption. If the 30-Day Average Market Price were to be below $7.00 on or prior to January 1, 1998 or below $7.75 thereafter, the VSRs would not provide a holder thereof with the full amount of the difference between such market price and $10.25 or $11.00, as the case may be, in the event a payment were to be made thereon.


    The Company's obligations under the VSRs and, if issued, the VSR Notes are structurally subordinated to the indebtedness and other liabilities of the Company's subsidiaries. On a pro forma basis, after giving effect to the Disposition, the Distribution and the other Transactions (as defined herein), at June 30, 1996, approximately $147.1 million of indebtedness and other liabilities of the Company's subsidiaries would have been structurally senior to the VSRs and, if issued, the VSR Notes.

    No consideration or surrender of PCT Stock will be required of PCT's stockholders in return for the VSRs issued pursuant to the Distribution.



    Application has been made to list the VSRs on the New York Stock Exchange under the symbol ' .' Prior to the Distribution, no public market has existed for the VSRs, and no public market currently exists for any VSR Notes that may be issued.



    SEE 'RISK FACTORS' BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF THE VSRS AND, IF ISSUED, THE VSR NOTES.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS DECEMBER   , 1996.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements and the notes thereto contained elsewhere in this Prospectus. Unless otherwise indicated or unless the context otherwise requires, the information contained in this Prospectus gives effect to (i) the payment to the Company by Flavors Holdings of a $5.4 million cash dividend prior to the Disposition (the 'Flavors Dividend'), (ii) the Disposition and (iii) the Distribution. The Flavors Dividend, the Disposition and the Distribution are collectively referred to herein as the 'Transactions.' Unless the context otherwise requires, all references in this Prospectus to the 'Company' mean Mafco Consolidated Group Inc. and its subsidiaries, including its operating subsidiary Consolidated Cigar Corporation ('Consolidated Cigar').


                                  THE COMPANY
GENERAL


     The Company is a holding company with no business operations of its own. After the Disposition, the Company's only material assets are (i) its ownership of 80.2% of the outstanding shares of capital stock of Consolidated Cigar Holdings Inc. ('Cigar Holdings') (representing approximately 97.6% of the combined voting power), which owns 100% of the outstanding shares of capital stock of Consolidated Cigar, (ii) its ownership of 100% of the outstanding shares of PCT Preferred Stock and approximately 29% of the outstanding shares of PCT Common Stock (together, representing approximately 36% of the outstanding shares of PCT Common Stock on a fully diluted basis), (iii) approximately $412.8 million in cash and marketable securities at September 29, 1996, on a pro forma basis after giving effect to the Transactions, $172.7 million of which represents the net proceeds received by the Company in connection with the Disposition and the sale of the VSRs to PCT International, (iv) the Promissory Note and (v) a pension plan asset with a book value of approximately $62.5 million at September 29, 1996. Through Consolidated Cigar, the Company manufactures and distributes cigars and pipe tobacco products. In addition, in connection with the Abex Transactions (as defined under '--Background and the Disposition--Background'), the Company assumed and agreed to indemnify PCT against, or to manage on PCT's behalf, various contingent and other liabilities. See 'Background and the Disposition' and 'Business.'


CONSOLIDATED CIGAR

     Through Consolidated Cigar, the Company is the largest manufacturer and marketer of cigars sold in the United States in terms of dollar sales, with a 1995 market share of approximately 23% according to the Company's estimates. The Company markets its cigar products under a number of well-known brand names at all price levels and in all segments of the growing cigar market, including premium large cigars, mass market large cigars and mass market little cigars. The Company attributes its leading market position to the following competitive strengths: (i) well-known brand names, many of which are the leading brands in their category; (ii) broad range of product offerings within both the premium and mass market segments of the United States cigar market; (iii) commitment to and reputation for manufacturing quality cigars; (iv) marketing expertise and close attention to customer service; (v) efficient manufacturing operations; and
(vi) an experienced management team. The Company is also a leading producer of pipe tobacco and is the largest supplier of private label and branded generic pipe tobacco to mass market retailers. In addition, the Company distributes a variety of pipe and cigar smokers' accessories.

     The Company's cigars and pipe tobacco products are marketed under a number of well-known brand names. The Company's premium cigars include the H. UPMANN, MONTECRISTO, DON DIEGO, TE-AMO, SANTA DAMIANA, ROYAL JAMAICA, PRIMO DEL REY and MONTECRUZ brands. The Company's mass market large cigars include the ANTONIO Y CLEOPATRA (also known as AYC), DUTCH MASTERS, EL PRODUCTO, MURIEL, BACKWOODS, SUPER VALUE and SUPRE SWEETS brands. The Company's mass market little cigars include the DUTCH TREATS, SUPER VALUE and SUPRE SWEETS brands. The Company's pipe tobacco products include the MIXTURE NO. 79 and CHINA BLACK brands.

OWNERSHIP OF THE COMPANY

     The following chart sets forth in simplified form the ownership structure of the Company.

                              Ronald O. Perelman
                        100%

                              Mafco Holdings Inc.
                              ('Mafco Holdings')
                         85%


                         MAFCO CONSOLIDATED GROUP INC.
                                (THE 'COMPANY')
                         80.2%

                       Consolidated Cigar Holdings Inc.
                              ('Cigar Holdings')
                        100%

                        Consolidated Cigar Corporation
                            ('Consolidated Cigar')

     The Company was incorporated on June 1, 1988 under the laws of the state of Delaware. The Company's principal executive office is located at 35 East 62nd Street, New York, New York 10021 and its telephone number is (212) 572-8600.

                                THE DISTRIBUTION


DISTRIBUTING CORPORATION       Power Control Technologies Inc.

DISTRIBUTED CORPORATION        Mafco Consolidated Group Inc.

SECURITIES TO BE DISTRIBUTED   Up to 23,156,502 VSRs

DISTRIBUTION RATIO             Each holder of PCT Common Stock will receive one VSR for each share of PCT Common
                               Stock held on the Record Date and each holder of PCT Preferred Stock will receive
                               125 VSRs for each share of PCT Preferred Stock held on the Record Date. See 'The
                               Distribution.'

RECORD DATE                    Close of business on December   , 1996.

DISTRIBUTION DATE              On or about December   , 1996.

MAILING DATE                   Certificates representing the VSRs will be mailed to PCT's stockholders on or about the Distribution Date.

TAX CONSEQUENCES               See 'Certain United States Federal Income Tax Consequences.'

NYSE SYMBOL

                     THE VALUE SUPPORT RIGHTS AND VSR NOTES




     The terms of the VSRs are governed by the VSR Agreement. Each VSR entitles the holder thereof to a payment from the Company equal to the difference between $11.00, subject to adjustment, and the 30-Day Average Market
Price of a share of PCT Common Stock on January 1, 1999, if lower, up to a maximum of $3.25 per VSR, payable, at the option of the Company, in either cash or, under certain circumstances, the VSR Notes issued by the Company (subject to qualification under the TIA). Pursuant to the VSR Agreement, the Company has the right to call the VSRs on each April 1, July 1, October 1 and January 1 from and including April 1, 1997 to and including October 1, 1998. If the Company calls the VSRs on or before January 1, 1998, holders thereof will be entitled to receive a cash payment equal to the greater of (i) $0.50 and (ii) the difference between $10.25, subject to adjustment, and the 30-Day Average Market
Price of a share of PCT Common Stock, if lower, on such Optional Call
Date, up to a maximum of $3.25 per VSR. If the Company calls the VSRs after January 1, 1998, holders thereof will be entitled to receive a cash payment, if any, equal to the difference between $11.00, subject to adjustment, and the 30-Day Average Market Price of a share of PCT Common
Stock, if lower, on such Optional Call Date, up to a maximum of $3.25 per VSR. The Company may also be required to make payments in respect of the VSRs upon the occurrence of certain extraordinary transactions (each a 'Total Disposition,' as more fully described in 'Description of the Value Support Rights and VSR Notes--Certain Definitions used in the VSR Agreement') involving PCT or upon a good-faith determination by the Company's Board of Directors that (i) as a result of an event beyond the reasonable control of the Company, the existence of the VSRs would cause the Company to cease to be a member of the consolidated group with respect to which the Company files consolidated federal income tax returns and such situation would be avoided or cured by the redemption of the VSRs or (ii) the VSRs would create any material financial or legal impediment to the consummation of any bona fide significant corporate event or transaction involving the Company, which transaction would, if consummated, result in a change of control of the Company, and in connection with which transaction the Company has entered into definitive documentation which creates a binding obligation upon the Company to consummate such transaction (subject to customary conditions to closing and fiduciary obligations), each of the events described in clauses (i) and (ii) being a Redemption Event upon which the Company may make any Optional Redemption. If the 30-Day Average Market Price were to be below $7.00 on or prior to January 1, 1998 or below $7.75 thereafter, the VSRs would not provide a holder thereof complete price protection in the event a payment is required to be made thereon. See 'Description of the Value Support Rights and VSR Notes.'

                                   RISK FACTORS

     See 'Risk Factors' for a discussion of certain factors that should be considered by holders of the VSRs and, if issued, the VSR Notes.

                         BACKGROUND AND THE DISPOSITION
BACKGROUND

     On June 15, 1995, as part of a series of transactions (collectively, the 'Abex Transactions'), C&F Merger Inc. ('C&F Merger'), a wholly owned subsidiary of Mafco Holdings Inc. ('Mafco Holdings'), which then owned 100% of the outstanding capital stock of Cigar Holdings and Flavors Holdings, merged (the

'Merger') with and into Abex Inc. ('Abex'), with Abex being the surviving corporation in the Merger and being renamed Mafco Consolidated Group Inc. Prior to the Abex Transactions, Abex was engaged in an aerospace business through its then wholly owned subsidiary, PCT. In connection with the Abex Transactions, (i) holders of Abex's common stock ('Abex Common Stock') and related rights to acquire Abex Common Stock received in exchange therefor, among other consideration, 20% of the common stock (the 'Company Common Stock') of the Company and all of the outstanding shares of PCT Common Stock; (ii) Mafco Holdings, through its wholly owned subsidiary Mafco Consolidated Holdings Inc. ('Mafco Consolidated Holdings'), received 80% of the Company Common Stock; and
(iii) the Company retained PCT Preferred Stock convertible into approximately 11% of the PCT Common Stock on a fully diluted basis (in each case, such percentages reflect the outstanding capital stock immediately following consummation of the Abex Transactions). In addition, as part of the Abex Transactions, the Company retained substantially all of Abex's consolidated assets and liabilities other than those principally related to PCT's aerospace business. Accordingly, as a result of the Abex Transactions, the Company acquired certain non-aerospace assets and assumed certain liabilities of Abex as well as acquired an interest in the PCT Preferred Stock. PCT, which became a separate publicly-traded company, continued to operate the aerospace business.



     Subsequently, and in a separate transaction, on July 17, 1995, the Company purchased 5,939,400 shares of PCT Common Stock (thereby increasing its investment in PCT to approximately 36% of the shares of PCT Common Stock then outstanding on a fully diluted basis) and 1,484,850 shares of Company Common Stock from Libra Invest & Trade Ltd. ('Libra') for approximately $63.9 million in cash. In connection with such purchase, the Company entered into an agreement with PCT which, subject to certain exceptions, limits the Company's ability to dispose of its shares of PCT Stock for a period of three years.


     On April 15, 1996, PCT sold its entire operations, including substantially all of its assets, to Parker-Hannifin Corporation ('Parker-Hannifin') for an aggregate cash consideration of approximately $201.1 million before transaction costs.

     On August 21, 1996, Cigar Holdings completed an initial public offering of 6,075,000 shares of its Class A Common Stock. The net proceeds to Cigar Holdings from the Cigar IPO of approximately $127.8 million were paid as a dividend to the Company. As a result of the Cigar IPO, the Company beneficially owns 80.2% of the outstanding shares of capital stock of Cigar Holdings (representing approximately 97.6% of the combined voting power), which owns 100% of the outstanding shares of capital stock of Consolidated Cigar. In connection with the Cigar IPO, Cigar Holdings issued the Promissory Note in an original principal amount of $70 million to the Company. See 'Description of Certain

Indebtedness--Promissory Note.'


     For a discussion of the events leading up to the Disposition, see 'Background and the Disposition--Background.'


THE DISPOSITION


     On November 25, 1996, pursuant to the Purchase Agreement, the Company sold to PCT International (i) all of the outstanding shares of Flavors Common Stock and (ii) 23,156,502 VSRs for an aggregate consideration of $180 million. The VSRs were subsequently distributed to PCT. In addition, pursuant to the Purchase Agreement, PCT will be required to make deferred cash payments to the Company of $3.7 million on June 30, 1997 and $3.5 million on December 31, 1997. Immediately following the Disposition, Mafco Worldwide Corporation, a wholly owned subsidiary of Flavors Holdings ('Mafco Worldwide'), was, through a series of transactions, merged into Premium Abex Corporation ('Pneumo Abex'), an indirect wholly owned subsidiary of PCT. See 'Background and the Disposition--The Disposition.'


     The Company expects to use its cash, including the net proceeds from the Disposition and the sale of the VSRs, for general corporate purposes, including acquisitions, although no specific acquisition is currently contemplated by the Company. Accordingly, there can be no assurance that such proceeds will be available to pay any of the Company's obligations under the VSRs or, if issued, the VSR Notes. See 'Risk Factors' and 'Business.'

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


     The summary historical financial data set forth below reflect the results of operations and financial position of the Company, including its operating subsidiary Consolidated Cigar, its former operating subsidiary Mafco Worldwide and the assets acquired and liabilities assumed from Abex, for the periods indicated. On June 15, 1995, as part of the Abex Transactions, C&F Merger, a wholly owned subsidiary of Mafco Holdings, which then owned 100% of the outstanding capital stock of Cigar Holdings and Flavors Holdings, merged with and into Abex, with Abex being the surviving corporation in the Merger and being renamed Mafco Consolidated Group Inc. The Merger was accounted for as a purchase of certain assets and the assumption of certain liabilities of Abex, with C&F Merger treated as the acquiror for accounting purposes. On March 3, 1993, Mafco Holdings completed the acquisition of Consolidated Cigar (the 'Consolidated Cigar Acquisition'). Accordingly, the summary historical financial data reflect for the periods (i) from June 15, 1995, the consolidated results of Cigar Holdings and Flavors Holdings and the assets acquired and liabilities assumed from Abex in the Merger, (ii) from March 3, 1993 to June 15, 1995, the combined results of Cigar Holdings and Flavors Holdings and (iii) prior to March 3, 1993, the results of Flavors Holdings or its predecessors.



     The summary unaudited pro forma statements of operations data for the year ended December 31, 1995 and the nine month period ended September 29, 1996 give pro forma effect to the Transactions, assuming that the Transactions had been consummated on January 1, 1995, and the unaudited pro forma balance sheet as of September 29, 1996, gives pro forma effect to the Transactions, assuming that the Transactions had been consummated on September 29, 1996. The pro forma adjustments are based upon available information and certain assumptions that the management of the Company believes are reasonable. The summary pro forma financial data do not purport to represent the results of operations or the financial position of the Company that actually would have occurred had the Transactions been consummated on the aforesaid dates, or project the results of operations or financial position of the Company and its subsidiaries for any future date or period.


     The following summary historical and unaudited pro forma financial data should be read in conjunction with 'Selected Historical Financial Data,' 'Pro Forma Financial Data,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. The summary historical financial data as of and for the six month periods are unaudited but, in the opinion of the Company, include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the financial data for such periods. The results for such interim periods are not necessarily indicative of the results for the full fiscal year.

                                                                                              NINE MONTH PERIOD ENDED
                                                   YEAR ENDED DECEMBER 31,           ------------------------------------------
                                            --------------------------------------                                  PRO FORMA
                                                                         PRO FORMA   OCTOBER 1,   SEPTEMBER 29,   SEPTEMBER 29,
                                            1993(a)    1994    1995(b)    1995(c)     1995(b)         1996           1996(c)
                                            -------   ------   -------   ---------   ----------   -------------   -------------
                                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.................................  $202.6    $226.9   $261.1     $ 157.9      $195.3        $ 230.4         $ 152.7
Cost of sales.............................   125.0     136.0    154.0        94.0       115.3          131.9            88.3
                                            -------   ------   -------   ---------   ----------       ------          ------
Gross profit..............................    77.6      90.9    107.1        63.9        80.0           98.5            64.4
Selling, general and administrative
  expenses................................    33.9      37.9     51.4        42.2        37.2           40.0            33.5
                                            -------   ------   -------   ---------   ----------       ------          ------
Operating income..........................    43.7      53.0     55.7        21.7        42.8           58.5            30.9

Interest expense..........................    26.5      27.5     27.2        13.7        20.4           19.3             9.9
Interest, investment and dividend
  income..................................    (0.1)     (0.2)    (6.0)       (5.5)       (2.8)          (7.1)           (6.8)
Amortization of deferred charges and bank
  fees....................................     2.0       2.0      2.1         1.0         1.5            1.5             0.6
Equity in earnings from continuing
  operations and preferred dividends of
  PCT.....................................      --        --     (0.7)       (5.0)       (0.4)          (2.8)           (5.5)
Gain on Cigar IPO.........................      --        --       --          --          --         (127.8)(d)      (127.8)(d)
Other (income) expense, net...............    (0.2)     (0.2)     0.3         0.2         0.2            0.8             0.9
                                            -------   ------   -------   ---------   ----------       ------          ------
Income from continuing operations before
  income taxes............................    15.5      23.9     32.8        17.3        23.9          174.6           159.6
Provision for income taxes................     5.5       7.5      9.7         2.3         7.5           59.1            52.4
                                            -------   ------   -------   ---------   ----------       ------          ------
Income from continuing operations.........    10.0      16.4     23.1     $  15.0        16.4          115.5         $ 107.2
                                                                         ---------                                    ------
                                                                         ---------                                    ------
Discontinued operations
  Equity in discontinued operations of
  PCT,
  net of income taxes.....................      --        --      1.3                     0.6           15.1(e)
                                            -------   ------   -------               ----------       ------
Income before extraordinary item..........    10.0      16.4     24.4                    17.0          130.6
Extraordinary item, net of tax benefit....      --       2.7(f)     --                     --             --
                                            -------   ------   -------               ----------       ------
Net Income................................  $ 10.0    $ 13.7   $ 24.4                  $ 17.0        $ 130.6
                                            -------   ------   -------               ----------       ------
                                            -------   ------   -------               ----------       ------
Income per share
  Continuing operations...................  $ 0.50    $ 0.82   $ 1.06     $  0.69      $ 0.77        $  4.97         $  4.61
                                                                         ---------                                    ------
                                                                         ---------                                    ------
  Discontinued operations.................      --        --     0.06                    0.03           0.65
  Extraordinary item......................      --     (0.13)      --                      --             --
                                            -------   ------   -------               ----------       ------
  Net income per share....................  $ 0.50    $ 0.69   $ 1.12                  $ 0.80        $  5.62
                                            -------   ------   -------               ----------       ------
                                            -------   ------   -------               ----------       ------
Weighted average common shares outstanding
  (in thousands)..........................  19,778    19,778   21,794      21,794      21,315         23,237          23,237



                                                                                                      SEPTEMBER 29,
                                                                           DECEMBER 31,           ---------------------
                                                                    --------------------------                PRO FORMA
                                                                     1993      1994      1995       1996       1996(g)
                                                                    ------    ------    ------    --------    ---------
                                                                                       (IN MILLIONS)

BALANCE SHEET DATA:
Total assets.....................................................   $293.6    $282.9    $560.6     $729.7       $786.2
Long-term debt (including current portion).......................    276.4     250.2     229.6      221.1        110.0
Total stockholders' equity (deficit).............................    (25.4)    (10.8)    103.7      233.7        345.7


------------------
(a) Includes results of operations of Consolidated Cigar from March 3, 1993, the date of the Consolidated Cigar Acquisition.
(b) Reflects the restatement of 1995 results to reflect the Company's equity in the discontinued operations of PCT.
(c) Gives effect to the transactions and events described in the Notes to the Pro Forma Statement of Operations of the Company as if the transactions and events referred to therein had occurred at January 1, 1995. See 'Pro Forma Financial Data.'

(d) Reflects the initial public offering (the 'Cigar IPO') by Cigar Holdings of 6,075,000 shares of its Class A Common Stock on August 21, 1996, which resulted in a pre-tax gain of $127.8, and the related payment of the net proceeds thereof as a dividend to the Company.


(e) Includes the Company's equity in the gain on the sale by PCT of its entire operations to Parker-Hannifin in 1996.


(f) Represents prepayment premiums, fees and expenses, unamortized deferred debt issuance costs and original issue discount related to the refinancing of indebtedness at Mafco Worldwide.


(g) Gives effect to the transactions and events described in the Notes to the Pro Forma Balance Sheet of the Company as if the transactions and events referred to therein had occurred at September 29, 1996. See 'Pro Forma Financial Data.'

                                  RISK FACTORS

     Holders of the VSRs should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks in connection with holding the VSRs and, if issued, the VSR Notes.

HOLDING COMPANY STRUCTURE


     The Company is a holding company with no business operations of its own. Although the Company currently holds a significant amount of cash and marketable securities, including as a result of the Disposition and the related sale of the

VSRs to PCT International, the Company intends regularly to review possible acquisitions in connection with which such cash and marketable securities could be substantially utilized as part of the financing for such acquisitions. The Company's only other material assets are (i) its ownership of 80.2% of the outstanding shares of capital stock of Cigar Holdings (representing approximately 97.6% of the combined voting power), which owns 100% of the outstanding shares of capital stock of Consolidated Cigar, through which the Company conducts its business operations, (ii) its ownership of 100% of the outstanding shares of PCT Preferred Stock and approximately 29% of the outstanding shares of PCT Common Stock (together, representing approximately 36% of the outstanding shares of PCT Common Stock on a fully diluted basis), (iii) the Promissory Note and (iv) a pension plan asset with a book value of approximately $62.5 million at September 29, 1996. Accordingly, the Company will be dependent upon the earnings and cash flow of, and dividends and distributions from, Consolidated Cigar or other companies in which it may make investments to pay its expenses and to pay any amounts owing on the VSRs, or, if issued, the VSR Notes. There can be no assurance that Consolidated Cigar or such other companies will generate sufficient cash flow to pay dividends or distribute funds to the Company or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of the Company's subsidiaries then in effect, will permit such dividends or distributions. The terms of Consolidated Cigar's credit agreement (the 'Credit Agreement') and 10 1/2% Senior Subordinated Notes due 2003 (the 'Senior Subordinated Notes') currently restrict Consolidated Cigar from paying dividends or making distributions, each subject to certain limited exceptions. The Company's obligations under the VSRs and, if issued, the VSR Notes are structurally subordinated to the indebtedness and other liabilities of the Company's subsidiaries. See '--Indebtedness' and '--Restrictions Imposed by the Terms of the Company's Indebtedness; Consequences of Failure to Comply.'


INDEBTEDNESS


     As of September 29, 1996, after giving effect to the Disposition, the outstanding consolidated indebtedness of the Company would have been $110.0 million. The Company and, subject to certain limitations contained in their outstanding debt instruments, the subsidiaries of the Company may incur additional indebtedness to finance working capital needs, capital expenditures, acquisitions or for other purposes. See 'Description of Certain Indebtedness.'


     The Company's level of consolidated indebtedness could have important consequences to the holders of VSRs and, if issued, the VSR Notes, including the following: (i) a portion of the Company's consolidated cash flows from operations must be dedicated to the payment of the interest on and principal of its outstanding indebtedness and will not be available for other purposes, including payment of amounts owing under the VSRs or, if issued, the VSR Notes;
(ii) the ability of the Company to obtain financing in the future for working capital needs, capital expenditures, acquisitions or other purposes may be limited or impaired; (iii) the Company's level of indebtedness may reduce the Company's flexibility to respond to changing business and economic conditions; and (iv) certain of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

     The Company intends to satisfy anticipated cash requirements on a consolidated basis, including for debt service, through cash flows from operations and funds from borrowings under credit facilities. There can be no assurance, however, that cash flows from operations and funds from available borrowings under the Company's existing credit facilities will be sufficient to meet the Company's cash requirements on a consolidated basis. If the Company is unable to satisfy such cash requirements, the Company could be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, refinancing or restructuring its indebtedness, selling assets (including additional shares of capital stock of its subsidiaries) or operations, seeking capital contributions or loans from affiliates of the Company or issuing additional shares of capital stock. There can be no assurance that any of such actions could be effected, that they would enable the Company to continue to satisfy its capital requirements or that they would be permitted under the terms of the Company's various debt instruments then in effect. See '--Holding Company Structure.'

RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S INDEBTEDNESS;
CONSEQUENCES OF FAILURE TO COMPLY


     The terms and conditions of the debt instruments of Consolidated Cigar, including the Credit Agreement and the Senior Subordinated Notes, impose restrictions on Consolidated Cigar and its subsidiaries that affect, among other things, their ability to incur debt, pay dividends or make distributions, make acquisitions, create liens, sell assets, create restrictions on the payment of dividends and other payments and make certain investments. The terms of the Credit Agreement also require Consolidated Cigar to maintain specified financial ratios and satisfy certain tests, including maximum leverage ratios and minimum interest coverage ratios. In addition to limiting the overall operating and financial flexibility of the Company and its subsidiaries, the restrictions imposed by these debt instruments restrict the ability of Consolidated Cigar to pay dividends and distribute funds to the Company. As a result, the Company's ability to satisfy its obligations under the VSRs and, if issued, the VSR Notes, as well as the Company's sources of funds for other purposes, will be limited by such provision. As of September 28, 1996, there was approximately $20.0 million outstanding and $16.4 million available under the Credit Agreement and $90.0 million aggregate principal amount of Senior Subordinated Notes outstanding.



     Consolidated Cigar's obligations under the Credit Agreement are guaranteed by Cigar Holdings and by all of the domestic subsidiaries of Consolidated Cigar. Such guarantees and borrowings under the Credit Agreement are secured by first priority liens on all of the material assets of Consolidated Cigar and its domestic subsidiaries and pledges of the capital stock of all of Consolidated Cigar's subsidiaries (with certain exceptions for the capital stock of foreign subsidiaries) and a pledge of all of the shares of common stock of Consolidated Cigar owned by Cigar Holdings (collectively, the 'Collateral'). The occurrence of a change of control of Cigar Holdings would be an event of default under the Credit Agreement and would permit the lenders under the Credit Agreement to accelerate the debt outstanding thereunder and, if the debt is not paid, to proceed to realize on the Collateral. Moreover, such event would permit the holders of outstanding Senior Subordinated Notes to require the repurchase of their notes. The events that would constitute a change of control are described under 'Description of Certain Indebtedness.'


     The ability of the Company and its subsidiaries to comply with the terms of their respective debt instruments can be affected by events beyond their control, including events such as changes in prevailing economic conditions, changes in consumer preferences and changes in the competitive environment, which could have the effect of impairing the Company's operating performance, and there can be no assurance that the Company and its subsidiaries will be able to comply with the provisions of their respective debt instruments, including compliance by Consolidated Cigar with the financial ratios and tests contained in the Credit Agreement. Breach of any of these covenants or the failure to fulfill the obligations thereunder and the lapse of any applicable grace periods would result in an event of default under the applicable debt instruments, and the holders of such indebtedness could declare all amounts outstanding under their debt instruments to be due and payable immediately. Any such declaration under a debt instrument is likely to result in an event of default under one of the other debt instruments of the Company and its subsidiaries. There can be no assurance that the assets or cash flows of the Company or its subsidiaries would be sufficient to repay in full borrowings under their respective outstanding debt instruments, whether upon maturity or if such indebtedness were to be accelerated upon an event of default, or upon a required repurchase in the event of a change of control, or that the Company would be able to refinance or restructure the payments on such indebtedness. In the case of the Credit Agreement, if such indebtedness were not so repaid, refinanced or restructured, the lenders could proceed to realize on the Collateral. See '--Indebtedness,' '--Holding Company Structure' and 'Description of Certain Indebtedness.'

DECLINING MARKET FOR CIGARS THROUGH 1993

     According to industry sources, the cigar industry experienced declining consumption between 1964 and 1993 at a compound annual rate of 3.6% (and, with respect to large cigar consumption, at a compound annual rate of 5.0%). The Company experienced similar trends in the unit volume of its cigars during such period. While the cigar industry has experienced significantly better trends in unit consumption since 1993 compared to this historical trend, there can be no assurance that the recent positive trends will continue or that the Company would be able to offset any future decline in consumption. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business--Market Overview.'

EXTENSIVE AND INCREASING REGULATION OF TOBACCO PRODUCTS



     Cigar manufacturers, like other producers of tobacco products, are subject to regulation in the United States at the federal, state and local levels. Federal law has required health warnings on cigarettes since 1965 and has recently required states, in order to receive full funding for federal substance abuse block grants, to establish a minimum age of 18 years for the sale of tobacco products, together with an appropriate enforcement program. The recent trend is toward increasing regulation of the tobacco industry. A variety of bills relating to tobacco issues have been recently introduced in the Congress of the United States, including bills that would have (i) prohibited the advertising and promotion of all tobacco products and/or restricted or eliminated the deductibility of such advertising expenses; (ii) increased labeling requirements on tobacco products to include, among other things, addiction warnings and lists of additives and toxins; (iii) modified federal preemption of state laws to allow state courts to hold tobacco manufacturers liable under common law or state statutes; (iv) shifted regulatory control of tobacco products and advertisements from the U.S. Federal Trade Commission (the 'FTC') to the U.S. Food and Drug Administration (the 'FDA'); (v) increased tobacco excise taxes; and (vi) required tobacco companies to pay for health care costs incurred by the federal government in connection with tobacco related diseases. Hearings have been held on certain of these proposals; however, to date, none of such proposals have been passed by Congress. In addition, various federal agencies have recently proposed to regulate the tobacco industry. The FDA recently adopted final regulations relating to the marketing, promotion and advertisement of smokeless tobacco and cigarettes. These regulations are currently being challenged in the United States District Court for the Eastern District of North Carolina and the United States District Court for the Southern District of New York. While the Company is unable to predict the effect of these regulations on its business, these and other regulations promulgated by the FDA in the future could have a material adverse effect on the operations of the Company. Numerous proposals have also been considered at the state and local legislative level and by regulatory bodies, including restricting smoking in certain public areas, requiring cigar or pipe tobacco to carry health warnings and requiring little cigars to be 'fire-safe' (i.e., cigars that extinguish themselves if not continuously smoked). Passage of legislation requiring little cigars to be 'fire-safe' could have a material adverse effect on the Company's little cigar sales because of the technological difficulties in complying with such legislation. There can be no assurance as to the ultimate content, timing or effect of any additional regulation of tobacco products by any federal, state, local or regulatory body, and there can be no assurance that any such legislation or regulation would not have a material adverse affect on the Company's business. See 'Business--The Tobacco Industry--Regulation.'


TOBACCO INDUSTRY LITIGATION

     The cigarette industry has experienced and is experiencing significant health-related litigation involving tobacco and health issues. Plaintiffs in such litigation have and are seeking compensation and, in some cases, punitive damages, for various injuries resulting from the use of tobacco products or exposure to tobacco smoke, including health care costs. In one such recent case against a cigarette manufacturer, the plaintiffs were awarded compensatory damages totalling $750,000. Although, to date, the Company has not been the subject of any such material health-related litigation and the cigar industry has not experienced material health-related litigation, there can be no assurance that there will not be an increase in health-related litigation against the cigarette industry or similar litigation in the future against cigar manufacturers. The costs to the Company of defending prolonged litigation and any settlement or successful prosecution of any material health-related litigation against manufacturers of cigars, cigarettes or smokeless tobacco or suppliers to the tobacco industry could have a material adverse effect on the Company's business. See 'Business--The Tobacco Industry--Litigation.'

EFFECTS OF INCREASES IN EXCISE TAXES

     Cigars and pipe tobacco have long been subject to federal, state and local excise taxes, and such taxes have frequently been increased or proposed to be increased, in some cases significantly, to fund various legislative initiatives. In particular, there have been proposals by the federal government in the past to reform health care through a national program to be funded principally through increases in federal excise taxes on tobacco products. Enactment of new or significant increases in existing federal, state or local excise taxes would result in decreased unit sales of cigars and pipe tobacco, which could have a material adverse effect on the Company's business. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Taxation and Regulation--Excise Taxes' and 'Business--The Tobacco Industry--Excise Taxes.'

SUBSTANTIAL EFFECTS OF FAILURE TO RECEIVE POSSESSIONS TAX CREDIT


     The Company derives a significant amount of its income from its Puerto Rico operations. Prior to December 31, 1993, income earned by the Company from its Puerto Rico operations was generally exempt from United States federal income tax. Section 936 of the Internal Revenue Code of 1986, as amended (the 'Code'), allows a 'possessions tax credit' against United States federal income tax for the amount of United States federal income tax attributable to the Puerto Rico taxable earnings. As part of the Omnibus Budget Reconciliation Act of 1993 ('OBRA 93'), the possessions tax credit has been limited based upon a percentage of qualified wages in Puerto Rico, plus certain amounts of depreciation (the 'Current Limitation'). While the Company believes that it qualified for the possessions tax credit during 1995, 1994 and 1993, and expects that it will continue to qualify for the possessions tax credit for every year that such credit is available in amounts to offset the majority of any United States federal income tax related thereto, the future eligibility and the amounts of the credit will depend on the facts and circumstances of the Company's Puerto Rico operations during each of the taxable years subsequent to 1995. Failure to receive the Section 936 possessions tax credit attributable to the Company's Puerto Rico operations would have a material adverse effect on the Company.



     On August 20, 1996, the Small Business Job Protection Act of 1996 (the 'SBJPA') was enacted into law. Under the SBJPA, Section 936 of the Code, the

'possessions tax credit,' was repealed, subject to special grandfather rules for which the Company would be eligible, provided that the Company does not add a 'substantial new line of business.' Under the grandfather rules, for the Company's taxable years beginning after December 31, 2001 and before January 1, 2006, the Company's business income from its Puerto Rico operations eligible for the possessions tax credit would, in addition to the Current Limitation, generally be limited to its average annual income from its Puerto Rico operations, adjusted for inflation, computed during the Company's five most recent taxable years ending before October 14, 1995 and excluding the highest and lowest years. For taxable years after December 31, 2005, the possessions tax credit would be eliminated. The repeal of the possessions tax credit could have a material adverse effect on the Company for taxable years beginning after December 31, 2001 and before January 1, 2006 to the extent that the Company's annual income from its Puerto Rico operations exceeds its average annual income from its Puerto Rico operations (as computed in the manner described in the preceding sentence), and for taxable years after December 31, 2005. Although it does not currently have any definitive plans with respect thereto, the Company expects to evaluate alternatives that may be available to it in order to mitigate the effects of the SBJPA. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Taxation and Regulation--Possessions Tax Credit.'


SUBSTANTIAL EFFECTS OF ELIMINATION OF PUERTO RICO TAX EXEMPTION

     Pursuant to a grant of industrial tax exemption which expires in 2002, income earned by Congar International Corporation, an indirect wholly owned subsidiary of the Company ('CIC'), from the manufacture of cigars in Puerto Rico enjoys a 90% income tax exemption from Puerto Rican income taxes. The remaining 10% of such income is taxed at a maximum surtax rate of 45%, resulting in an effective income tax rate for such income of approximately 4.5% under current tax rates. Funds repatriated to the Company are subject to a maximum Puerto Rican tollgate tax of 10%. Legislation enacted in Puerto Rico in 1993 included a provision for prepaying a portion of these tollgate taxes effective for the 1993 fiscal year and subsequent periods. There can be no assurance that the Puerto Rico tax exemption will not be limited or eliminated in the future. Any significant limitation on or elimination of the Puerto Rico tax exemption would have a material adverse effect on the

Company. See Note 9 of the Notes to the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

CONSTRAINTS ON ABILITY TO SATISFY DEMAND

     As a result of the increased demand for its hand made premium cigars, the Company had backorders at the end of 1994 and 1995 of 3.2 million and 4.3 million cigars, respectively, and 12.0 million cigars at June 29, 1996. The Company's ability to increase its production of premium cigars and decrease its backorders is constrained by a shortage of experienced skilled laborers. Although the Company is hiring and training new skilled laborers, the training process averages up to one year and not all trainees are able to successfully complete the Company's training program. While the Company is pursuing measures to increase its production of premium cigars, there can be no assurance that these measures will be successful or that they will enable the Company to meet any future level of demand for its premium cigars. Any material inability of the Company to fill its premium cigar backorders in a timely manner could have a material adverse effect on the Company's business, including the loss of sales by the Company.


     The Company's ability to manufacture premium and mass market cigars may also be constrained by the ability of tobacco growers and suppliers to meet the Company's demands for its raw materials in a timely manner. Tobacco, as a crop that is harvested annually, restricts the ability of tobacco growers to adjust acreage grown in any given year to meet changes in market demands. In addition, increases in acreage of tobacco grown requires significant capital, which growers may be unable or unwilling to invest. If the rate of escalation in consumption of cigars and other tobacco products continues, but the supply of tobacco remains constant or increases at a lower rate than demand, the Company's ability to increase its production of cigars, and thereby reduce its backorders, could be inhibited. Although the Company has recently experienced shortages in certain types of its natural wrapper and premium cigar tobaccos due to the increase in demand for high quality natural wrapped cigars, to date, these shortages have not adversely affected cigar manufacturing or the Company's profitability. See '--Social, Political and Economic Risks Associated with Foreign Operations and International Trade,' 'Business--Backorders' and 'Business--Raw Materials.'


SOCIAL, POLITICAL AND ECONOMIC RISKS ASSOCIATED WITH FOREIGN OPERATIONS AND INTERNATIONAL TRADE

     A substantial portion of the manufacturing operations of the Company are located in territories and countries outside of the United States, including Puerto Rico, the Dominican Republic, Jamaica and Honduras, and the manufacturer and supplier of the Company's TE-AMO cigars is located in Mexico. In addition, the Company buys tobacco directly from a large number of suppliers located in territories and countries outside the United States, including Brazil, Cameroon, the Central African Republic, Costa Rica, Germany, Italy, the Dominican Republic, Paraguay, the Philippines, Indonesia, Honduras and Mexico. The Company is exposed to the risk of changes in social, political and economic conditions inherent in foreign operations and international trade, including changes in the laws and policies that govern foreign investment and international trade in territories and countries where it currently has operations and conducts international trade, as well as, to a lesser extent, changes in United States laws and regulations relating to foreign investment and trade. Any such social, political or economic changes could pose, among other things, the risk of finished product and raw material supply interruption or significant increases in finished product and raw material prices. Accordingly, there can be no assurance that any such changes in social, political or economic conditions will not have a material adverse effect on the Company's business.

CERTAIN CONTINGENT LIABILITIES; INDEMNITY INSURANCE AND INDEMNIFICATION ARRANGEMENTS



     In connection with the Abex Transactions, the Company assumed, or assumed management of, substantially all of Abex's consolidated assets and liabilities, other than those relating to PCT's aerospace business. These non-aerospace liabilities, which primarily relate to businesses previously owned by Abex and its former affiliates or their predecessors, include contingent liabilities, retiree health obligations, insurance matters, litigation matters, environmental matters and tax matters. Based upon the Company's experience to date (including the existence of what the Company believes are adequate reserves for these matters and the availability of insurance and/or indemnification arrangements from various third parties covering certain of these liabilities), the Company does not expect such liabilities to have a material adverse effect on the Company's financial condition or results of operations. However, the amount and timing of payments required for these matters are not entirely predictable, and there can be no assurance that the existing reserves or available insurance will be adequate or that the insurers and indemnitors will remain in a financial position to pay and otherwise be willing to pay under such insurance or indemnification arrangements. See 'Business--Contingent and Other Liabilities Assumed in Connection with the Abex Transactions.'


CONTROL BY MAFCO HOLDINGS


     Mafco Holdings currently indirectly owns approximately 85% of the outstanding shares of the Company Common Stock. Mafco Holdings is wholly owned by Ronald O. Perelman. As a result of Mafco Holdings' stock ownership, the Company's Board of Directors is, and is expected to continue to be, comprised entirely of designees of Mafco Holdings, and Mafco Holdings is, and is expected to continue to be, able to direct and control the policies of the Company and its subsidiaries, including with respect to mergers, sales of assets and similar transactions. The Company's Certificate of Incorporation and By-laws provide for certain procedural and other requirements that govern, among other things, an acquisition of control of the Company and transactions between the Company and Mafco Holdings. All of the shares of Company Common Stock owned by Mafco Holdings are, and shares of intermediate holding companies may from time to time be, pledged by Mafco Holdings to secure the obligations of certain of its affiliates under outstanding indebtedness. Subject to applicable law and the terms of such indebtedness, Mafco Holdings could sell any or all of the shares of Company Common Stock owned by it from time to time for any reason. In addition, such shares may be sold in the event that Mafco Holdings or its affiliates fail to comply with their obligations under the indebtedness which is secured by the pledge of such shares and the lenders thereunder proceed to realize on such security. A sale of a sufficient number of shares of Company Common Stock or of intermediate holding companies owned by Mafco Holdings may result in a change of control of the Company. The occurrence of a change of control of the Company would be an event of default under the Credit Agreement and would give the holders of the Senior Subordinated Notes the right to require the repurchase of their Notes, which could require a potential acquiror to either repay or refinance such indebtedness. See '--Restrictions Imposed by the Terms of the Company's Indebtedness; Consequences of Failure to Comply,' 'Security Ownership of Certain Beneficial Owners and Management,' 'Certain Relationships and Related Transactions--Relationship with Mafco Holdings' and 'Description of Certain Indebtedness.'


NO PRIOR MARKET FOR THE VSRS

     Prior to the Distribution, no public market for the VSRs has existed, and no public market currently exists for any VSR Notes that may be issued. Application has been made to list the VSRs on the New York Stock Exchange ('NYSE'). There can be no assurance, however, as to the development or liquidity of any trading market for the VSRs following the Distribution or, if issued, the VSR Notes.

                         BACKGROUND AND THE DISPOSITION

BACKGROUND


     On June 15, 1995, as part of the Abex Transactions, C&F Merger, a wholly owned subsidiary of Mafco Holdings, which then owned 100% of the outstanding capital stock of Cigar Holdings and Flavors Holdings, merged with and into Abex, with Abex being the surviving corporation in the Merger and being renamed Mafco Consolidated Group Inc. Prior to the Abex Transactions, Abex was engaged in an aerospace business through its then wholly owned subsidiary, PCT. In connection with the Abex Transactions, (i) holders of Abex Common Stock and related rights to acquire Abex Common Stock received in exchange therefor, among other consideration, 20% of the Company Common Stock and all of the outstanding shares of PCT Common Stock; (ii) Mafco Holdings, through its wholly owned subsidiary Mafco Consolidated Holdings, received 80% of the Company Common Stock; and (iii) the Company retained PCT Preferred Stock convertible into approximately 11% of the PCT Common Stock on a fully diluted basis (in each case, such percentages reflect the outstanding capital stock immediately following consummation of the Abex Transactions). In addition, as part of the Abex Transactions, the Company retained substantially all of Abex's consolidated assets and liabilities other than those principally related to PCT's aerospace business. Accordingly, as a result of the Abex Transactions, the Company acquired certain non-aerospace assets and assumed certain liabilities of Abex as well as acquired an interest in the PCT Preferred Stock. PCT, which became a separate publicly-traded company, continued to operate the aerospace business.



     Subsequently, and in a separate transaction, on July 17, 1995, the Company purchased 5,939,400 shares of PCT Common Stock (thereby increasing its investment in PCT to approximately 36% of the shares of PCT Common Stock then outstanding on a fully diluted basis) and 1,484,850 shares of Company Common Stock from Libra for approximately $63.9 million in cash. In connection with such purchase, the Company entered into an agreement with PCT which, subject to certain exceptions, limits the Company's ability to dispose of its shares of PCT Stock for a period of three years.


     On April 15, 1996, PCT sold its entire operations, including substantially all of its assets, to Parker-Hannifin for an aggregate cash consideration of approximately $201.1 million before transaction costs.

     On August 21, 1996, Cigar Holdings completed an initial public offering of 6,075,000 shares of its Class A Common Stock. The net proceeds to Cigar Holdings from the Cigar IPO of approximately $127.8 million were paid as a dividend to the Company. As a result of the Cigar IPO, the Company beneficially owns 80.2% of the outstanding shares of capital stock of Cigar Holdings (representing approximately 97.6% of the combined voting power), which owns 100% of the outstanding shares of capital stock of Consolidated Cigar. In connection with the Cigar IPO, Cigar Holdings issued the Promissory Note in an original principal amount of $70 million to the Company. See 'Description of Certain Indebtedness--Promissory Note.'


     On July 8, 1996, the Board of Directors of the Company authorized its management to commence discussions with PCT in order to determine whether PCT would be interested in pursuing a possible transaction between PCT and the Company, pursuant to which PCT would acquire the Company's licorice extract and other flavoring agents manufacturing and distributing business, which was conducted through Mafco Worldwide.



     In early July, PCT informed the Company that it had formed a special committee (the 'Special Committee'), which consisted of those directors of PCT who were not officers or employees of PCT or any of its affiliates (including the Company), to consider the terms of any potential transaction. The Special Committee retained Lazard Freres & Co. LLC ('Lazard Freres'), as its financial advisor, in connection with its review of any potential transaction with the Company, and the Company retained Morgan Stanley & Co. Incorporated ('Morgan Stanley') to provide a financial opinion in connection with any potential transaction with PCT.



     From early July until late October, Lazard Freres and legal counsel to the Special Committee conducted financial and legal due diligence in respect of Mafco Worldwide and its businesses. In this regard, PCT's advisors met with members of the management of Mafco Worldwide on several occasions to discuss numerous aspects of its businesses. Concurrently therewith, Lazard Freres and Morgan Stanley held discussions and negotiations regarding the terms of any potential transaction. In addition, legal counsel to the Company and legal counsel to the Special Committee exchanged drafts of, and held negotiations regarding, definitive agreements that would govern PCT's acquisition of the Flavors Common Stock.



     During September and early October, the parties negotiated the terms of a security that would be issued by the Company to PCT and then subsequently distributed to PCT's stockholders designed to provide them certain price protections in the event that the market price of PCT Common Stock did not achieve certain levels after consummation of the transaction.

     PCT has informed the Company that on October 23, 1996, Lazard Freres delivered to the Special Committee of the Board of Directors of PCT an oral opinion, which was subsequently confirmed in writing in an opinion dated October 23, 1996, to the effect that, as of such date and based upon the factors and assumptions set forth in such opinion, the consideration to be paid by PCT pursuant to the Purchase Agreement was fair from a financial point of view to PCT. In addition, on October 23, 1996, Morgan Stanley delivered to the Board of Directors of the Company an oral opinion, which was subsequently confirmed in writing in an opinion dated October 23, 1996, to the effect that, as of such date and based upon the factors and assumptions set forth in such opinion, the consideration to be received by the Company pursuant to the Purchase Agreement was fair from a financial point of view to the Company. No limitations were placed on Lazard Freres or Morgan Stanley by the Company or PCT with respect to the investigations made or the procedures followed in preparing and rendering their opinions. On October 23, 1996, at meetings of the Boards of Directors of each company, the Purchase Agreement was unanimously approved by the Boards of Directors of the Company and PCT and, in the case of PCT, by the Special Committee, and the Purchase Agreement was executed.



     In connection with the October settlement (subject to the approval of the Delaware Court of Chancery) of stockholder litigation brought subsequent to the July 8, 1996 announcement that the Company had authorized its management to commence discussions with PCT regarding a potential transaction, the terms of the transaction were reviewed and approved by the independent financial advisors for the plaintiffs.


THE DISPOSITION


     On November 25, 1996, pursuant to the Purchase Agreement, the Company sold to PCT International (i) all of the outstanding shares of Flavors Common Stock and (ii) the 23,156,502 VSRs for an aggregate consideration of $180 million. The VSRs were subsequently distributed to PCT. The net proceeds to the Company from the Disposition and the sale of the VSRs to PCT International were approximately

$172.7 million. This amount reflects estimated transaction costs related to the Disposition of approximately $7.3 million, including a payment of approximately $3.0 million pursuant to the Company's Transaction Bonus Plan. See 'Management-- Transaction Bonus Plan.' In addition, pursuant to the Purchase Agreement, PCT will be required to make deferred cash payments to the Company of $3.7 million on June 30, 1997 and $3.5 million on December 31, 1997.



     After the Disposition, the Company's only material assets are (i) its ownership of 80.2% of the outstanding shares of capital stock of Cigar Holdings (representing approximately 97.6% of the combined voting power), which owns 100% of the outstanding shares of capital stock of Consolidated Cigar, through which the Company conducts its business operations, (ii) its ownership of 100% of the outstanding shares of PCT Preferred Stock and approximately 29% of the outstanding shares of PCT Common Stock (together, representing approximately 36% of the outstanding shares of PCT Common Stock on a fully diluted basis), (iii) approximately $412.8 million in cash and marketable securities, at September 29, 1996, on a pro forma basis after giving effect to the Transactions, $172.7 million of which represents the net proceeds received by the Company in connection with the Disposition and the sale of the VSRs to PCT International,
(iv) the Promissory Note and (v) a pension plan asset with a book value of approximately $62.5 million at September 29, 1996. The Company expects to use its cash, including the net proceeds from the Disposition and the sale of the VSRs, for general corporate purposes, including acquisitions, although no specific acquisition is currently contemplated by the Company, and pursuant to the Company's share repurchase program. Accordingly, there can be no assurance that such proceeds will be available to pay any of the Company's obligations under the VSRs or, if issued, the VSR Notes. See 'Risk Factors' and 'Business.' For a discussion of the Company's material liabilities, see 'Business--Contingent and Other Liabilities Assumed in Connection with the Abex Transactions' and 'Description of Certain Indebtedness.'



     Immediately following the Disposition, PCT International contributed all the outstanding shares of common stock of Pneumo Abex, a wholly owned subsidiary of PCT International, to Flavors Holdings and Flavors Holdings contributed such shares to Mafco Worldwide, which resulted in Pneumo Abex becoming a wholly owned subsidiary of Mafco Worldwide. Thereafter, Mafco Worldwide merged (the 'Mafco Worldwide Merger') with and into Pneumo Abex with Pneumo Abex being the surviving corporation, the directors of Mafco Worldwide becoming the directors of Pneumo Abex and Pneumo Abex becoming a wholly owned subsidiary of Flavors Holdings. After giving effect to the Disposition and the Mafco Worldwide Merger, the business formerly conducted by Mafco Worldwide is now conducted by Pneumo Abex as the successor in the Mafco Worldwide Merger. The following chart sets forth in simplified form the ownership structure of PCT following the Disposition and the Mafco Worldwide Merger:



                        Power Control Technologies Inc.
                                    ('PCT')
                         100%

                        PCT International Holdings Inc.
                             ('PCT International')
                         100%

                             Flavors Holdings Inc.
                             ('Flavors Holdings')
                         100%

                            Pneumo Abex Corporation
                        ('Pneumo Abex,' as successor to
                         Mafco Worldwide Corporation)

                                THE DISTRIBUTION


     On December   , 1996, the Board of Directors of PCT declared a
distribution, payable to the holders of record of PCT Stock of one VSR of the Company for each share of PCT Common Stock and 125 VSRs of the Company for each share of PCT Preferred Stock, in each case owned at the close of business on the Record Date. The distribution ratio of the VSRs was determined by the Company and PCT in order to achieve a pro rata distribution based upon the conversion ratio of the PCT Preferred Stock into PCT Common Stock (1:125). The Distribution will occur, and certificates representing the VSRs will be mailed to PCT's
stockholders, on or about December   , 1996. PCT will effect the Distribution by
providing for the delivery of the VSRs to PCT's Registrar for distribution to the holders of record of PCT Common Stock and PCT Preferred Stock on the Record Date. A total of up to 23,156,502 VSRs will be distributed to PCT's stockholders, including 8,439,400 VSRs to be distributed to the Company with respect to its shares of PCT Stock. PCT will bear the costs related to the Distribution.


     The VSRs were originally issued to PCT International in connection with the Disposition and were subsequently distributed to PCT.

     No PCT stockholder will be required to pay any cash or other consideration for the VSRs received in the Distribution, and the Company will not receive any proceeds from the Distribution. In addition, no PCT stockholder will be required to surrender or exchange shares of PCT Common Stock or PCT Preferred Stock in order to receive the VSRs, nor will the Distribution affect the number of, or the rights attaching to, outstanding shares of PCT Common Stock or PCT Preferred Stock.


     Each VSR entitles the holder thereof to a payment from the Company equal to the difference between $11.00, subject to adjustment, and the 30-Day Average Market Price of a share of PCT Common Stock on January 1, 1999, if lower, up to a maximum of $3.25 per VSR, payable, at the option of the Company, in either cash or, under certain circumstances, the VSR Notes issued by the Company (subject to qualification under the TIA). Pursuant to the VSR Agreement, the Company has the right to call the VSRs on each April 1, July 1, October 1 and January 1 from and including April 1, 1997 to and including October 1, 1998. If the Company calls the VSRs on or before January 1, 1998, holders thereof will be entitled to receive a cash payment equal to the greater of (i) $0.50 and (ii) the difference between $10.25, subject to adjustment, and the 30-Day Average Market Price of a share of PCT Common Stock, if lower, on such Optional Call Date, up to a maximum of $3.25 per VSR. If the Company calls the VSRs after January 1, 1998, holders thereof will be entitled to receive a cash payment, if any, equal to the difference between $11.00, subject to adjustment, and the 30-Day Average Market Price of a share of PCT Common Stock, if lower, on such Optional Call Date, up to a maximum of $3.25 per VSR. The Company's obligations under the VSRs and, if issued, the VSR Notes are structurally subordinated to the indebtedness and other liabilities of the Company's subsidiaries. On a pro forma basis, after giving effect to the Disposition, the Distribution and the other Transactions at

June 30, 1996, approximately $147.1 million of indebtedness and other liabilities of the Company's subsidiaries would have been structurally senior to the VSRs and, if issued, the VSR Notes.


     An application has been made to list the VSRs on the NYSE under the symbol ' .' The VSRs will be freely transferable, except for VSRs received by persons who may be deemed to be 'affiliates' of the Company under the Securities Act. Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, the Company and may include the directors and principal executive officers of the Company as well as any principal stockholder of the Company. Persons who are affiliates of the Company will be permitted to sell their VSRs only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, including an exemption contained in Rule 144 thereunder.



                      CERTAIN INFORMATION RELATING TO PCT



BUSINESS OF PCT



     PCT is a holding company with no business operations of its own. PCT conducts its business operations through its indirect, wholly owned subsidiary,

Pneumo Abex. From the consummation of the Disposition and the Mafco Worldwide Merger, Pneumo Abex, doing business under the name 'Mafco Worldwide Corporation,' has conducted the business formerly operated by Mafco Worldwide.



     Mafco Worldwide is the only manufacturer of licorice extract in the United States, and Mafco Worldwide believes that it manufactures more than 70% of all licorice extract sold to end-users worldwide. Mafco Worldwide is the leading supplier of licorice extract to the major U.S. and international cigarette manufacturers and also sells licorice extract to U.S. manufacturers of pipe and smokeless tobacco (chewing tobacco and snuff) and worldwide confectioners, food processors and pharmaceutical manufacturers for use as flavoring or masking agents. In addition, Mafco Worldwide sells licorice root residue as a garden mulch under the name RIGHT DRESS. Mafco Worldwide's other products include non-licorice natural flavors, spices and botanicals that are used as flavoring ingredients in food and tobacco products.



DIRECTORS AND EXECUTIVE OFFICERS



     The directors and executive officers of PCT prior to the Disposition remained as the directors and executive officers of PCT following the Disposition, except that Theo W. Folz, who is also the President and Chief Executive Officer of Mafco Consolidated Group's Tobacco Products Group, was named President and Chief Executive Officer and J. Eric Hanson was named Executive Vice President of Finance and Administration of PCT. Mr. Folz is also expected to become a director of PCT.



MARKET PRICE DATA



     The PCT Common Stock is listed on the NYSE and began trading on June 16, 1995, immediately following consummation of the Abex Transactions. The following table sets forth, for the calendar quarters indicated, the high and low closing prices per share of the PCT Common Stock on the NYSE based on published financial sources:



                                                                                           HIGH      LOW
                                                                                           ----      ---
CALENDAR 1995
  Second Quarter (since June 16, 1995)..................................................    $6 3/4    $5
  Third Quarter.........................................................................     8 1/8     6 3/8

  Fourth Quarter........................................................................     8 1/4     7 1/8
CALENDAR 1996
  First Quarter.........................................................................     9 5/8     7 3/8
  Second Quarter........................................................................     9 3/4     8 1/2
  Third Quarter.........................................................................     9 3/8     7 1/4
  Fourth Quarter (through December 9)...................................................     8 1/2     7 3/8



     On December 9, 1996, the most recent practicable date prior to the date of this Prospectus, the closing price per share of PCT Common Stock on the NYSE was $7 3/4.



AVAILABLE INFORMATION



     PCT is subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, PCT files proxy statements, reports and other information with the Commission. This filed material can be obtained through the Commission or the NYSE. See 'Available Information.'

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data set forth below reflect the results of operations and financial position of the Company, including its operating subsidiary Consolidated Cigar, its former operating subsidiary Mafco Worldwide and the assets and liabilities of Abex, for the periods indicated. On June 15, 1995, as part of the Abex Transactions, C&F Merger, a wholly owned subsidiary of Mafco Holdings, which then owned 100% of the outstanding capital stock of Cigar Holdings and Flavors Holdings, merged with and into Abex, with Abex being the surviving corporation in the Merger and being renamed Mafco Consolidated Group Inc. The Merger was accounted for as a purchase of certain assets and the assumption of certain liabilities of Abex, with C&F Merger treated as the acquiror for accounting purposes. On March 3, 1993, Mafco Holdings completed the Consolidated Cigar Acquisition. Accordingly, the selected historical financial data reflect for the periods (i) from June 15, 1995, the consolidated results of Cigar Holdings and Flavors Holdings and the assets and liabilities of Abex acquired in the Merger, (ii) from March 3, 1993 to June 15, 1995, the combined results of Cigar Holdings and Flavors Holdings and (iii) prior to March 3, 1993, the results of Flavors Holdings or its predecessors.


     The following selected historical financial data should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements of the

Company and the notes thereto included elsewhere in this Prospectus. The selected historical financial data as of and for the nine month periods are unaudited but, in the opinion of the Company, include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the financial data for such periods. The results for such interim periods are not necessarily indicative of the results for the full fiscal year.


                                                                                                                     NINE MONTH
                                                                                                                       PERIOD
                                                                                                                       ENDED
                                                                             YEAR ENDED DECEMBER 31,                 ----------
                                                                 ------------------------------------------------    OCTOBER 1,
                                                                  1991      1992     1993(a)     1994     1995(b)     1995(b)
                                                                 ------    ------    -------    ------    -------    ----------
                                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales...................................................   $ 95.5    $100.1    $202.6     $226.9    $261.1       $195.3
  Cost of sales...............................................     58.4      60.4     125.0      136.0     154.0        115.3
                                                                 ------    ------    -------    ------    -------    ----------
  Gross profit................................................     37.1      39.7      77.6       90.9     107.1         80.0
  Selling, general and administrative expenses................      8.1       8.9      33.9       37.9      51.4         37.2
                                                                 ------    ------    -------    ------    -------    ----------
  Operating income............................................     29.0      30.8      43.7       53.0      55.7         42.8
  Interest expense............................................     13.9      16.5      26.5       27.5      27.2         20.4
  Interest, investment and dividend income....................     (0.4)     (0.5)     (0.1)      (0.2)     (6.0)        (2.8)
  Amortization of deferred charges and bank fees..............      1.1       1.6       2.0        2.0       2.1          1.5
  Equity in earnings from continuing operations and preferred
    dividends of PCT..........................................       --        --        --         --      (0.7)        (0.4)
  Gain on Cigar IPO...........................................       --        --        --         --        --           --
  Other (income) expenses, net................................      1.1       0.2      (0.2)      (0.2)      0.3          0.2
                                                                 ------    ------    -------    ------    -------    ----------
  Income from continuing operations before income taxes.......     13.3      13.0      15.5       23.9      32.8         23.9
  Provision for income taxes..................................      5.0       4.8       5.5        7.5       9.7          7.5
                                                                 ------    ------    -------    ------    -------    ----------
  Income from continuing operations...........................      8.3       8.2      10.0       16.4      23.1         16.4
  Discontinued operations
    Equity in discontinued operations of PCT, net of income
      taxes...................................................       --        --        --         --       1.3          0.6
                                                                 ------    ------    -------    ------    -------    ----------
  Income before extraordinary item............................      8.3       8.2      10.0       16.4      24.4         17.0
  Extraordinary item, net of tax benefit......................       --       7.6(e)     --        2.7(e)     --           --
                                                                 ------    ------    -------    ------    -------    ----------
  Net income..................................................   $  8.3    $  0.6    $ 10.0     $ 13.7    $ 24.4       $ 17.0
                                                                 ------    ------    -------    ------    -------    ----------
                                                                 ------    ------    -------    ------    -------    ----------
  Earnings per share
    Continuing operations.....................................   $ 0.42    $ 0.41    $ 0.50     $ 0.82    $ 1.06       $ 0.77
    Discontinued operations...................................       --        --        --         --      0.06         0.03
    Extraordinary item........................................       --     (0.38)       --      (0.13)       --           --
                                                                 ------    ------    -------    ------    -------    ----------

    Net income per share......................................   $ 0.42    $ 0.03    $ 0.50     $ 0.69    $ 1.12       $ 0.80
                                                                 ------    ------    -------    ------    -------    ----------
                                                                 ------    ------    -------    ------    -------    ----------
  Weighted average common shares outstanding (in thousands)...   19,778    19,778    19,778     19,778    21,794       21,315

OTHER DATA:
  Ratio of earnings to fixed charges(f).......................     1.9x      1.7x      1.5x       1.8x      2.1x         2.1x


                                                                                   DECEMBER 31,
                                                                 ------------------------------------------------
                                                                  1991      1992      1993       1994      1995
                                                                 ------    ------    -------    ------    -------
                                                                                     (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
  Total assets................................................   $ 89.3    $ 82.6    $293.6     $282.9    $560.6
  Long-term debt (including current portion)..................    136.8     134.2     276.4      250.2     229.6
  Total stockholders' equity (deficit)........................    (66.1)    (67.6)    (25.4)     (10.8)    103.7


                                                                SEPTEMBER 29,
                                                                    1996
                                                                -------------
STATEMENT OF OPERATIONS DATA:
  Net sales...................................................     $ 230.4
  Cost of sales...............................................       131.9
                                                                    ------
  Gross profit................................................        98.5
  Selling, general and administrative expenses................        40.0
                                                                    ------
  Operating income............................................        58.5
  Interest expense............................................        19.3
  Interest, investment and dividend income....................        (7.1)
  Amortization of deferred charges and bank fees..............         1.5
  Equity in earnings from continuing operations and preferred
    dividends of PCT..........................................        (2.8)
  Gain on Cigar IPO...........................................      (127.8)(c)
  Other (income) expenses, net................................         0.8
                                                                    ------
  Income from continuing operations before income taxes.......       174.6
  Provision for income taxes..................................        59.1
                                                                    ------
  Income from continuing operations...........................       115.5
  Discontinued operations
    Equity in discontinued operations of PCT, net of income
      taxes...................................................        15.1(d)
                                                                    ------
  Income before extraordinary item............................       130.6
  Extraordinary item, net of tax benefit......................          --
                                                                    ------

  Net income..................................................     $ 130.6
                                                                    ------
                                                                    ------
  Earnings per share
    Continuing operations.....................................     $  4.97
    Discontinued operations...................................        0.65
    Extraordinary item........................................          --
                                                                    ------
    Net income per share......................................     $  5.62
                                                                    ------
                                                                    ------
  Weighted average common shares outstanding (in thousands)...      23,237

OTHER DATA:
  Ratio of earnings to fixed charges(f).......................        9.2x

                                                                SEPTEMBER 29,
                                                                    1996
                                                                -------------

BALANCE SHEET DATA:
  Total assets................................................     $ 729.7
  Long-term debt (including current portion)..................       221.1
  Total stockholders' equity (deficit)........................       233.7


------------------
(a) Includes results of operations of Consolidated Cigar from March 3, 1993, the date of the Consolidated Cigar Acquisition.
(b) Reflects the restatement of 1995 results to reflect the Company's equity in the discontinued operations of PCT.

(c) Reflects the Cigar IPO, which resulted in a pre-tax gain of $127.8, and the related payment of the net proceeds thereof as a dividend to the Company.


(d) Includes the Company's equity in the gain on the sale by PCT of its entire operations to Parker-Hannifin.


(e) Represents prepayment premiums, fees and expenses, unamortized deferred debt issuance costs and original issue discount related to the refinancing of indebtedness at Mafco Worldwide.


(f) Ratio of earnings to fixed charges is expressed as the ratio of earnings from continuing operations before income taxes, plus fixed charges to fixed charges. Fixed charges consist principally of interest on debt, amortization of deferred charges and interest component of rental expense.

                            PRO FORMA FINANCIAL DATA


     The unaudited pro forma statements of operations for the year ended December 31, 1995 and the nine-month period ended September 29, 1996 give pro forma effect to the Flavors Dividend, the Disposition and the Distribution (the 'Transactions'), assuming that the Transactions had been consummated on January 1, 1995, and the unaudited pro forma balance sheet as of September 29, 1996, gives pro forma effect to the Transactions, assuming that the Transactions had been consummated on September 29, 1996. The pro forma adjustments are based upon available information and certain assumptions that the management of the Company believes are reasonable. The pro forma financial data do not purport to represent the results of operations or the financial position of the Company that actually would have occurred had the Transactions been consummated on the aforesaid dates, or project the results of operations or financial position of the Company and its subsidiaries for any future date or period.


     The following unaudited pro forma financial data should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                       PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 29, 1996
                             (DOLLARS IN MILLIONS)



                                                                                 FLAVORS
                                                                 COMPANY        HOLDINGS         PRO FORMA      COMPANY
                                                                HISTORICAL    HISTORICAL(a)     ADJUSTMENTS    PRO FORMA
                                                                ----------    -------------     -----------    ---------
                           ASSETS
Current assets:
  Cash, cash equivalents and trading securities..............     $244.6         $  (9.9)         $   5.4 (b)   $ 412.8
                                                                                                    172.7 (c)
  Notes and trade receivables, net...........................       31.3           (12.1)             3.7 (c)      22.9
  Inventories................................................       91.0           (43.9)              --          47.1
  Prepaid expenses and other.................................       23.8            (1.3)              --          22.5
                                                                ----------    -------------     -----------    ---------
    Total current assets.....................................      390.7           (67.2)           181.8         505.3
Property, plant and equipment, net...........................       48.0           (10.5)              --          37.5
Pension asset................................................       62.5              --               --          62.5
Investment in PCT preferred and common stock.................       73.5              --            (45.2)(d)      28.3
Trademarks, net..............................................       31.4              --               --          31.4
Intangible assets related to businesses acquired, net........       61.4            (1.4)              --          60.0
Other assets.................................................       62.2            (4.5)             3.5 (c)      61.2
                                                                ----------    -------------     -----------    ---------
                                                                  $729.7         $ (83.6)         $ 140.1       $ 786.2
                                                                ----------    -------------     -----------    ---------
                                                                ----------    -------------     -----------    ---------
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long term debt..........................     $ 11.2         $ (11.2)         $    --       $    --
  Accounts payable...........................................       14.7            (4.4)              --          10.3
  Accrued expenses and other.................................       63.8            (9.1)            43.5 (e)      98.2
                                                                ----------    -------------     -----------    ---------
    Total current liabilities................................       89.7           (24.7)            43.5         108.5
Long-term debt...............................................      209.9           (99.9)              --         110.0
VSRs.........................................................                                        47.8 (c)      47.8
Other liabilities............................................      196.4            (3.1)           (19.1)(e)     174.2
Stockholders' equity:
  Common stock...............................................        0.2                               --           0.2
  Additional paid-in-capital.................................      167.1                               --         167.1
  Retained earnings..........................................       95.0            45.4              5.4 (b)(c)  208.3
                                                                                                    132.1 (c)
                                                                                                    (45.2)(d)
                                                                                                    (24.4)(e)
  Currency translation adjustment............................        1.3            (1.3)              --            --
  Treasury stock at cost.....................................      (29.9)             --               --         (29.9)

                                                                ----------    -------------     -----------    ---------
  Total stockholders' equity.................................      233.7            44.1 (c)         67.9         345.7
                                                                ----------    -------------     -----------    ---------
                                                                  $729.7         $ (83.6)         $ 140.1       $ 786.2
                                                                ----------    -------------     -----------    ---------
                                                                ----------    -------------     -----------    ---------



                                                 (Footnotes follow on next page)

------------------


(a) Reflects the elimination of the historical balance sheet of Flavors Holdings in connection with the Disposition.



(b) Reflects the Flavors Dividend paid by Flavors Holdings to the Company prior to the Disposition of $5.4.



(c) Reflects (i) the Disposition and the issuance of the VSRs, net of the distribution of the VSRs to PCT stockholders (14,717,102 VSRs issued to stockholders of PCT other than the Company, at the maximum payment per VSR of $3.25) for net cash proceeds of $172.7 ($180.0 less estimated transaction expenses of $7.3) and deferred cash payments of $7.2; (ii) the distribution of the VSRs to PCT's stockholders and (iii) the resulting pre-tax gain of $181.6, prior to the deferral of a portion of gain (see Note (d)), calculated as follows:



Net cash proceeds....................................................................   $172.7
Deferred cash payments...............................................................      7.2
Less: VSR obligation representing the contingent gain on the Disposition...............    (47.8)
                                                                                        ------
                                                                                         132.1
Flavors Holdings stockholder's deficit...............................................     44.1
Flavors Dividend.....................................................................      5.4
                                                                                        ------
Pre-tax gain prior to deferral.......................................................   $181.6
                                                                                        ------
                                                                                        ------




(d) Reflects the deferral of a portion of the gain, net of taxes on the Disposition, corresponding to the Company's continuing 29% equity interest in PCT following the Disposition, which is shown as a reduction in the investment in PCT Stock.



(e) Reflects the tax effect of the gain to the Company on the Disposition, prior to the deferral of a portion of the gain (see Note (d)).

                       PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)


                                                                                  FLAVORS
                                                                  COMPANY        HOLDINGS        PRO FORMA      COMPANY
                                                                 HISTORICAL    HISTORICAL(a)    ADJUSTMENTS    PRO FORMA
                                                                 ----------    -------------    -----------    ---------
Net sales.....................................................    $   261.1      $  (103.2)       $    --      $  157.9
Cost of sales.................................................        154.0          (60.0)                        94.0
                                                                 ----------    -------------    -----------    ---------
Gross profit..................................................        107.1          (43.2)            --          63.9
Selling, general and administrative expenses..................         51.4           (9.2)                        42.2
                                                                 ----------    -------------    -----------    ---------
Operating income..............................................         55.7          (34.0)            --          21.7
Interest expense..............................................        (27.2)          13.5                        (13.7)
Interest, investment and dividend income......................          6.0           (0.5)                         5.5
Amortization of deferred charges and bank fees................         (2.1)           1.1                         (1.0)
Equity in earnings from continuing operations and preferred
  dividends of PCT............................................          0.7             --            4.3 (b)       5.0
Other income (expense), net...................................         (0.3)           0.1                         (0.2)
                                                                 ----------    -------------    -----------    ---------
Income from continuing operations before income taxes.........         32.8          (19.8)           4.3          17.3
Provision for income taxes....................................         (9.7)           7.7           (0.3)(c)      (2.3)
                                                                 ----------    -------------    -----------    ---------
Income from continuing operations.............................    $    23.1      $   (12.1)       $   4.0      $   15.0
                                                                 ----------    -------------    -----------    ---------
                                                                 ----------    -------------    -----------    ---------
Earnings per share from continuing operations.................    $    1.06                                    $   0.69
Weighted average number of shares outstanding (in
  thousands)..................................................       21,794                                      21,794

Ratio of earnings to fixed charges(d).........................         2.1x                                        2.1x


------------------

(a) Reflects the elimination of the historical statement of operations of Flavors Holdings in connection with the Disposition.



(b) Reflects the increase in the Company's equity in earnings from continuing operations of PCT attributable to the Disposition.



(c) Reflects the tax effect, based on the utilization of a dividend received deduction, of the pro forma adjustments.



(d) Ratio of earnings to fixed charges is expressed as the ratio of earnings from continuing operations before income taxes, plus fixed charges to fixed charges. Fixed charges consist principally of interest on debt, amortization of deferred charges and interest component of rental expense.

                       PRO FORMA STATEMENT OF OPERATIONS
                   NINE MONTH PERIOD ENDED SEPTEMBER 29, 1996
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)



                                                                                  FLAVORS
                                                                  COMPANY        HOLDINGS        PRO FORMA      COMPANY
                                                                 HISTORICAL    HISTORICAL(A)    ADJUSTMENTS    PRO FORMA
                                                                 ----------    -------------    -----------    ---------
Net sales.....................................................    $   230.4      $   (77.7)                     $ 152.7
Cost of sales.................................................        131.9          (43.6)                        88.3
                                                                 ----------    -------------    -----------    ---------
Gross profit..................................................         98.5          (34.1)            --          64.4
Selling, general and administrative expenses..................         40.0           (6.5)                        33.5
                                                                 ----------    -------------    -----------    ---------
Operating income..............................................         58.5          (27.6)            --          30.9
Interest expense..............................................        (19.3)           9.4                         (9.9)
Interest, investment and dividend income......................          7.1           (0.3)                         6.8

Amortization of deferred charges and bank fees................         (1.5)           0.9                         (0.6)
Equity in earnings from continuing operations and preferred
  dividends of PCT............................................          2.8             --            2.7(b)        5.5
Gain on Cigar IPO.............................................        127.8                                       127.8
Other income (expense), net...................................         (0.8)          (0.1)                        (0.9)
                                                                 ----------    -------------    -----------    ---------
Income from continuing operations before income taxes.........        174.6          (17.7)           2.7         159.6
Provision for income taxes....................................        (59.1)           6.9           (0.2)(c)     (52.4)
                                                                 ----------    -------------    -----------    ---------
Income from continuing operations.............................    $   115.5      $   (10.8)       $   2.5       $ 107.2
                                                                 ----------    -------------    -----------    ---------
                                                                 ----------    -------------    -----------    ---------
Earnings per share from continuing operations.................    $    4.90                                     $  4.61
Weighted average number of shares outstanding (in
  thousands)..................................................       23,237                                      23,237
Ratio of earnings to fixed charges(d).........................         9.2x                                       15.4x


------------------

(a) Reflects the elimination of the historical statement of operations of Flavors Holdings in connection with the Disposition.



(b) Reflects the increase in the Company's equity in earnings from continuing operations of PCT attributable to the Disposition.



(c) Reflects the tax effect, based on the utilization of a dividend received deduction, of the pro forma adjustments.



(d) Ratio of earnings to fixed charges is expressed as the ratio of earnings from continuing operations before income taxes, plus fixed charges to fixed charges. Fixed charges consist principally of interest on debt, amortization of deferred charges and interest component of rental expense.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

GENERAL


     On June 15, 1995, as part of the Abex Transactions, C&F Merger, a wholly owned subsidiary of Mafco Holdings, which then owned 100% of the outstanding capital stock of Cigar Holdings and Flavors Holdings, merged with and into Abex, with Abex being the surviving corporation in the Merger and being renamed Mafco Consolidated Group Inc. The Merger was accounted for as a purchase of certain assets and the assumption of certain liabilities of Abex, with C&F Merger treated as the acquiror for accounting purposes. On March 3, 1993, Mafco Holdings completed the Consolidated Cigar Acquisition. The Company's results of operations and financial condition discussed below reflect for the periods (i) from June 15, 1995, the consolidated results of Cigar Holdings and Flavors Holdings and the assets and liabilities of Abex acquired in the Merger, (ii) from March 3, 1993 to June 15, 1995, the combined results of Cigar Holdings and Flavors Holdings and (iii) prior to March 3, 1993, the results of Flavors Holdings or its predecessors. On August 21, 1996, Cigar Holdings completed the Cigar IPO, as a result of which the Company beneficially owns 80.2% of the outstanding shares of capital stock of Cigar Holdings (representing approximately 97.6% of the combined voting power), which owns 100% of the outstanding shares of capital stock of Consolidated Cigar.


     The Company's results of operations have been, and continue to be, affected by certain trends in the tobacco products industry, including issues relating to taxation and regulation, as well as by certain constraints on the Company's ability to satisfy demand, particularly for its handmade premium products. See 'Business--Market Overview,' '--The Tobacco Industry' and '--Backorders.'



PRO FORMA RESULTS OF OPERATIONS



     On November 25, 1996, the Company sold all the outstanding shares of Flavors Common Stock to PCT International. The following discussion of pro forma statement of operations data gives effect to the Flavors Dividend, the Disposition and the Distribution assuming that such transactions had been consummated on January 1, 1995. For the year ended December 31, 1994, the pro forma financial data reflects the results of operations of Consolidated Cigar. The following discussion should be read in conjunction with 'Pro Forma Financial Data.'



  Pro Forma Nine Month Period Ended September 29, 1996 Compared with the Pro Forma Nine Month Period Ended October 1, 1995



     Pro forma net sales in the first nine months of 1996 and 1995 were $152.7 million and $115.1 million, respectively, an increase of $37.6 million or 32.7%. The increase in net sales was primarily due to higher sales of cigars. Cigar sales increased primarily as a result of both a shift in sales mix to higher priced cigars and price increases on certain cigar brands and, to a lesser extent, an increase in cigar unit volume, particularly in the premium market.




     Pro forma cost of sales were $88.3 million and $68.3 million in the first nine months of 1996 and 1995, respectively, an increase of $20.0 million or 29.3%. The increase in cost of sales in 1996 was due primarily to the increase in sales and increases in the costs of raw materials for cigars. As a percentage of sales, cost of sales improved to 57.8% in 1996 from 59.3% in 1995 primarily due to fixed manufacturing costs spread over increased production.



     Pro forma SG&A expenses were $33.5 million and $30.4 million in the first nine months of 1996 and 1995, respectively. This increase was primarily due to increased compensation, marketing and selling expenses. As a percentage of net sales, SG&A expenses were 21.9% in the 1996 period and 26.4% in the 1995 period. The decrease was primarily due to SG&A expenses increasing at a lower rate relative to the increase in net sales.



     Pro forma interest expense was $9.9 million and $10.1 million in the first nine months of 1996 and 1995, respectively. The decrease was primarily due to a lower amount of debt outstanding during 1996 as compared to 1995.

     Pro forma interest, investment and dividend income was $6.8 million and $2.5 million in the first nine months of 1996 and 1995, respectively. The increase primarily reflects interest income on invested cash acquired in connection with the C&F Merger and the Cigar IPO.



     Pro forma equity in earnings from continuing operations of PCT represents the Company's interest in the continuing operations of PCT Common Stock acquired in July 1995, preferred dividends on the Company's investment in PCT Preferred Stock and the results of operations of Flavors Holdings as a result of the Disposition.



     The pro forma provision for income taxes as a percentage of income from continuing operations before income taxes was 32.8% and 15.3% in the first nine months of 1996 and 1995, respectively. The increase in the effective rate is due to an increase in income from U.S. operations which primarily relates to the gain on the Cigar IPO subject to state and federal income taxes during 1996 partially offset by a tax benefit associated with the Company's operations in Puerto Rico. In addition, the 1995 tax provision also reflects a tax benefit associated with the utilization of Consolidated Cigar's net operating loss carryforwards.




  Pro Forma Year Ended December 31, 1995 Compared to Pro Forma Year Ended December 31, 1994



     Pro forma net sales were $157.9 million and $131.5 million in 1995 and 1994, respectively, an increase of $26.4 million or 20.1%. The increase in net sales was primarily due to higher sales of cigars. Cigar sales increased primarily as a result of an increase in cigar unit volume, particularly in the premium market and, to a slightly lesser extent, a sales mix shift to higher priced cigars and price increases on certain cigar brands.



     Pro forma cost of sales were $94.0 million and $78.8 million in 1995 and 1994, respectively, an increase of $15.2 million or 19.3%. The increase in cost of sales for 1995 was due primarily to the increase in sales and increases in the costs of raw materials. As a percentage of sales, cost of sales decreased to 59.5% in 1995 from 59.9% in 1994, primarily due to fixed manufacturing costs spread over increased net sales.



     Pro forma SG&A expenses were $42.2 million and $29.4 million in 1995 and 1994, respectively, an increase of $12.8 million or 43.5%. As a percentage of net sales, SG&A expenses increased to 26.7% in 1995 from 22.4% in 1994. The increase primarily reflects compensation, public company and other incremental SG&A expenses incurred by the Company since the C&F Merger and increased marketing and selling expenses of the Company's operating business.



     Pro forma interest expense, net was $13.7 million and $12.8 million in 1995 and 1994, respectively. The increase of $0.9 million was due to interest accretion on certain liabilities assumed by the Company in the C&F Merger partially offset by a lower amount of average debt outstanding in 1995.



     Pro forma interest, investment and dividend income was $5.5 million and $0 in 1995 and 1994, respectively. The increase was primarily due to the investment of assets acquired by the Company in connection with the Abex Transactions in cash equivalents such as repurchase agreements, commercial paper, time deposits and money market investments and dividend income on the PCT Preferred Stock. The Company expects to continue to invest in cash equivalents and marketable securities pending its use for general corporate purposes, including acquisitions, and pursuant to its share repurchase program.



RESULTS OF OPERATIONS




     The following table sets forth certain historical statement of operations data (dollars in millions):


                                             YEAR ENDED DECEMBER 31,                            NINE MONTH PERIOD ENDED
                             --------------------------------------------------------    --------------------------------------
                                   1993                1994                1995          OCTOBER 1, 1995     SEPTEMBER 29, 1996
                             ----------------    ----------------    ----------------    ----------------    ------------------
Net sales.................   $202.6     100.0%   $226.9     100.0%   $261.1     100.0%   $195.3     100.0%         $230.4
Cost of sales.............    125.0      61.6     136.0      59.9     154.0      59.0     115.3      59.0           131.9
Gross profit..............     77.6      38.4      90.9      40.1     107.1      41.0      80.0      41.0            98.5
Selling, general and
  administrative
  expenses................     33.9      16.7      37.9      16.7      51.4      19.7      37.2      19.0            40.0
Operating income..........     43.7      21.7      53.0      23.4      55.7      21.3      42.8      22.0            58.5


Net sales.................         100.0%
Cost of sales.............          57.2
Gross profit..............          42.8
Selling, general and
  administrative
  expenses................          17.4
Operating income..........          25.4

  Nine Month Period Ended September 29, 1996 Compared with the Nine Month Period Ended October 1, 1995



     Net sales in the first nine months of 1996 and 1995 were $230.4 million and $195.3 million, respectively, an increase of $35.1 million or 18.0%. The increase in net sales was primarily due to higher sales of cigars. Cigar sales increased primarily as a result of both a shift in sales mix to higher priced cigars and price increases on certain cigar brands and, to a lesser extent, an increase in cigar unit volume, particularly in the premium market.



     Cost of sales were $131.9 million and $115.3 million in the first nine months of 1996 and 1995, respectively, an increase of $16.6 million or 14.4%.

The increase in cost of sales in 1996 was due primarily to the increase in sales and increases in the costs of raw materials for cigars. As a percentage of sales, cost of sales improved to 57.2% in 1996 from 59.0% in 1995 primarily due to fixed manufacturing costs spread over increased production and an insurance recovery in 1996 related to damaged inventory of $0.5 million above cost.



     SG&A expenses were $40.0 million and $37.2 million in the first nine months of 1996 and 1995, respectively. This increase was primarily due to increased compensation, marketing and selling expenses, partially offset by a bad debt recovery. As a percentage of net sales, SG&A expenses were 17.4% in the 1996 period and 19.0% in the 1995 period. The decrease was primarily due to SG&A expenses increasing at a lower rate relative to the increase in net sales.



     Interest expense was $19.3 million and $20.4 million in the first nine months of 1996 and 1995, respectively. The decrease was primarily due to a lower average amount of debt outstanding during 1996 as compared to 1995.



     Interest, investment and dividend income was $7.1 million and $2.8 million in the first nine months of 1996 and 1995, respectively. The increase primarily reflects interest income on invested cash acquired in connection with the C&F Merger and the Cigar IPO.



     Equity in earnings from continuing operations of PCT represents the Company's interest in the continuing operations of PCT Common Stock acquired in July 1995 and preferred dividends on the Company's investment in PCT Preferred Stock.



     The provision for income taxes as a percentage of income from continuing operations before income taxes was 33.8% and 31.4% in the first nine months of 1996 and 1995, respectively. The increase in the effective rate is due to an increase in income from U.S. operations which primarily relates to the gain on the Cigar IPO subject to state and federal income taxes during 1996 partially offset by a tax benefit associated with the Company's operations in Puerto Rico. In addition, the 1995 tax provision also reflects a tax benefit associated with the utilization of Consolidated Cigar's net operating loss carryforwards.



     Equity in discontinued operations of PCT, net of income taxes which reflect a dividend received deduction, represents the Company's interest in the discontinued operations of PCT, including the gain on sale of PCT's aerospace business in April 1996.



  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Net sales were $261.1 million and $226.9 million in 1995 and 1994, respectively, an increase of $34.2 million or 15.1%. The increase in net sales reflected a $26.7 million or 20.3% increase in sales of cigar products due primarily to an increase in cigar unit volume and a sales mix shift to higher priced cigars and a $7.5 million or 7.9% increase in sales of flavorings due primarily to increased U.S. and foreign shipment volume.

     Cost of sales were $154.0 million and $136.0 million in 1995 and 1994, respectively, an increase of $18.0 million or 13.2%. The increase in cost of sales for 1995 was due primarily to the increase in sales. As a percentage of sales, cost of sales decreased to 59.0% in 1995 from 59.9% in 1994, primarily due to fixed manufacturing costs spread over increased unit volume and lower materials costs.


     SG&A expenses were $51.4 million and $37.9 million in 1995 and 1994, respectively, an increase of $13.5 million or 35.6%. As a percentage of net sales, SG&A expenses increased to 19.7% in 1995 from 16.7% in 1994. The increase primarily reflects compensation, public company and other incremental expenses incurred by the Company since the C&F Merger and increased marketing and selling expenses of the Company's operating businesses.


     Interest expense was $27.2 million and $27.5 million in 1995 and 1994, respectively. The decrease of $0.3 million was due to a lower amount of debt outstanding in 1995, partially offset by interest accretion on certain liabilities assumed by the Company in the Merger.


     Interest, investment and dividend income was $6.0 million and $0.2 million in 1995 and 1994, respectively. The increase was primarily due to the investment of assets acquired by the Company in connection with the Abex Transactions in cash equivalents such as repurchase agreements, commercial paper, time deposits and money market investments and dividend income on the PCT Preferred Stock. The Company expects to continue to invest in cash equivalents and marketable securities pending the use of its cash for general corporate purposes, including acquisitions, and pursuant to its share repurchase program.


     The provision for income taxes as a percentage of income before income taxes and extraordinary item was 29.6% and 31.4% in 1995 and 1994, respectively. Income tax expense in 1995 and 1994 reflects provisions for federal income taxes, net of the tax benefit resulting from the utilization of net operating loss carryforwards, along with state income and franchise taxes. In addition, income tax expense includes a provision for foreign taxes, Puerto Rico tollgate taxes and taxes on Puerto Rico source income.

     Equity in discontinued operations of PCT, net of income taxes, represents the Company's interest in the discontinued operations of PCT.

     In 1995, because of the reasons described above, net income was $24.4 million, an increase of $10.7 million over 1994. In 1994, the Company recorded an extraordinary loss, net of $1.7 million tax benefit, of $2.7 million as a result of the June 1994 refinancing of certain indebtedness. Prepayment premiums, original issue discounts and certain other capitalized costs of the refinanced indebtedness were expensed as such extraordinary loss.

  Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

     Net sales were $226.9 million and $202.6 million in 1994 and 1993, respectively, an increase of $24.3 million or 12.0%. The increase in net sales reflected a $21.1 million or 19.1% increase in sales of cigar products due primarily to the inclusion of Consolidated Cigar for a full year in 1994 as compared to ten months in 1993. The Company also experienced increases in cigar unit volume and a sales mix shift to higher priced cigars in 1994 compared to 1993. Sales of flavorings increased $3.2 million or 3.5% in 1994 due primarily to increased U.S. and foreign shipment volume partially offset by lower average selling prices.

     Cost of sales were $136.0 million and $125.0 million in 1994 and 1993, respectively, an increase of $11.0 million or 8.80%. The increase in cost of sales for 1994 was due primarily to the inclusion of Consolidated Cigar for a full year in 1994 and to a lesser extent to the increase in sales. As a percentage of net sales, cost of sales decreased to 59.9% in 1994 from 61.6% in 1993 due primarily to a decrease of $3.0 million in the amortization of the Consolidated Cigar Acquisition purchase price allocated to inventory.

     SG&A expenses were $37.9 million and $33.9 million in 1994 and 1993, respectively, an increase of $4.0 million or 11.8%. The increase was due primarily to the inclusion of Consolidated Cigar for a full year in 1994 partially offset by lower bad debt expense of the Company in 1994. As a percentage of net sales, SG&A expenses were constant at 16.7% in both 1994 and 1993.

     Interest expense was $27.5 million and $26.5 million in 1994 and 1993, respectively, an increase of $1.0 million or 3.8%. The increase was due primarily to the inclusion of Consolidated Cigar for a full year in 1994 partially offset by lower interest rates as a result of certain refinanced indebtedness.

     The provision for income taxes as a percentage of income before income taxes and extraordinary item was 31.4% and 35.7% in 1994 and 1993, respectively. The decrease in the effective rate is due primarily to the realization of a valuation allowance related to deferred tax assets. Income tax expense in 1994 and 1993 reflects provisions for federal income taxes, net of the tax benefit resulting from the utilization of net operating loss carryforwards, along with state income and franchise taxes. In addition, income tax expense includes a provision for foreign taxes, Puerto Rico tollgate taxes as well as taxes on

Puerto Rico source income.

     In 1994, for the reasons described above, net income was $13.7 million, an increase of $3.7 million over 1993. In 1994, the Company recorded an extraordinary loss, net of $1.7 million tax benefit, of $2.7 million as a result of the June 1994 refinancing of certain indebtedness, as more fully described above. Prepayment premiums, original issue discounts and certain other capitalized costs of the refinanced indebtedness were expensed as such extraordinary loss.

LIQUIDITY AND CAPITAL RESOURCES


     Net cash flows from operating activities were $6.1 million, $32.8 million and $12.3 million for 1995, 1994 and 1993, respectively, and ($188.7) million and $18.3 million in the first nine months of 1996 and 1995, respectively. The decrease of $207.0 million from the first nine months of 1995 to the first nine months of 1996 reflects a net increase in trading securities partially offset by higher net income, excluding the after tax effect of the gain on the Cigar IPO. The decrease of $26.7 million from 1994 to 1995 primarily reflects an increase in restricted deposits, the payment of liabilities assumed in connection with the Abex Transactions and a smaller decrease in inventories partially offset by increased net income. In connection with the Abex Transactions, the Company assumed and agreed to indemnify PCT against, or manage on PCT's behalf, various contingent and other liabilities. See 'Business--Contingent and Other Liabilities Assumed in Connection with the Abex Transactions' for a discussion of the environmental, tax, casualty and certain other liabilities assumed in connection with the Abex Transactions. The increase in net cash flows from operating activities of $20.5 million from 1993 to 1994 reflects increased net income, lower inventory levels and increased accounts payable and accrued expenses.



     Cash flows from investing activities in 1995 consists primarily of cash acquired in the Merger partially offset by cash used to finance the purchase of PCT Common Stock from Libra. Net cash flow used in investing activities in 1993 related principally to the Consolidated Cigar Acquisition. Cash flows used in investing in the first nine months of 1996 consist primarily of capital expenditures. Capital expenditures were $3.3 million, $2.7 million and $2.3 million for the years ended December 31, 1995, 1994 and 1993, respectively, and $5.8 million and $2.1 million for the first nine months of 1996 and 1995, respectively. Capital expenditures in 1995, 1994 and 1993 relate primarily to investments in manufacturing equipment and are part of the continual maintenance and upgrading of the Company's manufacturing facilities. Capital expenditures of $5.8 million in 1996 primarily relate to investments in the Company's manufacturing facilities to meet increased demand for the Company's premium cigars. The Company is expanding its existing manufacturing facilities in the Dominican Republic and Honduras and is constructing, as part of a joint venture, new facilities in Jamaica. The Company currently expects that its facility expansion projects in the Dominican Republic and Honduras and the construction projects in Jamaica will be completed by the end of 1996. Capital expenditures for the remainder of 1996 are expected to be $1.5 million, including funding for the construction project.



     Net cash flows from financing activities were $121.0 million and $(71.0) million in the first nine months of 1996 and 1995, respectively. Cash flows provided by financing activities in the first nine months of 1996 reflect the proceeds from the Cigar IPO partially offset by net repayments of borrowings and cash flows used for financing activities in the first nine months of 1995 reflect the purchase of Company common stock and VSRs, dividends paid to Mafco Holdings, net repayments of borrowings and an increase in restricted deposits. Cash flows used for financing activities in 1995 reflect the repurchase of Company Common Stock for $29.9 million, net repayments of borrowings of $20.6 million and dividends of $14.0 million paid to Mafco Holdings immediately prior to the Merger. Cash flows used for financing activities in 1994 primarily reflect repayments of borrowings of $76.5 million and the issuance of long term debt of $50.0 million. Cash flows used for financing activities in 1993 primarily reflect net borrowings and a capital contribution used to finance the Consolidated Cigar Acquisition.



     On February 5, 1996, the Company entered into a reimbursement agreement with Chemical Bank and PCT, through Pneumo Abex, under which the Company has a reimbursement obligation relating to letters of credit totaling
$20.8 million which have been issued to cover certain environmental liabilities not related to PCT's former aerospace business. To secure its obligations under such agreement, the Company pledged the PCT
Preferred Stock and 5,939,400 shares of PCT Common Stock that it owns.
See 'Business--Contingent and Other Liabilities Assumed in Connection with the Abex Transactions.'

     Restricted cash of $16.6 million included in other assets at December 31, 1995 reflects segregated cash held for the benefit of certain parties to cover obligations related to certain prior dispositions and certain environmental and insurance matters.



     In 1993 and 1994, Consolidated Cigar entered into two five-year interest rate swap agreements in an aggregate notional amount of $85.0 million. Under the terms of the agreements, Consolidated Cigar receives a fixed interest rate averaging approximately 5.8% and pays a variable interest rate equal to the six-month London interbank offered rate (LIBOR). Consolidated Cigar entered into such agreements to take advantage of the differential between long-term and short-term interest rates and effectively converted the interest rate on $85.0 million of fixed-rate indebtedness under the Senior Subordinated Notes to a variable rate. Had Consolidated Cigar terminated these agreements, which the Company considers to be held for other than trading purposes, on October 16, 1996, the Company would have realized a combined loss of approximately $1.0 million. Future positive or negative cash flows associated with these agreements will depend upon the trend of short-term interest rates during the remaining life of the agreements. In the event of non-performance of the counterparties at anytime during the remaining lives of these agreements, which expire at December 1998 and January 1999, the Company could lose some or all of any future positive cash flows. However, the Company does not anticipate non-performance by such counterparties. The Company does not currently anticipate terminating these agreements; however, the Company will from time to time continue to review its financing alternatives with respect to its fixed and floating rate debt.


     The Company intends to fund working capital requirements, capital expenditures and debt service requirements for the foreseeable future through cash flows from operations and borrowings under the Credit Agreement. The Company is dependent on the earnings and cash flows of, and dividends and distributions from, Consolidated Cigar to pay its expenses and meet its obligation, to pay any cash dividends or distributions on the Company Common Stock that may be authorized by the Board of Directors of the Company and make any payments that may be required under the VSRs. There can be no assurance that Consolidated Cigar will generate sufficient earnings and cash flows to pay dividends or distribute funds to the Company to enable the Company to pay its expenses and meet its obligations or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of the Company's subsidiaries, including Consolidated Cigar, then in effect, will permit such dividends or distributions. The terms of each of the Credit Agreement and the Senior Subordinated Notes currently restrict Consolidated Cigar from paying dividends or making distributions to the Company, each subject to certain limited exceptions. See 'Risk Factors--Restrictions Imposed by the Terms of the Company's Indebtedness; Consequences of Failure to Comply.'


     The Credit Agreement consists of a $60.0 million reducing revolving credit facility (the 'Revolving Credit Facility') and a $20.0 million working capital facility (the 'Working Capital Facility'). The Revolving Credit Facility and the Working Capital Facility have final maturities on April 3, 1999. The Revolving Credit Facility is subject to quarterly commitment reductions of $2.5 million during each year of the term of such facility. The Credit Agreement is secured by first priority liens on all of the material assets of Consolidated Cigar and its domestic subsidiaries and pledges of the capital stock of all of Consolidated Cigar's subsidiaries (with certain exceptions for the capital stock of foreign subsidiaries). The Credit Agreement is guaranteed by the Company, and by all of the domestic subsidiaries of Consolidated Cigar. The guarantee by the Company is secured by a pledge of all of the shares of common stock of Consolidated Cigar owned by the Company. The Credit Agreement also contains various restrictive covenants including, among other things, limitations on the ability of Consolidated Cigar and its subsidiaries to incur debt, create liens, pay dividends, sell assets and make investments, acquisitions and capital expenditures. In addition, the Credit Agreement requires Consolidated Cigar to maintain specified financial ratios and satisfy certain tests, including maximum leverage ratios and minimum interest coverage ratios. The Credit Agreement also contains customary events of default. Consolidated Cigar recently entered into an amendment to the Credit Agreement, which, among other things, permits Consolidated Cigar to pay the Cigar Dividend to the Company in the amount of $5.6 million and to pay dividends and make distributions on terms substantially similar to those contained in the Senior Subordinated Notes Indenture. See 'Description of Certain Indebtedness--Senior Subordinated Notes.' As of September 28, 1996, there was approximately $16.4 million unused and available under the Credit Agreement, after taking into account approximately $1.0 million utilized to support letters of credit. See 'Description of Certain Indebtedness--Credit Agreement.' The Senior Subordinated Notes Indenture contains covenants that, among other things, limit the issuance of additional debt and redeemable stock by Consolidated Cigar, the issuance of debt and preferred stock by Consolidated Cigar's subsidiaries, the payment of dividends on and redemption of capital stock of Consolidated Cigar and its subsidiaries and the redemption of certain subordinated obligations of Consolidated Cigar, the sale of assets and stock of Consolidated Cigar's subsidiaries, transactions with affiliates and consolidations, mergers and transfers of all or substantially all of Consolidated Cigar's assets. The Senior Subordinated Notes Indenture also prohibits certain restrictions on distributions from subsidiaries of Consolidated Cigar and contains customary events of default. See 'Description of Certain Indebtedness--Senior Subordinated Notes.'

     In the connection with the Cigar IPO, Cigar Holdings issued the Promissory
Note in an original principal amount of $70.0 million to the Company. The Promissory Note is noninterest bearing, unsecured, subordinated to senior indebtedness (as defined in the Promissory Note) and repayable in whole or in part at any time or from time to time without premium or penalty. The Promissory
Note is payable in quarterly installments of $2.5 million, beginning March 31, 1997 with the final installment payable on December 31, 2003. See 'Description of Certain Indebtedness--Promissory Note.'


     On November 25, 1996, the Company sold to PCT International all of the outstanding shares of Flavors Common Stock and 23,156,502 VSRs for an aggregate consideration of $180 million, before estimated expenses of approximately $7.3 million. In addition, PCT will be required to make deferred cash payments to the Company of $3.7 million on June 30, 1997 and $3.5 million on December 31, 1997. The Company expects to use the net proceeds from the Disposition and the sale of the VSRs for general corporate purposes, including acquisitions, although no specific acquisition is currently contemplated by the Company, and pursuant to the Company's share repurchase program.


INFLATION

     The Company has historically been able to pass inflationary increases for raw materials and other costs onto its customers through price increases and anticipates that it will be able to do so in the future.


TAXATION AND REGULATION

  Excise Taxes

     Cigars and pipe tobacco have long been subject to federal, state and local excise taxes, and such taxes have frequently been increased or proposed to be increased, in some cases significantly, to fund various legislative initiatives. In particular, there have been proposals by the federal government in the past to reform health care through a national program to be funded principally through increases in federal excise taxes on tobacco products. Enactment of significant increases in or new federal, state or local excise taxes would result in decreased unit sales of cigars and pipe tobacco, which would have a material adverse effect on the Company's business. See 'Business--The Tobacco Industry--Excise Taxes.'

  Possessions Tax Credit


     Prior to December 31, 1993, income earned by the Company from its Puerto Rico operations was generally exempt from United States federal income tax.
Section 936 of the Code allows a 'possessions tax credit' against United States federal income tax for the amount of United States federal income tax attributable to the Puerto Rico taxable earnings. As part of OBRA 93, the possessions tax credit has been limited based upon a percentage of qualified wages in Puerto Rico, plus certain amounts of depreciation. The Company believes that it qualified for the possessions tax credit during 1995, 1994 and 1993. The Company expects that it will continue to qualify for the possessions tax credit for every year that such credit is available in such amounts to offset the majority of any United States federal income tax related thereto, but eligibility and the amounts of the credit will depend on the facts and circumstances of the Company's Puerto Rico operations during each of the taxable years subsequent to 1995. Failure to receive the Section 936 or possessions tax credit attributable to the Company's Puerto Rico operations would have a material adverse effect on the Company.


     On August 20, 1996, the SBJPA was enacted into law. Under the SBJPA,
Section 936 of the Code, the 'possessions tax credit,' was repealed, subject to special grandfather rules for which the Company would be eligible, provided that the Company does not add a 'substantial new line of business.' Under the grandfather rules, for the Company's taxable years beginning after December 31, 2001 and before January 1, 2006, the Company's business income from its Puerto Rico operations eligible for the possessions tax credit would, in addition to the Current Limitation, generally be limited to its average annual income from its Puerto Rico operations, adjusted for inflation, computed during the Company's five most recent taxable years ending before October 14, 1995 and excluding the highest and lowest years. For taxable years after December 31,

2005, the possessions tax credit would be eliminated. The repeal of the possessions tax credit could have a material adverse effect on the Company for taxable years beginning after December 31, 2001 and before January 1, 2006 to the extent that the Company's annual income from its Puerto Rico operations exceeds its average annual income from its Puerto Rico operations (as computed in the manner described in the preceding sentence), and for taxable years after December 31, 2005. Although it does not currently have any definitive plans with respect thereto, the Company expects to evaluate alternatives that may be available to it in order to mitigate the effects of the SBJPA. See 'Risk Factors--Substantial Effects of Failure to Receive Possessions Tax Credit.'


  Puerto Rico Tax Exemption

     Pursuant to a grant of industrial tax exemption which expires in 2002, income earned by CIC from the manufacture of cigars in Puerto Rico enjoys a 90% income tax exemption from Puerto Rican income taxes. The remaining 10% of such income is taxed at a maximum surtax rate of 45%, resulting in an effective income tax rate for such income of approximately 4.5% under current tax rates. Funds repatriated to the Company are subject to a maximum Puerto Rican tollgate tax of 10%. Legislation enacted in Puerto Rico in 1993 included a provision for prepaying a portion of these tollgate taxes effective for the 1993 fiscal year and subsequent periods. There can be no assurance that the Puerto Rico tax exemption will not be limited or eliminated in the future. Any significant limitation on or elimination of the Puerto Rico tax exemption would have a material adverse effect on the Company. See Note 9 of the Notes to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

  Regulation

     Cigar manufacturers, like other producers of tobacco products, are subject to regulation in the United States at the federal, state and local levels. The recent trend is toward increasing regulation of the tobacco industry. There can be no assurance as to the ultimate content, timing or effect of any additional regulation of tobacco products by any federal, state, local or regulatory body, and there can be no assurance that any such legislation or regulation would not have a material adverse effect on the Company's business. See 'Business--The Tobacco Industry--Regulation.'

SEASONALITY

     The Company's business is generally non-seasonal. However, slight increases in cigar unit volume are experienced prior to Father's Day and the Christmas season.

                                    BUSINESS

GENERAL



     The Company is a holding company with no business operations of its own. After the Disposition, the Company's only material assets are (i) its ownership of 80.2% of the outstanding shares of capital stock of Cigar Holdings (representing approximately 97.6% of the combined voting power), which owns 100% of the outstanding shares of capital stock of Consolidated Cigar (ii) its ownership of 100% of the outstanding shares of PCT Preferred Stock and approximately 29% of the outstanding shares of PCT Common Stock (together, representing approximately 36% of the outstanding shares of PCT Common Stock on a fully diluted basis), (iii) approximately $412.8 million in cash and marketable securities at September 29, 1996, on a pro forma basis after giving effect to the Transactions, $172.7 million of which represents the net proceeds received by the Company in connection with the Disposition and the related sale of the VSRs to PCT International, (iv) the Promissory Note and (v) a pension plan asset with a book value of approximately $62.5 million at September 29, 1996. Through Consolidated Cigar, the Company manufactures and distributes cigars and pipe tobacco products. In addition, in connection with the Abex Transactions, the Company assumed and agreed to indemnify PCT against, or to manage on PCT's behalf, various contingent and other liabilities. See '--Contingent and Other Liabilities Assumed in Connection with the Abex Transactions.'


     The Company is the largest manufacturer and marketer of cigars sold in the United States in terms of dollar sales, with a 1995 market share of approximately 23% according to the Company's estimates. The Company markets its cigar products under a number of well-known brand names at all price levels and in all segments of the growing cigar market, including premium large cigars, mass market large cigars and mass market little cigars. The Company attributes its leading market position to the following competitive strengths: (i) well-known brand names, many of which are the leading brands in their category;
(ii) broad range of product offerings within both the premium and mass market segments of the United States cigar market; (iii) commitment to and reputation for manufacturing quality cigars; (iv) marketing expertise and close attention to customer service; (v) efficient manufacturing operations; and (vi) an experienced management team. The Company is also a leading producer of pipe tobacco and is the largest supplier of private label and branded generic pipe tobacco to mass market retailers. In addition, the Company distributes a variety of pipe and cigar smokers' accessories.

     The Company's cigars and pipe tobacco products are marketed under a number of well-known brand names. The Company's premium cigars include the H. UPMANN, MONTECRISTO, DON DIEGO, TE-AMO, SANTA DAMIANA, ROYAL JAMAICA, PRIMO DEL REY and MONTECRUZ brands. The Company's mass market large cigars include the ANTONIO Y CLEOPATRA (also known as AYC), DUTCH MASTERS, EL PRODUCTO, MURIEL, BACKWOODS, SUPER VALUE and SUPRE SWEETS brands. The Company's mass market little cigars include the DUTCH TREATS, SUPER VALUE and SUPRE SWEETS brands. The Company's pipe tobacco products include the MIXTURE NO. 79 and CHINA BLACK brands.

BUSINESS STRATEGY

     The Company's business strategy includes the following initiatives:

  Capitalize on Growth Opportunities in the Premium Cigar Segment


     The Company intends to capitalize on the rapidly growing premium cigar market by (i) increasing the Company's production capabilities through its planned expansion of its existing facilities in the Dominican Republic and Honduras and the construction of new facilities in Jamaica, (ii) improving the market's awareness and recognition of its premium cigars through targeted marketing programs and (iii) expanding its premium cigar product offerings through the introduction of new super-premium cigars, such as H. UPMANN CHAIRMAN'S RESERVE and PLAYBOY by DON DIEGO, and the extension of its existing brands.


     Increase Premium Cigar Production. To increase production to meet existing and expected growth in demand for its premium cigars, the Company is (i) adding workers for second shifts at its manufacturing facilities in the Dominican Republic, (ii) actively hiring experienced, skilled rollers and bunchers, as well as training new rollers and bunchers, (iii) expanding its manufacturing facilities in the Dominican Republic and Honduras and building new manufacturing facilities in Jamaica, (iv) evaluating joint venture opportunities in countries where it may be advantageous to produce premium cigars and (v) continuing to improve manufacturing efficiencies. The Company currently estimates that it will spend approximately $4.0 million for expansion of existing facilities and construction of new facilities as well as improvements in manufacturing efficiencies. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


     Improve Brand Awareness and Recognition. In order to further strengthen and broaden the brand recognition of its premium cigars and to support new product introductions, the Company is increasing its marketing and advertising expenditures for its premium cigar products. This advertising is designed to enhance the Company's image and to promote specific brands.

     Expand Premium Cigar Brands. As part of its strategy to capitalize on the significant growth in the premium cigar market and the increased demand for its premium cigars, the Company plans to continue to introduce new super-premium cigars. Recently, the Company introduced two super-premium cigars, H. UPMANN CHAIRMAN'S RESERVE and PLAYBOY by DON DIEGO. In addition, the Company plans to introduce, in December 1996, a limited edition, collectible 'Leroy Neiman Selection' cigar box featuring a reproduction of an original painting by Mr. Neiman. The Company intends to extend its premium cigar lines, including the MONTECRISTO and SANTA DAMIANA brands, through the introduction of new sizes, shapes, packaging and other new features. As a result of increased demand for cigars by women, the Company plans to introduce into various of the Company's brands cigar shapes designed specifically for women. The Company believes that such introductions and extensions will enable it to increase sales by shifting its premium cigar mix to more expensive cigars.


  Expand Mass Market Cigar and Pipe Products Businesses

     The Company will seek to expand further its mass market cigar business and pipe tobacco products business by continuing to capitalize on its well-known brand names and introducing new products that extend the Company's existing product lines. The Company plans to expand its ANTONIO Y CLEOPATRA line by introducing CHURCHILL MADURO, a full size machine made, natural wrapper cigar with a band placed on each cigar resembling those on hand made cigars. In addition, the Company intends to introduce new flavors, sizes, packaging and other new features and improvements to its existing mass market cigar and pipe tobacco products. Since 1989, the Company has introduced new cigar brands that include DUTCH MASTERS COLLECTION, SUPRE SWEETS and RUSTLERS to the mass market and extended its existing brands with new cigar products that included ANTONIO Y CLEOPATRA MINIS, WHIFFS, CONNECTICUT SHADE WRAPPER and BACKWOODS SWEET AROMATIC. The Company has also introduced new pipe tobacco products that include MURIEL PIPE TOBACCO and BLACK'N NATURAL.

  Broaden Mass Market Cigar Distribution Channels

     As a result of its existing relationships with mass market retailers, the Company is well-positioned to take advantage of the increase in consumer demand for mass market cigars sold through that channel of distribution. The Company distributes certain of its cigar and pipe tobacco products to, and develops new private label brands for, mass market retailers, such as WONDER BLEND for Kmart and other such products for Wal-Mart, Eckerd Drug stores, CVS stores, Thrifty Drug Stores and numerous other retail chains. The Company intends to broaden its existing relationships and actively develop new relationships with other mass market retailers and is pursuing opportunities in other distribution channels, including actively marketing its mass market cigars to convenience stores to take advantage of the increase in consumer demand for mass market cigars at such locations.

  Improve Manufacturing Processes and Raw Material Procurement

     The Company continually seeks ways to improve further the efficiency of its manufacturing operations in order to ensure quality and realize cost savings. To ensure the quality of its raw materials while also maximizing cost savings, the Company will (i) continue to develop long-term relationships with tobacco suppliers, (ii) expand its commercial and technical ties with local growers,
(iii) obtain its tobacco raw materials from a variety of suppliers and growers and (iv) take advantage of its large purchasing requirements to negotiate favorable terms from suppliers.

  Pursue Selectively Strategic Acquisitions

     The Company intends to pursue selectively strategic acquisitions in the cigar and pipe tobacco products industry to expand its market share and product lines and benefit from synergies. However, the Company's ability to acquire additional tobacco businesses and brands is limited by, among other things, a dwindling number of potential acquisition candidates resulting from the consolidation in the tobacco industry as well as other economic, regulatory and industry factors. The Company also intends to pursue joint venture opportunities to enhance its overall cigar and pipe tobacco businesses.

     The Company will consider other strategic acquisitions to diversify its business mix, including acquisitions of products and businesses that can utilize the Company's existing manufacturing facilities, distribution channels and sales and marketing organizations. The Company has not identified any specific material acquisition or joint venture opportunities at this time and the Company's ability to make acquisitions may be limited by the level and terms of its indebtedness, regulatory constraints and other factors. The Company may use the proceeds from the Disposition and the related sale of the VSRs to fund such acquisitions.

MARKET OVERVIEW

     In recent years, cigar smoking has gained popularity in the United States, resulting in a significant increase in consumption and retail sales of cigars, particularly for premium cigars. Management believes that this increase in cigar consumption and retail sales is the result of a number of factors, including:
(i) the increase in the number of adults over the age of 50 (a demographic group believed to smoke more cigars than any other demographic segment) and (ii) the emergence of an expanding base of younger affluent adults who have recently started smoking cigars and who tend to smoke premium cigars. The Company believes the increase in cigar smoking is in large part attributable to a positive and improving image of cigar smoking resulting from increased publicity, including the success of Cigar Aficionado magazine, the increased visibility of use by celebrities and the proliferation of 'Cigar Smokers' dinners and other special events for cigar smokers.

     Consumption of cigars is currently increasing following a decline in consumption at a compound annual rate of 3.6% from 1964 to 1993. Consumption of cigars increased to 4.0 billion units in 1995 from 3.4 billion units in 1993, with substantial growth in premium cigars. Consumption of premium cigars increased at a compound annual unit growth rate of 2.4% from 1976 to 1991, at a compound annual unit growth rate of 8.9% from 1991 to 1994 and at a unit growth rate of 30.6% from 1994 to 163.9 million units in 1995. Growth in the premium segment has continued to accelerate in 1996. The mass market segment of the industry has also experienced increased consumption with a compound annual unit growth rate of 7.2% from 1993 to 3.8 billion units in 1995. Retail sales of cigars, which generally declined from 1964 to 1987 and grew modestly from 1987 to 1993, experienced significant growth from 1993 to 1995 with retail sales of cigars outpacing unit growth since 1991. This growth in retail sales of cigars was primarily the result of a combination of increased prices and a shift in the sales mix to more expensive cigars. Total retail sales have increased at a compound annual growth rate of 9.3% from 1991 to $1.0 billion in 1995, while the corresponding compound annual unit growth rate was only 3.6%. There can be no assurance that unit consumption and retail sales of cigars will continue to increase in the future. See 'Risk Factors--Declining Market for Cigars through 1993' and '--Extensive and Increasing Regulation of Tobacco Products.'


     The following table illustrates the trends in unit consumption and retail sales experienced by the premium and mass market segments of the U.S. cigar industry from 1991 to 1995.

                             U.S. CIGAR INDUSTRY(A)

                                                       1991       1992       1993       1994        1995
                                                      -------    -------    -------    -------    --------
                                                                         (IN MILLIONS)
Unit Consumption:

  Premium(b).......................................      97.2       98.9      109.6      125.5       163.9
  Mass market......................................   3,433.3    3,419.2    3,313.8    3,592.6     3,806.4
                                                      -------    -------    -------    -------    --------

  Total............................................   3,530.5    3,518.1    3,423.4    3,718.1     3,970.3

Retail Sales.......................................   $ 705.0    $ 715.0    $ 730.0    $ 860.0    $1,005.0

------------------
(a) Source: Cigar Association of America, Inc. ('CAA').
(b) CAA's premium cigar data includes cigars imported from seven leading supplier countries and does not include any premium cigars produced in other countries, including the United States. CAA includes such U.S. premium cigar production, which approximated 5.0 million units in 1995, in mass market cigar data.

PRODUCTS

  Mass Market Cigars

     Mass market cigars are machine made and generally have a retail price point of $1.00 or less per cigar. Mass market cigars use less expensive tobacco than premium cigars. The Company uses a variety of techniques and grades of tobacco to produce mass market cigars which compete at all the price points in the mass cigar market. Mass market cigars include large cigars (weighing three pounds per 1,000 cigars or more) and little cigars (weighing less than three pounds per 1,000 cigars).

     Mass market large cigars generally consist of 'filler' tobacco that is wrapped first with a 'binder' and then with a 'wrapper.' The more expensive mass market large cigars combine natural leaf wrapper and man-made binder made from tobacco ingredients instead of natural binder, with filler threshed into short, uniform pieces. In less expensive mass market large cigars, man-made wrapper made primarily from tobacco ingredients replaces natural tobacco leaf. The

Company adds flavors and/or plastic tips to certain of its popularly priced mass market large cigars. The Company's major mass market brands in the middle price range include ANTONIO Y CLEOPATRA, DUTCH MASTERS, EL PRODUCTO, BACKWOODS, SUPER VALUE and SUPRE SWEETS. The Company's MURIEL brand is in the less expensive range.

     Little cigars consist of filler tobacco wrapped only by a wrapper with a filter tip. Little cigars are made on a high-speed machine with man-made wrapper made from tobacco ingredients and no binder. Little cigars are flavored and produced with a filter. Generally, little cigars are the lowest priced segment of the mass market category. The Company's little cigar brands include DUTCH TREATS, SUPER VALUE and SUPRE SWEETS.

     The Company manufactures its own cigar boxes and man-made wrapper, filler and binder and little cigar filters.

  Premium Cigars

     Premium cigars are generally hand made and primarily sell at retail price points above $1.00 per cigar. The Company's premium cigars are primarily long-filler, large cigars that have high quality natural leaf wrappers and binders. The Company uses tobaccos of the best grades for its premium cigars. Such tobaccos are combined according to brand-specified formulas to create the filler of each cigar. In order to make hand made cigars, binder tobacco is hand-wrapped around filler to create the 'bunch' which is placed into a mold. Then, 'wrapper' tobacco is hand-wrapped around the bunch, creating a premium cigar. In the Company's premium cigars, the wrapper, binder and filler are natural tobacco leaf.

     The Company's premium cigars include the well-known H. UPMANN, MONTECRISTO, DON DIEGO, TE-AMO, SANTA DAMIANA, ROYAL JAMAICA, PRIMO DEL REY and MONTECRUZ brands as well as other recognized brand names. The Company's premium cigars are manufactured in its Dominican Republic and Honduras facilities, except for TE-AMO, which is manufactured in Mexico and purchased from a third party.

  Pipe Tobacco and Accessories

     In addition to its cigars, the Company manufactures pipe tobaccos for sale under its own brand names, such as MIXTURE NO. 79 and CHINA BLACK, and for sale in bulk to tobacconists, as well as private label brands for chain stores and wholesale distributors. The Company also distributes smokers' accessories, such as lighters, tobacco pouches, pipe cleaners and cigar cutters.

     The Company uses tobaccos of various types, grades, countries of origin and crop years for its pipe tobacco, which are moisturized with steam and then blended according to specific formulas ('primary blends'). The primary blends are 'cased' (sprayed or dipped) in liquids containing water, humectant, sugars, licorice, cocoa, fruit juices or other flavorings in order to keep the tobacco in pliable condition and to enhance its aroma and taste. The cased tobaccos are cut and dried and then held in bins to allow the casing and moisture to be distributed uniformly throughout the tobacco. Thereafter, the tobacco blends are flavored with natural and artificial flavors, herbs or spices, and blends are held for a short period of time prior to packaging into pouches, bags, cans or other selling containers.

  Specialty and Other Products

     The Company's other products include various tobacco and non-tobacco related products manufactured by the Company in order to utilize excess manufacturing capacity at certain of its facilities and improve overall efficiency. See 'Certain Relationships and Related Transactions--Specialty Products Division.'

BACKORDERS

     The increased demand for cigars, especially premium cigars, has caused the Company's back orders of premium cigars to increase from 3.2 million cigars at December 31, 1994 to 4.3 million cigars at December 31, 1995, and to further increase to 12.0 million cigars at June 29, 1996. The Company's ability to increase its production of premium cigars and decrease its backorders is constrained by a shortage of experienced skilled laborers. Although the Company is hiring and training new rollers and bunchers, the training process averages up to one year and not all trainees are able to successfully complete the Company's training program. The Company is also building additional plant capacity to meet future growth in demand for its premium cigars. Although the Company believes that these measures will enable it to increase its production of premium cigars and that the backorders outstanding at June 29, 1996, which approximated 12.0 million cigars, will be filled during the second half of 1996, there can be no assurance that the Company will be able to meet any future level of demand for its premium cigars. There can be no assurance, however, that demand for the Company's premium cigars will continue to grow in the future.

     The Company's ability to manufacture premium and mass market cigars may also be constrained by the ability of tobacco growers and suppliers to meet the Company's demands for its raw materials in a timely manner. Tobacco, as a crop that is harvested annually, restricts the ability of tobacco growers to adjust acreage grown in any given year to meet changes in market demands. In addition, increases in acreage of tobacco grown requires significant capital, which growers may be unable or unwilling to invest. If the rate of escalation in consumption of cigars and other tobacco products continues, but the supply of tobacco remains constant or increases at a lower rate than demand, the Company's ability to increase its production of cigars, and thereby reduce its backorders, could be inhibited.

SALES AND MARKETING

     The Company sells its cigar and pipe tobacco products throughout the United States to over 2,500 customers, consisting of wholesale distributors, direct buying chains, including drug store chains and mass market retailers, and tobacconists. The Company employs a full-time in-house sales organization to develop and service its sales to wholesalers, distributors, direct buying chains and tobacconists. The Company's sales force is organized into two sales units: a mass market division and a premium division. The Company believes that the organization of its sales force into two divisions positions it to maintain a high degree of focus on each of its principal product categories. The mass market sales force calls on distributors and retail and chain store accounts, including Kmart, Wal-Mart, Eckerd Drug stores, CVS stores and Thrifty Drug stores, across the United States. Approximately 89% of the Company's mass market cigar products are sold through wholesale distributors while approximately 11% are sold to direct buying chains or independent retailers that warehouse for themselves. The premium cigar sales force calls directly on tobacconists and distributors. The Company's sales force operates regionally and locally from home and car, maintaining close familiarity with local customers. Most salesmen maintain a small stock of inventory which is used primarily to replace local distributors' old or damaged products and to display new product introductions or promotions.

     The Company supplies cigar merchandising fixtures to retailers at no cost and believes that it is the primary supplier of such fixtures to the United States retail trade. These fixtures help to maintain an attractive product display and to increase shelf space available for the Company's products.

     The Company advertises its mass market cigar products primarily through coupons and other promotions distributed at point of sale and through direct mail. The Company advertises its premium cigar products in magazines, such as Cigar Aficionado, Playboy and The New York Times Sunday Magazine, as well as in newspapers and on radio. In order to strengthen and broaden further the brand recognition of its premium cigars and to maximize the business opportunities created by the resurgence in popularity of and increased demand for premium cigars, the Company has increased its marketing and advertising expenditures in connection with its existing premium cigar brands. The increased advertising and marketing expenditures are being used to support new product introductions and increase awareness and recognition of the Company's premium brands.

     Sales of the Company's cigar products outside of the United States are currently not material, although the Company has begun to strengthen its presence in the international market for premium and mass market cigars, particularly in Europe, the Middle East, Latin America and Asia, by increasing management's focus on the Company's direct export business. The Company has hired an experienced international marketing manager to concentrate on foreign sales and promotions and currently has a total of 47 agents and distributors in Europe, the Middle East, Latin America and Asia.

TRADEMARKS

     Trademarks and brand name recognition are important to the Company's business. The Company generally owns the trademarks under which its products are sold. The Company has registered its trademarks in the United States and many other countries and will continue to do so as new trademarks are developed or acquired. The Company does not hold or own the right to use certain of its well-known trademarks and brand names in certain foreign markets. The Company's ability to expand into such markets by capitalizing on the strength of its brand names in the United States may be limited by its right to use or acquire such brand names in those foreign markets. Unless otherwise indicated, the Company owns the trademarks listed below:

                          MASS MARKET CIGAR TRADEMARKS

Antonio y Cleopatra                                           Headline
Backwoods                                                     La Corona
Ben Franklin                                                  Muriel
Dutch Masters                                                 Roi-Tan
Dutch Treats                                                  Super Value
El Producto                                                   Supre Sweets
Harvester                                                     Wonder Blend

                            PREMIUM CIGAR TRADEMARKS

Cabanas                                                       Montecruz
Don Diego                                                     Por Larranaga(a)
Don Marcos                                                    Primo Del Rey
Don Miguel                                                    Santa Damiana
Flor de Canarias                                              Santa Ynez
H. Upmann(a)                                                  Super Value
Henry Clay                                                    Te-Amo
Las Cabrillas                                                 Wonder Blend
Malaguena
Montecristo(a)

                            PIPE TOBACCO TRADEMARKS

China Black                                                   Super Value
Dutch Masters                                                 Three Star Royal
Kriswill                                                      Wonder Blend
Mixture No. 79

------------------
 (a) Trademark is owned by Cuban Cigar Brands, N.V., a 51% owned subsidiary of the Company.

     While the Company does not believe that any single trademark is material to the vitality of its business, it believes that its trademarks taken as a whole are material to its business. Accordingly, the Company has taken, and will continue to take, action to protect its interests in all such trademarks.

RAW MATERIALS

     The Company has developed and is developing long-term relationships with tobacco suppliers and is expanding its commercial and technical ties with local growers to secure a variety of sources for raw materials, ensure the quality of its raw materials and maximize cost savings.

     The Company buys tobacco directly from a large number of suppliers in Brazil, Cameroon, the Central African Republic, Costa Rica, Germany, Italy, the Dominican Republic, Paraguay, the Philippines, Indonesia, the

United States, Ecuador, Honduras, Mexico and other countries and does not believe that it is dependent on any single source for tobacco. The Company has recently experienced shortages in certain types of its natural wrapper and premium cigar tobaccos due to the increase in demand for high quality natural wrapped cigars. These shortages have caused the price of natural wrapper and premium cigar tobaccos to increase. To date, the shortages of tobacco have not adversely affected cigar manufacturing or the Company's profitability, but could if the Company is unable to purchase additional quantities of certain tobaccos in the future or is unable to pass increases for such raw materials onto its customers. See 'Risk Factors--Social, Political and Economic Risks Associated with Foreign Operations and International Trade' and '--Backorders.'



     In addition, the Company purchases packaging materials from multiple suppliers predominantly in the United States. No single supplier accounts for 10% or more of the Company's raw materials.


COMPETITION

     The Company is the largest manufacturer and marketer of cigars in the United States in terms of dollar sales and believes that it is the only participant in the cigar industry that is a major competitor in all subcategories of cigars at all price levels. The other three significant competitors in the cigar market in terms of market share, in order of size, are General Cigar Co. Inc., a division of Culbro Corporation, Havatampa/Phillies Cigar Corporation, a privately held corporation, and Swisher International, also a privately held corporation. In addition, Tobacco Exporters International Limited (a subsidiary of Rothmans International) is a significant competitor in the little cigar market. The Company believes that its leading market position in the cigar industry is due to its strong, well-known brand names, broad range of product offerings within both the mass market and premium segments of the United States cigar market, commitment to and reputation for manufacturing quality cigars, marketing expertise, close attention to customer service, efficient manufacturing operations and an experienced management team.

     Through its Allied Tobacco Division in Richmond, Virginia, the Company competes in all areas of the U.S. pipe tobacco business including branded, private label and bulk tobacco. The Company believes it is the fourth largest manufacturer in the U.S. of pipe tobacco, in terms of dollar sales, and its largest competitors in order of size are Lane Limited, John Middleton Inc. and

UST Inc.

THE TOBACCO INDUSTRY

  Regulation

     Cigar manufacturers, like other producers of tobacco products, are subject to regulation in the United States at federal, state and local levels. Together with changing public attitudes towards smoking, a constant expansion of smoking regulations since the early 1970's has been a major cause of the overall decline in consumption of tobacco products. Moreover, the trend is toward increasing regulation of the tobacco industry.

     Federal law has required health warnings on cigarettes since 1965 and has recently required states, in order to receive full funding for federal substance abuse block grants, to establish a minimum age of 18 years for the sale of tobacco products, together with an appropriate enforcement program. In recent years, a variety of bills relating to tobacco issues have been introduced in the Congress of the United States, including bills that would have (i) prohibited the advertising and promotion of all tobacco products and/or restricted or eliminated the deductibility of such advertising expenses; (ii) increased labeling requirements on tobacco products to include, among other things, addiction warnings and lists of additives and toxins; (iii) modified federal preemption of state laws to allow state courts to hold tobacco manufacturers liable under common law or state statutes; (iv) shifted regulatory control of tobacco products and advertisements from the FTC to the FDA; (v) increased tobacco excise taxes; and (vi) required tobacco companies to pay for health care costs incurred by the federal government in connection with tobacco related diseases. Hearings have been held on certain of these proposals; however, to date, none of such proposals have been passed by Congress. Future enactment of such proposals or similar bills may have an adverse effect on the sales or operations of the Company. In addition, various federal agencies, including the FDA as discussed below, have recently proposed to regulate the tobacco industry.

     In addition, the majority of states restrict or prohibit smoking in certain public places and restrict the sale of tobacco products to minors. Local legislative and regulatory bodies have also increasingly moved to curtail smoking by prohibiting smoking in certain buildings or areas or by requiring designated 'smoking' areas. In a few states, legislation has been introduced, but has not yet passed, which would require all little cigars sold in those states to be 'fire-safe' (i.e., cigars which extinguish themselves if not continuously smoked). Passage of this type of legislation could have a material adverse effect on the Company's little cigar sales because of the technological difficulties in complying with such legislation. There is currently an effort by the U.S. Consumer Product Safety Commission to establish such standards for cigarettes. The enabling legislation, as originally proposed, included little cigars; however, little cigars were deleted due to the lack of information on fires caused by these products.


     Although federal law has required health warnings on cigarettes since 1965, there is no federal law requiring that cigars or pipe tobacco carry such warnings. However, California requires 'clear and reasonable' warnings to consumers who are exposed to chemicals known to the state to cause cancer or reproductive toxicity, including tobacco smoke and several of its constituent chemicals. Violations of this law, known as Proposition 65, can result in a civil penalty not to exceed $2,500 per day for each violation. Although similar legislation has been introduced in other states, no action has been taken.

     During 1988, the Company and 25 manufacturers of tobacco products entered into a settlement of legal proceedings filed against them pursuant to Proposition 65. Under the terms of the settlement, the Company and such other defendants agreed to label retail packages or containers of cigars, pipe tobaccos and other smoking tobaccos other than cigarettes manufactured or imported for sale in California with a specified warning label. To guarantee compliance with the California requirements, to eliminate errors in distribution and to maintain the efficiencies of the manufacturing process, the Company and most of its competitors have begun using the label on all of their tobacco products shipped to customers in all states, except for a few premium cigar customers. Massachusetts recently enacted legislation requiring manufacturers of cigarettes, chewing tobacco and snuff to provide the state annually with a list of the additives (in descending order of weight) and the nicotine yield ratings of each brand they produce, which information will, subject to certain conditions, be made publicly available.

     The U.S. Environmental Protection Agency (the 'EPA') published a report in January 1993 with respect to the respiratory health effects of passive smoking, which concluded that widespread exposure to environmental tobacco smoke presents a serious and substantial public health concern. In June 1993, Philip Morris Companies Inc. and five other representatives of the tobacco manufacturing and distribution industries filed suit against the EPA seeking a declaration that the EPA does not have the statutory authority to regulate environmental tobacco smoke, and that, in view of the available scientific evidence and the EPA's failure to follow its own guidelines in making the determination, the EPA's final risk assessment was arbitrary and capricious. The court ruled in May 1995 that plaintiffs have standing to pursue this action. Whatever the outcome of this litigation, issuance of the report, which is based primarily on studies of passive cigarette smokers, may lead to further legislation designed to protect non-smokers.

     In February 1994, the FDA, in a letter to an anti-smoking group, claimed that it may be possible for the FDA to regulate cigarettes under the drug provisions of the Food, Drug, and Cosmetic Act (the 'FDC Act'). The FDA's claim is based upon allegations that manufacturers may intend that their products contain nicotine to satisfy an alleged addiction on the part of some of their customers. The letter indicated that regulation of cigarettes under the FDC Act could ultimately result in the removal from the market of products containing nicotine at levels that cause or satisfy addiction. In March 1994, the FDA began investigating whether cigarettes should be regulated as a drug. In July 1995, the FDA announced that it has concluded for the first time that nicotine is a drug that should be regulated and proposed to regulate smokeless tobacco and cigarettes. The FDA recently adopted final regulations relating to the marketing, promotion and advertisement of smokeless tobacco and cigarettes. Although the FDA's definition of cigarettes originally included little cigars, little cigars were excluded from the final regulations. These regulations are currently being challenged in the United States District Court for the Eastern District of North Carolina and the United States District Court for the Southern District of New York. While the Company is unable to predict the effect of these regulations on its business, these and other regulations promulgated by the FDA in the future could have a material adverse effect on the operations of the Company.

  Litigation

     Historically, the cigar industry has not experienced material health-related litigation and, to date, the Company has not been the subject of any material health-related litigation. However, the cigarette industry has experienced and is experiencing significant health-related litigation involving tobacco and health issues.

     Litigation against the cigarette industry has historically been brought by individual cigarette smokers. In 1992, the United States Supreme Court in Cippollone v. Liggett Group, Inc. ruled that federal legislation relating to cigarette labeling requirements preempts claims based on failure to warn consumers about the health hazards of cigarette smoking, but does not preempt claims based on express warranty, misrepresentation, fraud or conspiracy. To date, individual cigarette smokers' claims against the cigarette industry have been generally unsuccessful; however, on August 9, 1996, a Florida jury in Carter v. Brown & Williamson Tobacco Corporation determined that a cigarette manufacturer was negligent in the production and sale of its cigarettes and sold a product that was unreasonably dangerous and defective, awarding the plaintiffs a total of $750,000 in compensatory damages. The verdict is on appeal.

     Current tobacco litigation generally falls within one of three categories: class actions, individual actions (which have been filed mainly in the State of Florida), and actions brought by individual states or localities to recover Medicaid costs allegedly attributable to tobacco-related illnesses. The pending actions allege a broad range of injuries resulting from the use of tobacco products or exposure to tobacco smoke and seek various remedies, including compensatory and, in some cases, punitive damages together with certain types of equitable relief such as the establishment of medical monitoring funds and restitution. The major tobacco companies are vigorously defending these actions, including by challenging the authority of state attorneys general to bring Medicaid actions attributable to tobacco-related illnesses and, in some states, bringing preemptive lawsuits to enjoin the state attorneys general from instituting litigation.

     In May 1996, the Fifth Circuit Court of Appeals in Castano v. American Tobacco, et al. reversed a Louisiana district court's certification of a nationwide class consisting essentially of nicotine dependent cigarette smokers. Notwithstanding the dismissal, new class actions asserting claims similar to those in Castano have recently been filed in certain states. To date, two pending class actions against major cigarette manufacturers have been certified. The first case is limited to Florida citizens allegedly injured by their addiction to cigarettes; the other is limited to flight attendants allegedly injured through exposure to secondhand smoke.

     There can be no assurance that there will not be an increase in health-related litigation involving tobacco and health issues against the cigarette industry or similar litigation in the future against cigar manufacturers. The costs to the Company of defending prolonged litigation and any settlement or successful prosecution of any material health-related litigation against manufacturers of cigars, cigarettes or smokeless tobacco or suppliers to the tobacco industry could have a material adverse effect on the Company's business.

  Excise Taxes

     Cigars and pipe tobacco have long been subject to federal, state and local excise taxes, and such taxes have frequently been increased or proposed to be increased, in some cases significantly, to fund various legislative initiatives.

     From 1977 until December 31, 1990, cigars were subject to a federal excise tax of 8.5% of wholesale list price, capped at $20.00 per thousand cigars. Effective January 1, 1991, the federal excise tax rate on large cigars (weighing more than three pounds per thousand cigars) increased to 10.625%, capped at $25.00 per thousand cigars, and increased to 12.75%, capped at $30.00 per thousand cigars, effective January 1, 1993. However, the base on which the federal excise tax is calculated was lowered effective January 1, 1991 to the manufacturer's selling price, net of the federal excise tax and certain other exclusions. In addition, the federal excise tax on pipe tobacco increased from $0.45 per pound to $0.5625 per pound effective January 1, 1991. The excise tax on pipe tobacco increased effective January 1, 1993, to $0.675 per pound. The federal excise tax on little cigars (weighing less than three pounds per thousand cigars) increased from $0.75 per thousand cigars to $0.9375 per thousand cigars effective January 1, 1991. The excise tax on little cigars increased to $1.125 per thousand cigars effective January 1, 1993. The increase in the federal excise tax rate in 1991 and again in 1993 did not have a material adverse effect on the Company's product sales.

     In the past, there have been various proposals by the federal government to fund legislative initiatives through increases in federal excise taxes on tobacco products. In 1993, the Clinton Administration proposed a significant increase in excise taxes on cigars, pipe tobacco, cigarettes and other tobacco products to fund the Clinton Administration's health care reform program. The Company believes that the volume of cigars and pipe tobacco sold would have been dramatically reduced if excise taxes were enacted as originally proposed as part of the Clinton Administration's health care reform program. Future enactment of significant increases in excise taxes, such as those initially proposed by the Clinton Administration or other proposals not linked specifically to health care reform, would have a material adverse effect on the business of the Company. The Company is unable to predict the likelihood of the passage or the enactment of future increases in tobacco excise taxes.


     Tobacco products are also subject to certain state and local taxes. Deficit concerns at the state level continue to exert pressure to increase tobacco taxes. Since 1964, the number of states that tax cigars has risen from six to forty-one. Since 1988, the following eleven states have enacted excise taxes on cigars, where no prior tax had been in effect: California, Connecticut, New Jersey, New York, North Carolina, Ohio, South Dakota, Rhode Island, Illinois, Missouri and Michigan. State excise taxes generally range from 2% to 75% of the wholesale purchase price. In addition, the following nine states have increased existing taxes on large cigars since 1988: Arizona, Arkansas, Idaho, Iowa, Maine, New York, North Dakota, Vermont and Washington. The following five states tax little cigars at the same rates as cigarettes: California, Connecticut, Iowa, Oregon and Tennessee. Except for Tennessee, all of these states have increased their cigarette taxes since 1988.


     State cigar excise taxes are not subject to caps similar to the federal cigar excise tax. From time to time, the imposition of state and local taxes has had some impact on sales regionally. The enactment of new state excise taxes and the increase in existing state excise taxes are likely to have an adverse effect on regional sales as cigar consumption generally declines, which in turn is likely to have an adverse effect on the Company's results of operations.


EMPLOYEES

     Consolidated Cigar employs approximately 4,000 persons. The Company believes that its relations with its employees are satisfactory. Union contracts, expiring at various dates, cover salesmen in New York and hourly employees in McAdoo, Pennsylvania and Richmond, Virginia. The McAdoo agreement with the Teamsters Local 401 expires in December 1998 and the Richmond agreement with the Warehouse Employees Local 322 expires in January 1999. The Company has experienced no work stoppages in the last ten years.

PROPERTIES

     As of June 29, 1996, the principal properties owned or leased by Consolidated Cigar for use in its business included:

                                                                                                       APPROXIMATE
                                                                                           OWNED OR    FLOOR SPACE
LOCATION                                     PRINCIPAL USE                                  LEASED      (SQ. FT.)
-------------------------------------------  -------------------------------------------   --------    -----------
Cayey, Puerto Rico.........................  Mass market cigar manufacturing                 Owned       280,000
Comerio, Puerto Rico.......................  Tobacco processing                              Owned       151,000
Danli, Honduras............................  Premium cigar manufacturing                     Owned        25,000
Fort Lauderdale, Florida...................  Administrative office                          Leased        19,000
La Romana, Dominican Republic..............  Premium cigar manufacturing                    Leased       133,000
Maypen, Jamaica(a).........................  Premium cigar manufacturing                     Owned        25,000
McAdoo, Pennsylvania.......................  Mass market cigar manufacturing and
                                             distribution                                    Owned       369,000

Richmond, Virginia.........................  Pipe tobacco manufacturing and premium
                                             cigar distribution                             Leased        90,000

------------------
(a) Facility is under construction and is expected to be completed by the end of 1996.


     The Company believes that its existing and planned manufacturing facilities and distribution centers are adequate for the current level of the Company's operations. The Company believes that additional facilities, if necessary, would be readily available on a timely basis on commercially reasonable terms. The Company is expanding its existing manufacturing facilities in the Dominican Republic and Honduras, is constructing, as part of a joint venture, new facilities in Jamaica and is improving manufacturing efficiencies in existing facilities, for a total expected cost of approximately $4 million.
See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

     Further, the Company believes that the leased space that houses its existing manufacturing and distribution facilities is not unique and could be readily replaced, if necessary, at the end of the terms of its existing leases on commercially reasonable terms. The Company's leases have expiration dates ranging from 1999 to 2000, many of which are renewable at the option of the Company.

     All of the principal properties owned by the Company are subject to first priority liens granted in favor of the lenders under the Credit Agreement. See 'Description of Certain Indebtedness--Credit Agreement.'

     The Company has excess capacity in all of its cigar and pipe tobacco plants. The Company's ability to take advantage of such excess capacity by increasing shift operations and the production of premium and mass market cigars may be limited by the availability of trained laborers and shortages in the supply of tobacco. See '--Backorders.'

     The Company believes that its facilities are well maintained and in substantial compliance with environmental laws and regulations.

CONTINGENT AND OTHER LIABILITIES ASSUMED IN CONNECTION WITH THE ABEX
TRANSACTIONS


     In connection with the Abex Transactions, the Company entered into a transfer agreement (the 'Transfer Agreement') pursuant to which it assumed and agreed to indemnify PCT against, or to manage on PCT's behalf, various contingent and other liabilities as set forth below. In addition, the Company assumed responsibility for various other matters relating to businesses formerly conducted by Abex.



  Environmental Matters

     Certain of Abex's former subsidiaries have been named as parties in several governmental enforcement and private actions seeking cleanup costs and/or damages for personal injury or property damage under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ('CERCLA'), and related federal and state laws. In addition, certain of these subsidiaries have been identified by governmental authorities as being potentially responsible for cleanup costs and/or natural resource damages or have received inquiries from governmental authorities regarding their possible involvement with hazardous waste sites. One such site in Portsmouth, Virginia, which was formerly operated by Abex and a portion of which is owned by the Company, has been placed on the National Priorities List under CERCLA. The potential costs related to such matters and the possible impact thereof on future operations are uncertain due to, among other factors, the following: uncertainty regarding the extent of prior pollution; the complexity of laws and regulations and their interpretations; the varying costs and effectiveness of alternative cleanup technologies and methods; and the questionable and varying degrees of responsibility and/or involvement by Abex subsidiaries.


     Under applicable state and federal law, including CERCLA, each potentially responsible party ('PRP') can be held jointly and severally liable for all cleanup and related costs at each site. For the reasons noted above, it is impossible to predict the extent to which remediation will be required at a particular site and the ultimate cost thereof. Based upon its present knowledge of the sites at which Pneumo Abex has been named as a PRP, the Company estimates that the total cost of investigation and remediation at all sites, to all identified PRPs, could exceed $200 million. Pneumo Abex's share of liability at most sites is expected to be minimal. With respect to the Portsmouth site, Pneumo Abex has entered into a Consent Decree in which the EPA has required that financial responsibility in the amount of $20 million be established as evidence of Pneumo Abex's financial capability of undertaking the remedial work. As discussed below, the Company is indemnified by Whitman Corporation ('Whitman') for the costs of establishing and maintaining letters of credit that establish such financial responsibility. Whitman also is required to indemnify the Company for the cleanup costs at such site.



     Pursuant to the Transfer Agreement, the Company agreed to indemnify PCT, to the extent not paid by third party indemnitors or insurers, with respect to all environmental matters associated with Abex's former operations other than the operations relating to PCT's aerospace business which were recently sold to Parker-Hannifin. The Company believes that its insurance coverage is sufficient to reimburse the Company for such environmental expenditures. Moreover, pursuant to a stock purchase agreement, dated April 28, 1988, as amended, between Pneumo Abex and Whitman and related settlement agreement, dated September 23, 1991, between Pneumo Abex and Whitman (collectively, the 'Whitman Agreements'), Whitman is obligated to indemnify Pneumo Abex for costs, expenses and liabilities relating to environmental and natural resource matters to the extent attributable to the operation of the businesses acquired from Whitman prior to their acquisition in 1988, subject to certain conditions and limitations principally relating to compliance with notice, cooperation and other procedural requirements. Generally, known and unknown liabilities arising after the 1988 Whitman acquisition, of which there have been few to date, are the responsibility of PCT or the Company. Whitman is generally discharging the related liabilities in the ordinary course. Whitman is actively managing a significant number of indemnified matters, including the potential cleanup of the Portsmouth, Virginia site, and the Company's involvement varies and is limited for those matters being managed by Whitman. Other third party indemnitors include FMC Corporation, Wagner Electric Corporation and BFGoodrich Company, each of which purchased assets and businesses of Pneumo Abex and agreed to indemnify Pneumo Abex for any liabilities arising out of their operations subsequent to the date of closing each respective transaction.



     In addition to the remedial action costs for the Portsmouth, Virginia site, as to which Whitman has acknowledged its indemnification responsibilities, there are approximately 30 tort claims pending against Pneumo Abex alleging exposure to lead dust from the Portsmouth site. Whitman has agreed to fund 50% of the defense costs and has reserved its rights on any obligation to indemnify Pneumo Abex in the event of an adverse outcome. These cases are in the preliminary stages of discovery and the Company believes that there is a lack of proof of any causal connection between the alleged damages and Pneumo Abex's activities at the site. The Company is defending these cases vigorously. Based upon currently available information, the Company believes that the resolution of these matters will not have a material adverse effect on the Company's financial condition.


     Based upon the Company's experience to date (including the existence of the indemnification arrangements referred to above), the cost of compliance with environmental laws is not expected to have a material adverse effect on the Company's earnings, liquidity or competitive position. However, future events, such as changes in existing laws or enforcement policies, may give rise to additional compliance and/or other costs which could have a material adverse effect on the Company's financial condition or results of operations.

     The Company has not recognized any liability in its financial statements for environmental matters occurring prior to the 1988 Whitman acquisition which are covered by Whitman's indemnification obligations under the Whitman Agreements. Management of the Company considers these obligations to be Whitman's and monitors the financial position of Whitman to determine the level of uncertainty associated with Whitman's ability to satisfy its obligations. Based upon Whitman's active management of indemnifiable matters, its discharging of the related liabilities when required, and its financial position based upon publicly filed financial statements, the Company believes that the likelihood of

Whitman failing to satisfy its obligations is remote.

  Asbestos Matters

     A predecessor of Pneumo Abex has been named as a defendant in personal injury lawsuits claiming damages relating to asbestos-containing friction products formerly manufactured by such predecessor. The predecessor, which discontinued the manufacture and sale of asbestos-containing friction products in the United States in 1987, has never been found liable in any such case. As of September 30, 1996, Pneumo Abex or the predecessor had been named as a defendant in approximately 50,000 pending claims, typically with 10 to 30 or more co-defendants.


     Pursuant to the Whitman Agreements, Whitman has retained ultimate responsibility for all asbestos-related claims made through August 1998 and for certain asbestos-related claims asserted thereafter. In connection with the sale by Abex in December 1994 of its friction products division (the 'Friction Products Sale'), a subsidiary of Cooper Industries, Inc. ('Cooper') assumed responsibility for substantially all of the asbestos-related claims made after August 1998 and therefore not subject to the Whitman indemnity. Pneumo Abex maintained products liability insurance covering substantially all of the period during which asbestos-containing products were manufactured and both the Company and Whitman have the benefit of such insurance. Pursuant to court rulings and interim agreements reached with certain insurance carriers, Pneumo Abex is being reimbursed for approximately 90% of the aggregate defense and settlement costs associated with such claims, and continues to seek recovery of the remaining amount of unreimbursed costs from its carriers in an ongoing insurance coverage litigation commenced by Pneumo Abex in 1982. As of September 30, 1996, the Company had approximately

$7.4 million in unreimbursed defense and settlement costs pending receipt from the insurance carriers or Whitman.


     The Company is unable to predict the amount of future defense and settlement costs associated with asbestos litigation, but consistent with Abex's historical treatment, the Company has not recognized any liability in its financial statements for asbestos-related claims as substantially all of these costs are expected to be insured and, to the extent not insured entirely, are covered by Whitman's indemnifications under the Whitman Agreements or by Cooper.


     Although PCT retains ultimate responsibility and indemnifies the Company for such matters under the Transfer Agreement, the Company undertakes administrative and funding obligations with respect to such matters, including as to such unreimbursed defense and settlement costs subject to certain termination events as described below. PCT's obligation to make reimbursement for the amounts so funded will be limited to amounts received by PCT under related indemnification and insurance agreements. The Company's administrative and funding obligations would be terminated in the case of a bankruptcy of Pneumo Abex or PCT or, following an exhaustion of available insurance, either a bankruptcy of Whitman or Cooper or the failure of Whitman or Cooper to make required indemnification payments other than for reasons primarily caused by actions or inactions taken by the Company.



     Based upon the Company's experience to date (including the court rulings and interim agreements relating to its insurers described above and the existence of the indemnification arrangements with Whitman and Cooper), the Company believes that defense and settlement costs associated with asbestos-related claims arising out of the former friction products business will not have a material adverse effect on the Company's financial condition or results of operations. As discussed in '--Environmental Matters' above, the Company monitors Whitman's financial position and believes that the likelihood of Whitman failing to satisfy its obligations is remote. A substantial failure of Pneumo Abex's insurance and the indemnification arrangements with Whitman or Cooper, however, could have a material adverse effect on the Company.


  Tax Matters

     In connection with the Abex Transactions, the Company entered into a tax sharing agreement with PCT, pursuant to which the Company has agreed to indemnify PCT with respect to all taxes applicable to periods prior to June 15, 1995 except for foreign taxes related to PCT's aerospace business.


     In connection with the July 16, 1992 distribution (the '1992 Distribution') of Abex, the predecessor of the Company, to the stockholders of its prior parent, The Henley Group, Inc. ('Henley'), Abex entered into a tax sharing agreement with Henley in which Abex indemnified Henley for tax liabilities resulting from certain adjustments to the tax liabilities of Abex entities and for certain tax liabilities of a prior affiliated company, Wheelabrator Technologies Inc. for the period from May 26, 1986 through December 31, 1988. All federal tax liabilities related to this period were settled prior to 1995; however, certain state tax liabilities of approximately $7 million remained open as of December 31, 1995.



     Abex had been included in the consolidated federal income tax return of Henley for 1990 and 1991. The Internal Revenue Service has asserted deficiencies against Henley for these periods of approximately $23 million, plus interest. Koll Real Estate Group, Inc. ('Koll'), as the parent of Henley, has indicated that it will vigorously contest the deficiencies through the administrative appeals process as well as in court and that a final conclusion to this matter could take several years. In any event, the adjustments creating these deficiencies do not relate to Abex entities and are therefore not liabilities of the Company as successor to Abex under the tax sharing agreement. However, if Henley or Koll were unable to pay any deficiency remaining after the review process, then the Internal Revenue Service, in accordance with Treasury Regulation 1.1502-06, could seek payment from any of the other entities that were included in the federal consolidated return of Henley for 1990 and 1991, including the Company as successor to Abex.



     Koll has recently announced that it is soliciting consents from its debtholders for a financial restructuring, but the Company is presently unable to determine the effect, if any, of a financial restructuring on the ability of Koll to pay any remaining deficiency.

     Management believes that reserves as of September 30, 1996 are adequate for all indemnifications associated with these tax sharing agreements as well as any potential liability asserted by the Internal Revenue Service in accordance with Treasury Regulation 1.1502-06.



  Other Matters



     The Company assumed responsibility under the Transfer Agreement for various other legal proceedings, claims and investigations related to various commercial transactions and product liability matters. Most of these other matters are covered by insurance, subject to deductibles and maximum limits, and/or by third party indemnities. The Company does not believe, based on currently available information, that the outcome of these other matters, irrespective of insurance coverage and third party indemnities, will have a material adverse effect on its financial position or results of operations.



     In connection with the 1992 Distribution, Abex assumed and agreed to indemnify Henley against certain liabilities related to the businesses of Henley or its predecessors, including certain liabilities relating to self-insurance programs. The Company believes that its balance sheet reflects adequate reserves for these matters. In addition, Abex guaranteed certain contingent obligations of Koll relating to a pension plan and environmental liabilities of Henley and certain of its predecessors, and Koll agreed to indemnify Abex in respect thereof. Koll has been discharging its responsibilities with respect to these guaranteed obligations in the ordinary course, and the Company does not believe, based on currently available information, that the guaranteed obligations would have a material adverse effect on its financial position or results of operations even if Koll were to stop discharging its responsibilities.



LEGAL PROCEEDINGS

     The Company is a party to lawsuits incidental to its business. The Company believes that the outcome of such pending legal proceedings in the aggregate will not have a material adverse effect on the Company's consolidated financial position. The Company carries general liability insurance but has no health hazard policy, which, to the best of the Company's knowledge, is consistent with industry practice. There can be no assurance, however, that the Company will not experience material health-related litigation in the future.


     In addition, various legal proceedings, claims and investigations are pending against the Company related to commercial transactions, product liability, safety and health matters and other environmental matters, involving Abex's former subsidiaries or their predecessors, including those for which the Company assumed responsibility pursuant to the Abex Transactions. See '--Contingent and Other Liabilities Assumed in Connection with the Abex Transactions.' Most of these matters are related to matters covered by insurance, subject to deductibles and maximum limits, and by third party indemnities. The Company does not believe, based on currently available information, that the outcome of these matters will have material adverse effect on its financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information (ages as of November 30, 1996) concerning the Directors and executive officers of the Company. All Directors serve terms of one year or until the election of their respective successors.



NAME                                               AGE   POSITION
------------------------------------------------   ---   ------------------------------------------------
Ronald O. Perelman..............................   53    Chairman of the Board of Directors and a
                                                           Director
Howard Gittis...................................   62    Vice Chairman and a Director
James R. Maher..................................   47    President, Chief Executive Officer and a
                                                           Director
Irwin Engelman..................................   62    Executive Vice President and Chief Financial
                                                           Officer
Barry F. Schwartz...............................   47    Executive Vice President and General Counsel
Theo W. Folz....................................   53    President and Chief Executive Officer of Tobacco
                                                           Products Group and a Director
Gary R. Ellis...................................   43    Senior Vice President and Chief Financial
                                                           Officer of Tobacco Products Group
Philip E. Beekman...............................   65    Director
Jewel S. Lafontant-Mankarious...................   73    Director
Drew Lewis......................................   65    Director
Robert Sargent Shriver III......................   42    Director



     Mr. Perelman has been Chairman of the Board of the Company since June 1995. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of Mafco Holdings and MacAndrews & Forbes Holdings Inc. (together with Mafco Holdings, 'MacAndrews & Forbes') and various of their affiliates since 1980. Mr. Perelman also is Chairman of the Board of Andrews Group Incorporated ('Andrews Group'), Cigar Holdings, Meridian Sports Incorporated ('Meridian Sports'), New World Communications Group Incorporated ('New World'), PCT and Toy Biz, Inc. ('Toy Biz') and is the Chairman of the Executive Committee of the Boards of Directors of Marvel Entertainment Group, Inc. ('Marvel'), Revlon Consumer Products Corporation ('Revlon Products') and Revlon, Inc. ('Revlon'). Mr. Perelman is a Director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934, as amended (the 'Exchange Act'): Andrews Group, Cigar Holdings, The Coleman Company, Inc. ('Coleman'), Coleman Holdings Inc., Coleman Worldwide Corporation ('Coleman Worldwide'), Consolidated Cigar, First Nationwide Bank, a Federal Savings Bank ('First Nationwide Bank'), First

Nationwide Holdings, Inc. ('First Nationwide'), First Nationwide (Parent) Holdings Inc. ('First Nationwide Parent'), Mafco Consolidated, Marvel, Marvel Holdings Inc. ('Marvel Holdings'), Marvel (Parent) Holdings Inc. ('Marvel Parent'), Marvel III Holdings Inc. ('Marvel III'), Meridian Sports, New World, New World Television, NWCG Holdings Corporation ('NWCG Holdings'), PCT, Pneumo Abex, Revlon, Inc., Revlon Products, Revlon Worldwide Corporation ('Revlon Worldwide') and Toy Biz.



     Mr. Gittis has been Vice Chairman and a Director of the Company since June 1995. Mr. Gittis has been Vice Chairman and a Director of MacAndrews & Forbes and various of its affiliates since 1985. Mr. Gittis is a Director of the following corporations which file reports pursuant to the Exchange Act: Andrews Group, Cigar Holdings, Consolidated Cigar, First Nationwide, First Nationwide Bank, First Nationwide Parent, Jones Apparel Group, Inc., Loral Corporation, New World, New World Television, NWCG Holdings, PCT, Pneumo Abex, Revlon Worldwide, Revlon and Revlon Products and Rutherford-Moran Oil Corporation.


     Mr. Maher has been President, Chief Executive Officer and a Director of the Company since June 1995. Mr. Maher was Chairman of the Board of Laboratory Corporation of America Holdings, a clinical laboratory company, from 1995 to April 1996 and was President and Chief Executive Officer of National Health Laboratories Holdings Inc., a clinical laboratory company, from 1992 to 1995. Mr. Maher was Vice Chairman of The First Boston Corporation, an investment bank, from 1990 to 1992 and Managing Director of The First Boston Corporation from 1982 to 1990. Mr. Maher is a Director of First Brands Corporation, which files reports pursuant to the Exchange Act.


     Mr. Engelman has been the Executive Vice President and Chief Financial Officer of the Company since June 1995 and has been the Executive Vice President and Chief Financial Officer of MacAndrews & Forbes and various of its affiliates since February 1992. Mr. Engelman was Executive Vice President and Chief Financial Officer of GAF Corporation, a specialty chemical and building materials company, from 1990 to February 1992. Mr. Engelman was President and Chief Operating Officer of Citytrust Bancorp Inc. from 1988 to 1990; Executive Vice President of the Blackstone Group LP from 1987 to 1988; and Executive Vice President of General Foods Corporation for more than five years prior to 1987.

     Mr. Schwartz has been Executive Vice President and General Counsel of the Company since June 1995. He has been Executive Vice President and General Counsel of MacAndrews & Forbes and various of its affiliates, including Cigar Holdings, since 1993. Mr. Schwartz was Senior Vice President of MacAndrews & Forbes from 1989 to 1993.



     Mr. Folz has been President and Chief Executive Officer of the Tobacco Products Group and a Director of the Company since June 1995. Mr. Folz has been a Director and President and Chief Executive Officer of Cigar Holdings since June 1996, Consolidated Cigar since August 1984 and Vice Chairman, Director and Chief Executive Officer of Mafco Worldwide since January 1995.



     Mr. Ellis has been Senior Vice President and Chief Financial Officer of the Tobacco Products Group of the Company since June 1995. Mr. Ellis has been Senior Vice President, Chief Financial Officer and Treasurer of Cigar Holdings since June 1996 and Consolidated Cigar since November 1988.


     Mr. Beekman has been a Director of the Company since June 1995. Mr. Beekman has been President of Owl Hollow Enterprises, a consulting and investment company, for more than the past five years. Prior to that time Mr. Beekman was Chairman of the Board of Directors and Chief Executive Officer of Hook-SuperRx, Inc. Mr. Beekman also is a Director of Fisher Scientific International Inc. which files reports pursuant to the Exchange Act.

     Ms. LaFontant-Mankarious has been a Director of the Company since June 1995. Ms. LaFontant-Mankarious has been a Partner in the law firm of Holleb & Coff since 1993. From 1989 to 1993, Ms. LaFontant-Mankarious was a United States Ambassador-at-Large. Ms. LaFontant-Mankarious also is a Director of Trans World Airlines, Inc.


     Mr. Lewis has been a Director of the Company since May 1996. Mr. Lewis has been Chairman and Chief Executive Officer of Union Pacific Corporation, a diversified holding company, since 1994 and, for more than five years prior to such date, was President and Chief Executive Officer of Union Pacific Corporation ('Union Pacific'). Mr. Lewis also is a Director of the following corporations which file reports pursuant to the Exchange Act: American Express Company, Ford Motor Company, FPL Group, Inc., Gannett Co., Inc., Lucent Technologies Inc, Union Pacific and Union Pacific Resources Group.


     Mr. Shriver has been a Director of the Company since 1995. Mr. Shriver has been President of Special Olympic Productions, Inc. for more than the past five years. Mr. Shriver also is a Director of MK Gold Company which files reports pursuant to the Exchange Act.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has established an Executive Committee consisting of Messrs. Perelman, Gittis and Maher, an Audit Committee consisting of Messrs. Beekman and Shriver and a Compensation Committee consisting of Messrs. Gittis and Shriver and Ms. LaFontant-Mankarious.

     The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company when necessary in between meetings of the Board of Directors.

     The Compensation Committee has the responsibility of reviewing the performance of the executive officers of the Company and recommending to the Board of Directors of the Company annual salary and bonus amounts for all officers of the Company. The Compensation Committee shall consist of at least two Directors who are 'outside directors' within the meaning of Section 162(m) of the Code.

     The Audit Committee has the responsibility of reviewing and supervising the financial controls of the Company. The Audit Committee's responsibilities include (i) making recommendations to the Board of Directors of the Company with respect to the Company's financial statements and the appointment of independent auditors, (ii) reviewing significant audit and accounting policies and practices of the Company, (iii) meeting with the Company's independent public accountants concerning, among other things, the scope of audits and reports and (iv) reviewing the performance of overall accounting and financial controls of the Company.

COMPENSATION OF DIRECTORS

     Directors who do not receive compensation as officers or employees of the Company or any of its affiliates will be paid an annual retainer fee of $25,000 and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend, plus reasonable out-of-pocket expenses.


     On July 22, 1996, the Company granted options to acquire 750,000 shares of Company Common Stock to Mr. Perelman as compensation for services rendered and to be rendered to the Company by Mr. Perelman in his capacity as Chairman of the Board of Directors. Such options have an exercise price of $21.50 per share (market price on the date of grant) and vest with respect to one third of the shares subject to the options on the date of grant, and with respect to an additional one third of such shares on each of July 22, 1997 and July 22, 1998. The options expire on July 22, 2006.


EXECUTIVE COMPENSATION

     The following table presents certain information concerning compensation paid or accrued for services rendered to the Company in all capacities during the three years ended December 31, 1995 for the Chief Executive Officer and the two other executive officers of the Company whose total annual salary and bonus in the last fiscal year exceeded $100,000 (collectively, the 'Named Executive Officers').

                           SUMMARY COMPENSATION TABLE



                                                                                          ANNUAL COMPENSATION
                                                                                      ----------------------------
                                                           ANNUAL COMPENSATION         SECURITIES      ALL OTHER
                                                       ----------------------------    UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION                            YEAR   SALARY($)   BONUS($)     OPTIONS(#)         ($)
-----------------------------------------------------  ----   ---------   ---------   -------------   ------------
James R. Maher
  President and Chief Executive Officer..............  1995     500,000   1,000,000      750,000         1,843,750(a)
Theo W. Folz                                           1995   1,000,000   1,000,000                          3,000(b)
  President and Chief Executive Officer of             1994     675,000     400,000                          3,000(b)
  Consolidated Cigar.................................  1993     638,000     300,000           --             4,717(b)
Gary R. Ellis                                          1995     200,000     200,000                          3,000(b)
  Senior Vice President and Chief Financial            1994     185,000     100,000                          3,000(b)
  Officer of Consolidated Cigar......................  1993     175,000      75,000           --             4,717(b)


------------------

(a) Represents that portion of the special payment that has vested under Mr. Maher's employment agreement with the Company, assuming that Mr. Maher becomes entitled to the maximum amount payable under his employment agreement. See '--Employment Agreements.'



(b) Represents the Company's contribution to the employee's account under Consolidated Cigar's 401(k) plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options under the Mafco Consolidated Group Inc. 1995 Stock Option Plan to the Company's Chief Executive Officer in 1995. No option grants were made to the other Named Executive Officers in 1995.

                      OPTION GRANTS IN LAST FISCAL YEAR(a)

                                                                                               POTENTIAL RELIZABLE
                                                                                                     VALUE AT
                                                INDIVIDUAL GRANT                              ASSUMED ANNUAL RATE OF
                       -------------------------------------------------------------------   STOCK PRICE APPRECIATION
                          NUMBER OF       PERCENT OF TOTAL                                             FOR
                         SECURITIES        OPTIONS GRANTED     EXERCISE OR                        OPTION TERM(b)
                         UNDERLYING         TO EMPLOYEES       BASE PRICE     EXPIRATION     ------------------------
        NAME           OPTIONS GRANTED         IN 1995           ($/SH)          DATE          5%($)        10%($)

---------------------  ---------------   -------------------   -----------   -------------   ----------   -----------
James R. Maher             750,000(c)            100%            $17.375     June 30, 2005   $8,193,750   $20,771,250

------------------

(a) No stock appreciation rights were granted by the Company in 1995.

(b) These amounts, based on assumed appreciation rates of 5% and 10% prescribed by the rules of the Securities and Exchange Commission (the 'Commission'), are not intended to forecast possible future appreciation, if any, of the price of the Company Common Stock. These amounts assume a compounded appreciation rate per year for 10 years from the grant price. For the 5% column, the appreciated price would be $28.30 and for the 10% column, the appreciated price would be $45.07. The Company did not use an alternative formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. There can be no assurance that the amounts in this table will be achieved.

(c) Such stock options vest one-third upon grant (December 1, 1995) and one-third on each of July 1, 1996 and 1997.

     In addition, on June 25, 1996, the Company granted to Mr. Folz options to purchase 100,000 shares of Company Common Stock at an exercise price of $22.00 per share (market value on the date of grant). These options have a term of ten years and vest 25% upon the date of grant and 25% on each of the first, second and third anniversaries of the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information with respect to options exercised by the Company's Chief Executive Officer during 1995 and the number and value of securities underlying unexercised options held by the Company's Chief Executive Officer on December 31, 1995. No options were held by the other Named Executive Officers on December 31, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                      NUMBER OF SECURITIES
                                                                           UNDERLYING               VALUE OF UNEXERCISED
                                                                       UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                         SHARES                       AT FISCAL YEAR END(#)       AT FISCAL YEAR END($)(A)
                                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                NAME                   EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------  -----------   -----------   -----------   -------------   -----------   -------------
James R. Maher                                --            --        250,000       500,000       $ 156,250      $ 312,500


------------------

(a) Amounts shown represent the market value of the underlying Company Common Stock at year end calculated using the December 29, 1995 NYSE closing price per share of Company Common Stock of $18.00 minus the exercise price of the stock option. The actual value, if any, an executive may realize is dependent upon the amount by which the market price of the Company Common Stock exceeds the exercise price when the stock options are exercised. The actual value realized may be greater or less than the value shown in the table.

PERFORMANCE BONUS PLAN

     The Company has a performance bonus plan (the 'Performance Bonus Plan') for senior executive officers of the Company. The Performance Bonus Plan provides for the payment of cash compensation upon the achievement of predetermined individual and corporate performance goals during the calendar year. The Performance Bonus Plan is administered by the Compensation Committee. The Compensation Committee has the full power to select the senior executive officers for participation in the Performance Bonus Plan and to establish the performance goals for each senior executive officer in the Performance Bonus Plan. Compensation payable under the Performance Bonus Plan is intended to qualify as 'performance based compensation' under Section 162(m) of the Code. The payments under the Performance Bonus Plan to any one individual during any calendar year may not exceed $500,000. See '--Employment Agreements.'

TRANSACTION BONUS PLAN


     The Company has a performance bonus plan (the 'Transaction Bonus Plan') for the Company's Chief Executive Officer. The Transaction Bonus Plan provides for the payment of cash compensation to the Company's Chief Executive Officer for achieving certain performance goals relating to the consummation of acquisitions of businesses, divestitures of businesses or the value of any acquisitions and/or divestitures consummated during the applicable performance period. The Transaction Bonus Plan is administered by the Compensation Committee. Compensation payable under the Transaction Bonus Plan is intended to qualify as 'performance based compensation' under Section 162(m) of the Code. The payments under the Transaction Bonus Plan may not exceed an aggregate maximum of $4,000,000. In connection with the Disposition, the Company's Chief Executive Officer received a payment of approximately $3,000,000 under the Transaction Bonus Plan. See '--Employment Agreements.'


CONSOLIDATED CIGAR PERFORMANCE BONUS PLAN

     The Company has adopted the Consolidated Cigar Performance Bonus Plan.

Compensation payable under the Consolidated Cigar Performance Bonus Plan is intended to qualify as 'performance based compensation' under Section 162(m) of the Code. Senior executive officers of Cigar Holdings and Consolidated Cigar, selected for participation in the Consolidated Cigar Performance Bonus Plan by the Compensation Committee, will be entitled to participate in the Consolidated Cigar Performance Bonus Plan. The performance goals under the Consolidated Cigar Performance Bonus Plan will be based on achievement of EBITDA targets established by the Compensation Committee with respect to each calendar year. The payments under the Consolidated Cigar Performance Bonus Plan to any one individual during any calendar year may not exceed $2,000,000. See '--Employment Agreements.'

DEFINED BENEFIT PLAN

     Domestic (United States) salaried employees of Consolidated Cigar are eligible to participate in the Consolidated Cigar Domestic Salaried Employees' Defined Benefit Plan, a defined benefit pension plan (the 'Plan'), which, effective as of the end of 1995, was merged into a defined benefit pension plan sponsored by a subsidiary of the Company. The merger of the Plan did not change the level of pension benefits provided to Consolidated Cigar employees. Plan benefits are a factor of service (up to a maximum of 33 years) with Consolidated Cigar and Average Final Compensation (average monthly compensation during the 60 consecutive months in which compensation was highest in the 10 years prior to termination of employment). Compensation includes total wages, overtime, bonuses and 401(k) salary deferrals, and excludes fringe benefits and employer contributions to other deferred compensation plans. Benefits in the Plan are reduced by (i) any annuity purchased under the Gulf Western Consumer Products Salaries Employees Retirement Plan (the 'Gulf & Western Plan') as of March 8, 1983 and (ii) the actuarial equivalent of any Consolidated Cigar-provided benefits received under the Consolidated Cigar's 401(k) plan.

     The Company established a benefit restoration plan effective January 1, 1994 (the 'BRP') which was designed to restore retirement benefits to those employees whose eligible pension earnings were limited to $150,000 under regulations recently enacted by the Internal Revenue Service. The BRP is not funded and all other vesting and payment rules follow the Plan.

     The annual payment under the Plan and BRP, expressed as a straight life annuity, before adjustment for social security beginning at age 65 and before reduction for the Gulf & Western Plan or the Company's 401(k) plan, are as follows:



                                                                YEARS OF SERVICE
                                           ----------------------------------------------------------
REMUNERATION                                  5        10        15        20        25         35

-----------------------------------------  -------   -------   -------   -------   -------   --------
$ 50,000.................................  $ 3,780   $ 7,572   $11,352   $15,144   $18,900   $ 24,996
  75,000.................................    5,676    11,352    17,028    22,716    28,380     37,488
 100,000.................................    7,572    15,144    22,716    30,300    37,872     49,920
 125,000.................................    9,468    18,936    28,404    37,878    47,346     62,496
 150,000.................................   11,352    22,704    34,056    45,432    56,760     74,976
 175,000.................................   13,248    26,496    39,744    53,016    66,252     87,408
 200,000.................................   15,144    30,288    45,432    60,600    75,744     99,840
 225,000.................................   17,040    34,080    51,120    68,178    85,218    112,416
 250,000.................................   18,936    37,872    56,808    75,756    94,692    124,992
 300,000.................................   18,936    37,872    56,808    75,756    94,692    124,992
 400,000.................................   18,936    37,872    56,808    75,756    94,692    124,992
 450,000.................................   18,936    37,872    56,808    75,756    94,692    124,992
 500,000.................................   18,936    37,872    56,808    75,756    94,692    124,992



     Benefits under the Plan are subject to the maximum limitations imposed by federal law on pension benefits. The annual limitation in 1995 was $120,000 or $10,000 per month, based on a maximum annual compensation of $150,000. The maximum annual remuneration considered for purposes of the BRP was increased from approximately $250,000 in 1995 to $500,000 in 1996.


     As of December 31, 1995, the credited years of service were twelve years for Mr. Folz, seven years for Mr. Ellis and no years for Mr. Maher.

EMPLOYMENT AGREEMENTS


     The Company entered into an employment agreement (the 'CEO Employment Agreement') with Mr. Maher with respect to an employment term commencing on July 1, 1995 and ending on June 30, 1998. Under the CEO Employment Agreement, Mr. Maher has agreed to serve as the Company's President and Chief Executive Officer at a base salary of $1,000,000 per year. Mr. Maher received a one-time bonus of $1,000,000 upon execution of the CEO Employment Agreement. In addition, during the term of the CEO Employment Agreement Mr. Maher will earn a deferred bonus of $1,500,000 per year, which will be paid upon the later of the expiration of the term of the CEO Employment Agreement and the date Mr. Maher ceases to be a 'covered employee' under Section 162(m) of the Code. Mr. Maher also participates in the Performance Bonus Plan and the Transaction Bonus Plan and is entitled to receive certain stock options. The CEO Employment Agreement also grants Mr. Maher the right to receive a special payment, which right vests one-third on December 1, 1995, one-third on July 1, 1996 and one-third on July 1, 1997. The special payment will be paid upon the later of the expiration of the term of the CEO Employment Agreement and the date Mr. Maher ceases to be a 'covered employee' under Section 162(m) of the Code. The amount of the special payment will equal the product of (i) the difference between (A) the lower of (x) $17.375 and (y) the price of a share of Company Common Stock on the date of payment and (B) $10.00 and (ii) 750,000, up to a maximum of approximately $5.5 million. Mr. Maher also receives certain benefits, including the use of an automobile, participation in the Company's retirement and welfare plans, life insurance coverage equal to four times his base salary, health benefits coverage with 100% reimbursement of the reasonable and customary expenses incurred by Mr. Maher, his spouse and his dependents, and use of an aircraft, pursuant to the CEO Employment Agreement. Upon the death, disability or termination of Mr. Maher by the Company without cause (as defined in the CEO Employment Agreement), termination by Mr. Maher for good reason (as defined in the CEO Employment Agreement) or following a 'change in control' (as defined below), Mr. Maher will receive: (i) a lump sum accelerated payment of the amount of the base salary, deferred bonuses and performance bonuses otherwise payable during the remainder of the term of the CEO Employment Agreement (these payments will not be less than $3,000,000 in total); (ii) a payment of all transaction bonuses otherwise payable during the remainder of the term of the CEO Employment Agreement; (iii) a gross-up for any excise tax imposed on excess parachute payments under the Code;

(iv) vesting of stock options and the special payment; and (v) continued welfare benefits for Mr. Maher and his dependents for the remainder of the term of the CEO Employment Agreement. Upon the termination of employment of Mr. Maher by the Company for cause or by Mr. Maher otherwise than as described above, Mr. Maher will receive: (i) no further base salary; (ii) a pro rata performance bonus for the year of termination; (iii) in case of termination for cause only, a lump sum accelerated payment of deferred bonuses for the remainder of the term of the CEO Employment Agreement; and (iv) transaction bonuses for the remainder of the term of the CEO Employment Agreement. Under the CEO Employment Agreement, a 'change in control' of the Company means the failure of Ronald O. Perelman or his affiliated entities to beneficially own 25% or more of the voting power of the Company's voting securities, or some other person and its affiliates owning more than 50% of the voting power of the Company's voting securities.

     The Company also entered into an employment agreement (the 'Folz Employment Agreement') with Mr. Folz with respect to an employment term commencing on July 1, 1995 and ending on December 31, 1998, unless sooner terminated by Mr. Folz's death, disability, gross neglect or willful misconduct (in which case the Company may terminate immediately upon written notice), or the Company's breach of the Folz Employment Agreement. In the event of Mr. Folz's death or disability, a pro rated performance bonus and 60% of his base compensation is to be paid to Mr. Folz or his beneficiaries, as the case may be, for the longer of the remaining term of the Folz Employment Agreement or twelve months. In the event that the Company breaches the Folz Employment Agreement, Mr. Folz is entitled to terminate his employment under the agreement; in that event, a pro-rated performance bonus and the remaining base compensation specified in the agreement is to be paid to Mr. Folz offset by any other compensation Mr. Folz receives during this period, and Mr. Folz is entitled to group life, health and pension plan coverage for the longer of the remaining term of the Folz Employment Agreement or twelve months. Base salary for the year ended December 31, 1995 was $1,000,000 per annum pursuant to an arrangement (memorialized in the Folz Employment Agreement) entered into prior to the Abex Transactions. In addition, Mr. Folz participates in the Consolidated Cigar Performance Bonus Plan. As of August 1, 1996, for the services to be rendered by Mr. Folz to Cigar

Holdings and Consolidated Cigar, Consolidated Cigar has assumed the obligations of the Company under the Folz Employment Agreement with respect to a portion of the base salary and employee benefits to be provided to Mr. Folz under the Folz Employment Agreement and, simultaneously therewith, has entered into a new employment agreement with Mr. Folz memorializing such assumption and expiring on December 31, 1999. Consolidated Cigar has assumed 70% of the obligations of the Company under the Folz Employment Agreement with respect to any payments or benefits payable upon Mr. Folz's severance, death or disability. The base salary which will be paid by Consolidated Cigar to Mr. Folz will be $770,000 for the year ended December 31, 1996. In addition, Mr. Folz is eligible to participate in the Consolidated Cigar Performance Bonus Plan. See '--Consolidated Cigar Performance Bonus Plan.'

     Consolidated Cigar entered into an employment agreement with Mr. Ellis with respect to an employment term commencing July 1, 1995 and ending on December 31, 1998, unless sooner terminated by Mr. Ellis' death, disability (in which case Consolidated Cigar may elect to terminate the employment agreement), gross neglect or willful misconduct (in which case Consolidated Cigar may terminate immediately upon written notice) or Mr. Ellis' willful and material failure to perform his contractual obligations or by Consolidated Cigar's material breach of the Ellis Employment Agreement. In the event that Consolidated Cigar breaches the Ellis Employment Agreement, Mr. Ellis is entitled to terminate the employment agreement; in that event full compensation and benefits are to be paid to Mr. Ellis for the longer of the remaining term of the Ellis Employment Agreement or twelve months, offset by any other compensation of Mr. Ellis receives during this period. The Ellis Employment Agreement provides for an initial annual base salary of $200,000 for Mr. Ellis. The Ellis Employment Agreement also provides for a bonus expressed as a percentage of the Mr. Ellis' base salary provided that Consolidated Cigar achieves certain levels of operating performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995 Messrs. Gittis and Shriver and Ms. LaFontant-Mankarious served as members of the Compensation Committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth, as of November 30, 1996, the total number of shares of Company Common Stock beneficially owned, and the percent so owned, by each Director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Company Common Stock, by each Named Executive Officer and by all Directors and executive officers of the Company as a group.




                                                                                     NUMBER OF SHARES       PERCENTAGE
BENEFICIAL OWNER                                                                   BENEFICIALLY OWNED(A)     OF CLASS
--------------------------------------------------------------------------------   ---------------------    ----------
Ronald O. Perelman(b) ..........................................................         20,027,752              85%
  35 East 62nd Street
  New York, New York 10021
James R. Maher(c)...............................................................            500,000               2%
Philip E. Beekman...............................................................              5,000               *
Howard Gittis...................................................................              5,000               *
Drew Lewis......................................................................              2,000               *
Robert Sargent Shriver III......................................................              3,250               *
Barry F. Schwartz...............................................................              3,000               *
Theo W. Folz(d).................................................................             33,334               *
Gary R. Ellis...................................................................              1,000               *
All directors and executive officers as a group
  (11 persons)(e)(f)............................................................         20,580,336              86%


------------------
 * Less than 1%
(a) Shares of Company Common Stock that an individual or group has a right to acquire within 60 days after October 31, 1996 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(b) All but 250,000 of such shares of Company Common Stock are indirectly owned by Mr. Perelman through Mafco Holdings. The remaining 250,000 shares represent shares of Company Common Stock as to which Mr. Perelman has the right to acquire beneficial ownership upon the exercise of stock options. All of the shares owned by Mafco Holdings are, and shares of intermediate holding companies may from time to time be, pledged by Mafco Holdings to secure obligations.

(c) Represents shares of Company Common Stock as to which Mr. Maher has the right to acquire beneficial ownership upon the exercise of stock options.
(d) Represents shares of Company Common Stock as to which Mr. Folz has the right to acquire beneficial ownership upon the exercise of stock options.
(e) Includes 250,000, 500,000 and 33,334 shares of Company Common Stock as to which Messrs. Perelman, Maher and Folz, respectively, have the right to acquire beneficial ownership upon the exercise of stock options.

(f) Neither Ms. LaFontant-Mankarious, who is a Director of the Company, or Mr. Engelman, Executive Vice President and Chief Financial Officer of the Company, beneficially owns any shares of Company Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH MAFCO HOLDINGS

     Mafco Holdings currently indirectly owns approximately 85% of the outstanding shares of Company Common Stock. Mafco Holdings is wholly owned by Ronald O. Perelman. As a result of Mafco Holdings' stock ownership, the Company's Board of Directors is, and is expected to continue to be, comprised entirely of designees of Mafco Holdings, and Mafco Holdings is, and is expected to continue to be, able to direct and control the policies of the Company and its subsidiaries, including with respect to mergers, sales of assets and similar transactions.

     Mafco Holdings is a diversified holding company with interests in several industries. Through its 83% ownership of Revlon, Mafco Holdings is engaged in the cosmetics and skin care, fragrance and personal care products business. Mafco Holdings owns 83% of Coleman, which is engaged in the manufacture and marketing of recreational outdoor products, portable generators, power-washing equipment, spas and hot tubs and 65% of Meridian Sports, a manufacturer and marketer of specialized boats and water sports equipment. Marvel, a youth entertainment company, is 80% owned by Mafco Holdings. Mafco Holdings is also engaged in the television broadcast and programming production business through its approximate 42% ownership of New World Communications, and, through its 85% ownership of the Company, in the manufacture and distribution of cigars and pipe tobacco. Mafco Holdings also is in the financial services business through its 80% ownership of First Nationwide. The principal executive offices of Mafco Holdings are located at 35 East 62nd Street, New York, New York 10021.


     Employees of affiliates of the Company provide services to the Company in connection with insurance and legal services, benefit plan administration and other services and the Company reimburses such affiliates for the allocated share of the costs related to such employees. In 1995, the amount allocated to the Company was $436,414, and for the nine months ended September 30, 1996 was $484,915. The Company believes that the terms of such allocated services are at least as favorable to the Company as would be available from unaffiliated third parties.



     Included in accrued expenses and other liabilities are payables to Mafco Holdings and affiliates in the amount of $2.0 million and $544,000 at December 31, 1995 and 1994, respectively.


TAX SHARING AGREEMENT

     The Company and certain of its domestic subsidiaries (including Consolidated Cigar) (the 'Company Group') have been, for federal income tax purposes, members of an affiliated group of corporations of which Mafco Holdings was the common parent (the 'Mafco Holdings Group'). Accordingly, the Company Group has been included in the consolidated federal income tax returns and, to the extent permitted by applicable law, included in combined state or local income tax returns filed on behalf of the old Mafco Holdings Group. Pursuant to a tax sharing agreement (the 'Mafco Consolidated Tax Sharing Agreement') between the Company and Mafco Holdings, the Company is required to pay to Mafco Holdings with respect to each taxable year an amount equal to the consolidated federal and state and local income taxes that would have been incurred by the Company Group had it not been included in the consolidated federal and any combined state or local income tax returns filed by the Mafco Holdings Group. Pursuant to a tax sharing agreement (the 'Subsidiary Tax Sharing Agreement') between the Company and Consolidated Cigar, Consolidated Cigar is required to pay to the Company with respect to each taxable year an amount equal to the consolidated federal and state and local income taxes that would have been incurred by Consolidated Cigar had it not been included in the consolidated federal and any combined state or local income tax returns filed by the Mafco Holdings Group.

     Under existing federal income tax regulations the Company and Consolidated Cigar are liable for the consolidated federal income taxes of the Mafco Holdings Group for any taxable year in which they are a member of the Mafco Holdings Group. Pursuant to the Mafco Consolidated Tax Sharing Agreement and the Subsidiary Tax Sharing Agreement, Mafco Holdings has agreed to indemnify the Company, and the Company has agreed to indemnify Consolidated Cigar and its direct and indirect subsidiaries for any such federal income tax liability.

PROMISSORY NOTE

     In connection with the Cigar IPO, Cigar Holdings issued the Promissory Note in an original principal amount of $70 million to the Company. The Promissory
Note is noninterest bearing, unsecured, subordinated to senior indebtedness (as defined in the Promissory Note) and repayable in whole or in part at any time or from time to time without premium or penalty. The Promissory Note is payable in quarterly installments of $2.5 million beginning March 31, 1997 with the final installment payable on December 31, 2003. See 'Description of Certain Indebtedness.'

PURCHASE OF LICORICE EXTRACT

     Consolidated Cigar purchases all of the licorice extract used as flavoring and moistening agents in its manufacturing processes from Mafco Worldwide, which following the Disposition became an indirect wholly owned subsidiary of PCT. During the years ended December 31, 1993, 1994 and 1995, the Company purchased approximately $210,000, $265,000 and $269,000 of licorice extract from Mafco Worldwide. The Company believes that the licorice extract purchased from Mafco Worldwide was purchased on terms no less favorable to the Company than those obtainable in an arm's length transaction with an independent third party.

SPECIALTY PRODUCTS DIVISION

     Consolidated Cigar's Specialty Products Division assembles lipstick containers for Revlon Products, an 83% owned subsidiary of Mafco Holdings. Revlon Products purchased lipstick containers from the Company for approximately $481,000, $763,000 and $874,000 for the years ended December 31, 1993, 1994 and
1995, respectively. The Company believes that the terms of such arrangements with Revlon Products were no less favorable to Consolidated Cigar than those obtainable in an arm's length transaction with an independent third party.

LICENSE AGREEMENT

     Pursuant to a license agreement, Mafco Holdings has licensed to Mafco Worldwide on a royalty-free basis the right to use the name 'MacAndrews & Forbes' until November 12, 1997.

OPTION GRANT


     On July 22, 1996, the Company granted options to acquire 750,000 shares of Company Common Stock to Mr. Perelman as compensation for services rendered and to be rendered to the Company by Mr. Perelman in his capacity as Chairman of the Board of Directors. Such options have an exercise price of $21.50 per share (market price on the date of grant) and vest with respect to one third of the shares subject to the options on the date of grant, and with respect to an additional one third of such shares on each of July 22, 1997 and July 22, 1998. The options expire on July 22, 2006.


REGISTRATION RIGHTS AGREEMENTS

     Pursuant to a Registration Rights Agreement, Mafco Consolidated Holdings has the right to require the Company to use its best efforts to register under the Securities Act and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated Holdings all or a portion of the shares of Company Common Stock acquired by Mafco Consolidated Holdings pursuant to the Abex Transactions (the 'Registrable Shares'). The Company is not required to (i) effect a demand registration more than once in any 12 month period, (ii) effect more than two demand registrations with respect to the Registrable Shares or
(iii) file a registration statement during periods (not to exceed 60 days) when
(a) the Company is contemplating a public offering, (b) the Company is in possession of certain material non-public information or (c) audited financial statements are not available and their inclusion in a registration statement is required. In addition, and subject to certain conditions described in the Registration Rights Agreement, if at any time the Company proposes to register under the Securities Act an offering of shares of Company Common Stock or any other classes of equity securities, then Mafco Consolidated Holdings would have the right to require the Company to use its best efforts to effect the registration under the Securities Act and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated Holdings of all or a portion of the Registrable Shares as designated by Mafco Consolidated

Holdings. The Company is responsible for all expenses relating to the performance of, or compliance with, the Registration Rights Agreement, except that Mafco Consolidated Holdings is responsible for underwriters' discounts and selling commissions with respect to the Registrable Shares being sold.


     Prior to the consummation of the Cigar IPO, the Company and Cigar Holdings entered into a Registration Rights Agreement pursuant to which the Company and certain transferees of the Class B Common Stock, par value $0.01 per share (the 'Class B Common Stock') of Cigar Holdings held by the Company (the 'Holders') have the right to require Cigar Holdings to register (a 'Demand Registration') all or part of the Class A Common Stock issuable upon conversion of the Class B Common Stock owned by such Holders under the Securities Act); provided that Cigar Holdings (i) will not be obligated to effect a Demand Registration within 180 days of the closing date of the Cigar IPO unless the managing underwriter in the Cigar IPO has given its consent and (ii) may postpone giving effect to a Demand Registration for up to a period of 30 days if Cigar Holdings believes such registration might have a material adverse effect on any plan or proposal by Cigar Holdings with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or Cigar Holdings is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to Cigar Holdings. In addition, the Holders will have the right to participate in registrations by Cigar Holdings of its Class A Common Stock (a 'Piggyback Registration'). Cigar Holdings will pay any expenses incurred in connection with any Demand Registration or Piggyback Registration, except for underwriting discounts, commissions and certain expenses attributable to the shares of Class A Common Stock sold by such Holders.

             DESCRIPTION OF THE VALUE SUPPORT RIGHTS AND VSR NOTES


     The VSRs were issued under the VSR Agreement, a copy of which is filed as an exhibit to the Registration Statement, of which this Prospectus forms a part. The following summaries of certain provisions of the VSR Agreement are complete in all material respects. Where reference is made to particular provisions of the VSR Agreement, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. References to sections in the following summaries are references to sections of the VSR Agreement. The definitions of certain capitalized terms used in the following summary are set forth below under '--Certain Definitions Used in the VSR Agreement.'


GENERAL

     The VSRs are unsecured obligations of the Company and rank equally with all other unsubordinated indebtedness of the Company. American Stock Transfer & Trust Company will be the Trustee, Paying Agent and the Security Registrar under the VSR Agreement.

     The VSRs are issuable only in registered form. Payment of any amounts pursuant to the VSRs shall be made only upon presentation thereof by the Holders (as defined below) at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained by the Company for such purpose. (Section 3.7). All VSRs surrendered for payment shall be delivered to the Trustee and shall be promptly cancelled by it. (Section 3.9). No service charge will be made for any registration of transfer or exchange of VSRs, except that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. (Section 3.5). The VSRs may be surrendered for registration of transfer or exchange at the office maintained by the Company for that purpose in the Borough of Manhattan, The City of New York.

     The Company may deliver VSRs executed by the Company to the Trustee for authentication, together with a Company Order (as defined below) for the authentication and delivery of such VSRs. The Trustee, in accordance with such Company Order, shall authenticate and deliver such VSRs as provided in the VSR Agreement and not otherwise. (Section 3.3).

     Upon any application or request by the Company to the Trustee to take any action under any provision of the VSR Agreement, the Company shall furnish to the Trustee an Officers' Certificate (as defined below) stating that, in the opinion of the signer, all conditions precedent, if any, provided for in the VSR Agreement relating to the proposed action have been complied with and an Opinion of Counsel (as defined below) stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with. Every certificate or opinion with respect to compliance with a condition or covenant provided for in the VSR Agreement shall include: (i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinions are based;
(iii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with. (Section 1.2). The VSR Agreement also provides that the Trustee may rely upon determinations by the Company contained in an officer's certificate or by the Accounting Firm or any Independent Financial Expert and shall have no responsibility to independently determine such facts or amounts.


PAYMENT AT THE MATURITY DATE OR AN OPTIONAL CALL DATE


     The VSR Agreement provides that, subject to adjustment as described in '--Antidilution,' unless the right to receive any such amount previously has been satisfied in connection with an Optional Call Date, a Total Disposition, an Event of Default, or a Redemption Event (as such terms are defined herein), the Company shall pay to each Holder on the Maturity Date (as defined below) for each VSR held by such Holder, an amount, if any, as determined by an independent 'big six' accounting firm (other than the accounting firm or firms serving as the principal auditors for the Company or PCT) selected by the Company (the 'Accounting Firm'), equal to the lesser of (x) the excess, if any, of the Base Amount (as defined below) over the 30-Day Average Market Price (as defined below) and (y) $3.25. Such determinations by the Accounting Firm absent manifest error shall be final and binding on the Company and the Holders. (Section 3.1
(c)).

     Upon an Optional Call Date, the Company may, in its sole discretion, pay to the Holder thereof for each VSR represented thereby an amount, as determined by the Accounting Firm, payable in cash equal to the lesser of (x) the excess, if any, of the Base Amount over the 30-Day Average Market Price and (y) $3.25; provided, however, such amount (the 'Optional Call Payment Amount') shall in no event be less than $0.50 if such Optional Call Date is on or prior to January 1, 1998. Such determinations by the Accounting Firm absent manifest error shall be final and binding on the Company and the Holders. Such payment shall be made on any date (the 'Optional Call Payment Date') established by the Company, which in no event shall be more than 30 days after the Optional Call Date, to holders of record at the close of business on the tenth business day following such Optional Call Date. In the event the Company exercises its optional right to call the VSRs on an Optional Call Date, the Company will issue a press release on such date announcing such event, the Optional Call Payment Amount and the Optional Call Payment Date. As soon as practicable following such Optional Call Date, the Company shall give the Holder and the Trustee thereof notice that the Company has exercised its optional right to call the VSRs, the Optional Call Payment Amount and the Optional Call Payment Date; provided, however, such notice to the Holders may, at the option of the Company, occur simultaneously with the payment of the Optional Call Payment Amount. (Section 3.1(d)).

     During the 60-day period immediately preceding (and including) an Optional Call Date on which the Company exercises its optional right to call the VSRs or the Maturity Date, as the case may be, the Company shall not, and shall not permit any of its subsidiaries or affiliates (including for such purpose any director or officer of the Company and PCT) to, engage in any Prohibited Activity.

PAYMENT UPON THE OCCURRENCE OF A TOTAL DISPOSITION


     Upon the consummation of a Total Disposition (as defined below), the Company shall pay to each Holder for each VSR held by such Holder an amount in cash, if any, as determined by the Accounting Firm, equal to the lesser of (x) the excess, if any, of the Base Amount over the Total Disposition Amount (as defined below) and (y) $3.25. Such determinations by the Accounting Firm and any Independent Financial Expert (as defined below) absent manifest error shall be final and binding on the Company and the Holders. Such payment shall be made on the Total Disposition Payment Date (as defined herein). (Section 3.1(e)). As soon as practicable following a Total

Disposition, the Company shall give each Holder and the Trustee notice of such Total Disposition and the Total Disposition Payment Date. (Section 3.1(f)).

PAYMENT IN CASH OR VSR NOTES



     To the extent the aggregate principal amount of the senior debt obligation referred to below is at least $25,000,000, all amounts payable pursuant to the VSRs on the Maturity Date (but not otherwise) may be paid, at the option of the Company, either in cash or by the issuance not later than the date on which the cash amount would otherwise be payable of VSR Notes, which will be senior debt obligations of the Company that are not subordinated to any other debt obligation of the Company, with a principal amount equal to the amount of the payment due. In connection with such issuance, the Company may establish a minimum principal amount per VSR Payment Note not to exceed $1,000 and may require that VSR Notes will only be issued in specified increments not to exceed $1,000 above such minimum principal amount. Cash would be paid in lieu of the issuance of fractional VSR Notes and could be funded in whole or in part through the aggregation of fractional VSR Notes and sale of such VSR Notes in the market. Any VSR Notes issued by the Company in satisfaction of the Company's obligations with respect to VSRs shall be issued pursuant to an indenture that will be qualified under the TIA and will have a maturity of up to three years from the date of issuance and will have an interest rate and redemption provisions designed to result, in the joint opinion of Morgan Stanley and the independent financial advisor for the plaintiffs (the 'Plaintiffs' Advisor') referred to under 'Background and the Disposition--Background,' in the VSR Notes having a market value as of the date of issuance on a fully distributed basis equal to 100% of their principal amount. In the event Morgan Stanley and the Plaintiffs' Advisor are unable to agree, a nationally recognized investment banking firm shall be chosen by such firms; in such event, at the Company's option, either the opinion of such third firm or the opinion of the Plaintiffs' Advisor shall be controlling. The Company has agreed to cause any VSR Notes that may be issued to be registered under the Securities Act and listed on a national securities exchange or quoted for trading on the NASDAQ National Market.


OPTIONAL REDEMPTION

     Upon the occurrence of a Redemption Event (as defined below), the VSRs may be redeemed at the option of the Company in whole (but not in part) on or prior to the consummation of such event or transaction at a redemption price (the 'Redemption Price'), payable in cash, equal to the lesser of (x) 115% of the excess, if any, of the Base Amount determined as of the fifth Business Day (as defined below) prior to the date notices of redemption are mailed to Holders (the date of such mailing is referred to herein as the 'Redemption Notice Date') over the 30-day Average Market Price determined as of the Redemption Notice Date and (y) $3.25.

     A 'Redemption Event' shall be deemed to have occurred if either (i) as a result of an event beyond the reasonable control of the Company, the existence of the VSRs would cause the Company to cease to be a member of the consolidated group with respect to which the Company files consolidated federal income tax returns and such situation would be avoided or cured by the redemption of the VSRs or (ii) the VSRs would create any material financial or legal impediment to the consummation of any bona fide significant corporate event or transaction (a 'Redemption Transaction') involving the Company, which transaction would, if consummated, result in a Change of Control of the Company, and in connection with which transaction the Company has entered into definitive documentation which creates a binding obligation upon the Company to consummate such transaction (subject to customary conditions to closing and fiduciary obligations), in either of clauses (i) and (ii) as determined in good faith by the Board as evidenced by an Officers' Certificate of the Company.


     Notwithstanding the foregoing, VSRs may not be redeemed (i) if the Company or (unless it shall have been the subject of a Change of Control) PCT or any of their respective successors or Affiliates (including for such purpose any director or officer of the Company and PCT) shall have engaged in any Prohibited Activity during the 35-trading day period preceding the Redemption Notice Date or (ii) in the case of a Redemption Event arising out of a Redemption Transaction, unless such Redemption Transaction shall have been consummated on or prior to the Redemption Payment Date. In the event the VSRs cannot be redeemed as a result of the occurrence of either clause (i) or (ii) above, the VSRs will remain outstanding and continue to be governed by the terms of the VSR Agreement.

     Notice of redemption shall include the Redemption Price and if the Redemption Event arises out of a Redemption Transaction, a statement to the effect that such redemption is contingent upon the consummation of such Redemption Transaction, and shall be mailed at least 15 days but not more than 60 days before the date (the 'Redemption Payment Date') payments are scheduled to be made to each Holder of VSRs to be redeemed at its registered address. If money sufficient to pay the Redemption Price of all VSRs to be redeemed is deposited with the Paying Agent (as defined below) on or before the payment date, on or after such date the VSRs shall terminate and become null and void and the Holders thereof shall have no further rights with respect thereto other than to receive the Redemption Price, which, in the case of a Redemption Event arising out of a Redemption Transaction, shall be subject to the consummation of such Redemption Transaction. If the Redemption Transaction is not consummated, the VSRs would remain outstanding and continue to be governed by the terms of the VSR Agreement. (Section 3.1(h)).


NO INTEREST

     Notwithstanding any provision of the VSR Agreement or of the VSRs to the contrary, other than in the case of interest on the Default Payment Amount (as defined below), no interest shall accrue on any amounts payable on the VSRs to the Holders. (Section 3.1(i)).

EVENTS OF DEFAULT


     Unless all of the VSRs shall have already become due and payable, either the Trustee or the Holders of not less than 25% of the VSRs then Outstanding by notice in writing to the Company (and to the Trustee if given by the Holders)

may declare the VSRs to be due and payable immediately upon the occurrence of an Event of Default (as defined below) that is continuing (i.e., has not been cured) at the time of such declaration. In such event, the Default Amount shall become immediately due and payable and, thereafter, shall bear interest at the Default Interest Rate (as defined below) until payment is made to the Trustee. 'Event of Default,' with respect to the VSRs, means each of the following: (a) default in the payment of all or any part of the amounts payable in respect of any of the VSRs as and when the same shall become due and payable either at an Optional Call Payment Date, the Maturity Date, the Total Disposition Payment Date or Redemption Payment Date; (b) default in the performance, or breach, of any covenant or warranty of the Company, and continuance of such default or breach for a period of 90 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% of the Outstanding VSRs; or (c) certain events of bankruptcy, insolvency, reorganization or other similar events in respect of the Company. (Section 8.1).


     If at any time after such declaration of acceleration has been made, and before any judgment or decree for the payment of the amounts due shall have been obtained or entered, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay all amounts which shall have become due otherwise than by acceleration (with interest upon such overdue amount at the Default Interest Rate to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the Trustee except as a result of negligence or bad faith, and if any and all Events of Default, other than the non-payment of the amounts which have become due by acceleration, shall have been cured, waived or otherwise remedied, then the Holders of a majority of all the VSRs then Outstanding, by written notice to the Company and to the Trustee, may waive all defaults with respect to the VSRs and rescind and annul such declaration and its consequences. (Section 8.1).


REMEDIES OF THE TRUSTEE AND HOLDERS UPON AN EVENT OF DEFAULT



     If the Company shall default in the payment of all or any part of the VSRs, whether at an Optional Call Payment Date, the Maturity Date, the Total Disposition Payment Date, the Default Payment Date, or upon acceleration or otherwise, then upon demand of the Trustee, the Company will pay to the Trustee for the benefit of the Holders of the VSRs the whole amount that then shall have become due and payable on all VSRs (with interest from the date due and payable to the date of such payment upon the overdue amount at the Default Interest
Rate). (Section 8.2).



     If the Company shall fail to pay such amounts upon such demand, the Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Company or other obligor upon the VSRs and collect in the manner provided by law out of the property of the Company or other obligor upon such VSRs, wherever situated, the moneys adjudged or decreed to be payable. (Section 8.2).



     In case an Event of Default has occurred, has not been waived and is continuing, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by the VSR Agreement by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in the VSR Agreement or in aid of the exercise of any power granted in the VSR Agreement or to enforce any other legal or equitable right vested in the Trustee by the VSR Agreement or by law. (Section 8.4).



     No Holder of any VSR shall have any right to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the VSR Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy thereunder, unless such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Holders of not less than 25% of the VSRs then Outstanding shall have made written request upon the Trustee to institute such action or proceedings in its own name as trustee thereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee by the Holders of a majority of the VSRs. (Section 8.6).



     No delay or omission of the Trustee or of any Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and, except as described above, every power and remedy given by the VSR Agreement or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders. (Section 8.8).




     The Holders of a majority of the VSRs at the time Outstanding shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the VSRs; provided that such direction shall not be otherwise than in accordance with law and the provisions of the VSR Agreement; and provided further that, subject to certain provisions of the VSR Agreement, the Trustee shall have the right to decline to follow any such direction if the Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith by its board of directors, the executive committee, or a trust committee of directors or responsible officers of the Trustee shall determine that the action or proceedings so directed would involve the Trustee in personal liability or if the Trustee in good faith shall so determine that the actions or forebearance specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders of the Securities not joining in the giving of said direction, it being understood that, subject to certain provisions of the VSR Agreement, the Trustee shall have no duty to ascertain whether or not such actions or forebearance are unduly prejudicial to such Holders. (Section 8.9).



     The Trustee shall transmit to the Holders notice by mail of all defaults which have occurred within 90 days after the occurrence thereof, unless such defaults shall have been cured before the giving of such notice; provided that, except in the case of default in the payment of the amounts payable in respect of any of the VSRs, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers (as defined below) of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders. (Section 8.11).



PROHIBITED ACTIVITY AND MANIPULATIVE TRANSACTIONS



     During the 60-day period immediately preceding (and including) an Optional Call Date on which the Company exercises its optional right to call the VSRs or the Maturity Date, as the case may be, the Company shall not, and shall not permit any of its subsidiaries or Affiliates (including for such purpose any director or officer of the Company and PCT) to engage in any Prohibited Activity (as defined below). Moreover, neither the Company nor any of its Affiliates shall take any action that is intended to manipulate the 30-Day Average Market Price during the

60-day period immediately preceding (and including) an Optional Call Date on which the Company exercises its optional right to call the Securities or the Maturity Date, as the case may be.



     The Company shall not, and shall not permit any of its subsidiaries or Affiliates (including for such purpose any director or officer of the Company and PCT) to acquire in open market transactions, private transactions or otherwise, the Securities.


ANTIDILUTION

     In the event PCT shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the number of outstanding shares of PCT Common Stock (an 'Adjustment Event'), the Applicable Number with respect to shares of PCT Common Stock shall, from and after the date of such Adjustment Event (subject to further adjustment in accordance with this section), equal the Applicable Number with respect to the shares of PCT Common Stock, in effect immediately prior to such Adjustment Event, multiplied by a fraction, the numerator of which shall be the total number of shares of PCT Common Stock outstanding immediately following such Adjustment Event and the denominator of which shall be the total number of shares of PCT Common Stock outstanding immediately prior to such Adjustment Event. In the event that any securities received with respect to PCT Common Stock shall in any manner be subdivided (by stock split, stock dividend or otherwise) or combined (by reverse stock split or otherwise), appropriate adjustments shall be made in a manner consistent with the principles set forth in this section. Whenever such an adjustment is made, as provided above, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Trustee a copy of such certificate and (c) mail a brief summary thereof to each Holder. The Trustee shall be fully protected in relying on any such certificate and on any adjustment therein contained. Such adjustment absent manifest error shall be final and binding on the Company and the Holders. (Section 3.1(k)).

CERTAIN DEFINITIONS USED IN THE VSR AGREEMENT

     'Affiliate' of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, 'control' when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Securities (as defined below), by contract or otherwise; and the terms 'controlling' and 'controlled' have meanings correlative to the foregoing.

     'Applicable Number,' initially shall be equal to one, subject to adjustment as described under '--Antidilution' above.

     'Authorized Newspaper' means The Wall Street Journal (Eastern Edition), or if The Wall Street Journal (Eastern Edition) shall cease to be published, or, if the publication or general circulation of The Wall Street Journal (Eastern Edition) shall be suspended for whatever reason, such other English language newspapers of general circulation in The City of New York, New York, as is selected by the Company.

     'Base Amount' means, as of any date of determination the excess (rounded to the nearest $0.01) of (a) (x) $10.25, if the date of determination occurs on or prior to January 1, 1998, or (y) $11.00, if the date of determination occurs after January 1, 1998, over (b) the Distribution Amount (as defined below).

     'Business Day' means any day (other than a Saturday or a Sunday) on which banking institutions in The City of New York, New York are not authorized or obligated by law or executive order to close and, if the VSRs are listed on a national securities exchange, such exchange is open for trading.

     'Change of Control' shall mean, with respect to any specified Person, the occurrence of one or more of the following events: (i) a Person or entity or a group of Persons or entities acting in concert as a partnership, limited partnership, syndicate or other group (within the meaning of Rule 13d-3 under the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of shares representing 50% or more of the voting power of the outstanding shares of voting stock of such specified Person; (ii) such specified Person or any subsidiary of such specified Person shall merge or consolidate with any other Person and after giving effect to such merger or consolidation the holders of the voting stock of such specified Person immediately prior thereto will own shares representing less than 50% of the voting power of the voting stock of such specified Person or its ultimate parent; (iii) a sale or other disposition of all or substantially all of the assets of such specified Person; (iv) the issuance of shares of voting stock by such specified Person which would result in the number of shares of voting stock of such specified Person outstanding after such issuance being equal to or in excess of 150% of the number of shares of voting stock of such specified Person outstanding as of the Effective Date (subject to appropriate adjustment in the event of a stock split, stock dividend, recapitalization or other similar event applicable to shares of voting stock following the Effective Date); and (v) if such specified person is PCT, individuals who would constitute a majority of the nominees to be elected to the Board of Directors of PCT (the 'PCT Board') at any meeting of stockholders or by written consent (without regard to any members of the Board of Directors elected pursuant to the terms of any class or series of preferred stock of PCT) shall be elected to the PCT Board where the election or nomination for election by PCT's stockholders of such directors was not approved by a vote of at least a majority of the directors in office immediately prior to such election.

     'Company Request' or 'Company Order' means a written request or order signed in the name of the Company by the chairman of the Board of Directors or the president or any vice president, the controller or assistant controller and the treasurer or assistant treasurer or the secretary or any assistant secretary, and delivered to the Trustee.


     'Default Payment Amount' means, as of a Default Payment Date, an amount, if any, determined by the Accounting Firm equal to the lesser of (i) the excess, if any, of (x) the Base Amount determined as of such Default Payment Date over (y) the 30-Day Average Market Price determined as of such Default Payment Date and
(ii) $3.25.

     'Default Interest Rate' means 8.46% per annum.

     'Default Payment Date' means the date upon which the VSRs become due and payable as described in '--Events of Default.'

     'Distribution Amount' means, as of any date of determination, the sum of
(i) the value of all cash dividends or other cash distributions declared and paid with respect to the Applicable Number of shares of PCT Common Stock, (ii) all cash received by a holder of PCT Common Stock with respect to the Applicable Number of shares of PCT Common Stock, as consideration in a merger, consolidation or other business combination, (iii) the fair market value, as determined by the Independent Financial Expert, of all dividends or other distributions consisting of property or assets (other than cash, the VSRs or other securities, but including any rights, warrants, options to purchase securities or other securities that expire prior to an Optional Call Date or the Maturity Date, as the case may be (collectively, 'Designated Options')), declared and paid with respect to the Applicable Number of shares of PCT Common Stock and (iv) the fair market value, as determined by the Independent Financial Expert, of all consideration consisting of property or assets (other than cash, the VSRs, or other securities, but including Designated Options) received by a holder of PCT Common Stock with respect to the Applicable Number of shares of PCT Common Stock, as consideration in a merger, consolidation or other business combination, in all such cases from the Effective Date to such date of determination.

     For the purposes of this definition, (x) the amount of dividends declared and paid and the amount of consideration received with respect to the Applicable Number of shares of PCT Common Stock shall include dividends declared and paid and considerations received with respect to any securities paid as dividends or received as consideration with respect to the Applicable Number of shares of PCT Common Stock and (y) the fair market value of any Designated Option, as of any date of determination, shall equal the excess, if any, of the average of the Market Prices of the security underlying such Designated Option for the 30 consecutive trading days ended on the Business Day immediately prior to such date of determination (or if the underlying security no longer exists, for the 30 consecutive trading days ended on the Business Day immediately prior to the date of the transaction as a result of which such security ceased to exist) over the exercise price therefor provided in such Designated Option; provided, that, if on the date any such Designated Option expired, the Market Price of the security underlying such Designated Option was less than the exercise price therefor provided in such Designated Option, the fair market value of such Designated Option shall equal zero.

     'Effective Date' means November 30, 1996.

     'Holder' means a Person in whose name a VSR is registered in the Security Register.

     'Independent Financial Expert' means a nationally recognized investment banking firm selected by the Company, that does not have a direct or indirect ownership interest in the Company, or any of its Affiliates and that at the time it is called upon to give independent financial advice to the Company, is not (and none of whose directors, officers or Affiliates is) a director or officer of the Company or any of its Affiliates; provided, that, notwithstanding the foregoing, no such investment banking firm shall be disqualified from serving as an Independent Financial Expert solely by reason of its ownership, in the ordinary course of business, for its own account or for the account of any customer of securities of the Company or any Affiliate of the Company.

     'Market Price' means, as of any date of determination, for any security, the last reported sale price as reported on the principal national securities exchange on which such security is then listed, or, if (i) such security is not listed on a national securities exchange or (ii) such security is listed on a national securities exchange but the majority of the trading volume with respect to such security is effected on the NASDAQ National Market, the last reported sale price as reported on the NASDAQ National Market, or, if such security is not listed on a national securities exchange and is not quoted on NASDAQ National Market the average of the highest reported bid and lowest reported asked quotation on the NASDAQ or, if such security is not listed on a national securities exchange and is not quoted by the NASDAQ National Market or the NASDAQ but is traded in the over-the-counter market, the fair market value as determined by an Independent Financial Expert.

     'Maturity Date' means January 1, 1999.

     'NASDAQ' means the National Association of Securities Dealers, Inc. Automated Quotation System.

     'Officers' Certificate,' when used with respect to the Company, means a certificate signed by the chairman of the Board of Directors or the president or any vice president, the controller or assistant controller and the treasurer or assistant treasurer or the secretary or any assistant secretary of the Company, delivered to the Trustee.

     'Opinion of Counsel' means a written opinion of counsel, who may be counsel for the Company.

     'Optional Call Date' means each April 1, July 1, October 1 and January 1 from and including April 1, 1997 to and including October 1, 1998.

     'Outstanding' when used with respect to VSRs means, as of the date of determination, all VSRs theretofore authenticated and delivered under the VSR Agreement, except:

          (a) VSRs theretofore cancelled by the Trustee or delivered to the

     Trustee for cancellation;

          (b) From and after the earliest of the Default Payment Date, the Total Disposition Payment Date, an Optional Call Date or the Maturity Date, VSRs, for the payment of which money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust, or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such VSRs; and

          (c) VSRs in exchange for or in lieu of which other VSRs have been authenticated and delivered pursuant to the VSR Agreement, other than any such VSRs in respect of which there shall have been presented to the Trustee proof satisfactory to it that such VSRs are held by a bona fide purchaser in whose hands the VSRs are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite Outstanding VSRs have given any request, demand, direction, consent or waiver hereunder, VSRs owned by the Company or any Affiliate of the Company, whether held as treasury stock or otherwise, shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, direction, consent or waiver, only VSRs which the Trustee knows to be so owned shall be so disregarded.

     'Paying Agent' means any Person authorized by the Company to pay the amount payable, if any, on any VSRs on behalf of the Company, as described under '--Payment at the Maturity Date or the Optional Call Date,' '--Payment Upon the Occurrence of a Total Disposition,' '--Optional Redemption' and '--No Interest' above.

     'Person' means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

     'Prohibited Activity' means any acquisition or disposition in open market transactions, private transactions or otherwise, of (i) any shares of PCT Common Stock, (ii) any securities convertible into or exchangeable for shares of PCT Common Stock or (iii) any securities which holders of PCT Common Stock have received with respect to their shares of PCT Common Stock, whether as a dividend or distribution or in connection with a merger, consolidation or otherwise (other than, in each case, (w) shares of PCT Common Stock acquired on behalf of a 401(k) plan established for PCT and its subsidiaries to satisfy participant directions and related Company matching obligations, (x) shares issued or acquired pursuant to employee stock options granted to directors, officers or employees in the ordinary course of business prior to the first day of such period, (y) sales or other dispositions of shares by directors or officers of PCT or (z) acquisitions of up to an aggregate of 25,000 shares of PCT Common Stock in the open market by directors or officers).



     'Responsible Officer' when used with respect to the Trustee means any officer assigned to the Corporate Trust Office and also means, with respect to any particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

     'Security Register' shall mean the register kept at the Corporate Trust Office of the Trustee in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of VSRs and of transfers of VSRs.

     '30-Day Average Market Price' means, as of any date of determination, the average of the Market Price of the Applicable Number of shares of PCT Common Stock for the 30 consecutive trading days ended on the Business Day immediately prior to such date of determination. For purposes of this definition, the Market Price of the Applicable Number of shares of PCT Common Stock shall (following such receipt) include the Market Price of any securities (other than the VSRs) which shall have been received by a holder of PCT Common Stock with respect to the Applicable Number of shares of PCT Common Stock from the Effective Date to the date of determination, whether as a dividend or other distribution or in connection with a merger, consolidation or other business combination or a reclassification of PCT Common Stock.

     'Total Disposition' means (i) one or more mergers, consolidations or other business combinations, involving PCT after giving effect to which no shares of PCT Common Stock shall remain outstanding or registered under the Exchange Act,
(ii) a sale, transfer or other disposition in one or a series of transactions, of all or substantially all of the assets of PCT, or (iii) a reclassification of PCT Common Stock as the capital stock of any other Person (other than an Affiliate of PCT).

     'Total Disposition Amount' means, the fair market value, as determined by an Independent Financial Expert, of (A) the consideration, if any, received with respect to the Applicable Number of shares of PCT Common Stock, by the holder thereof as a result of such Total Disposition, or (B) if an election of the type of consideration to be received by the holders of PCT Common Stock is made, the consideration selected by a majority of such stockholders (and assuming such holder did not exercise any right of appraisal granted under law).

     'Total Disposition Payment Date,' with respect to a Total Disposition, means the date established by the Company for payment on the amount due on the VSRs in respect of such Total Disposition, which in no event shall be more than 30 days after the date on which such Total Disposition was consummated.

     'Voting Securities' means securities having ordinary voting power to elect a majority of the directors irrespective of whether or not stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency.

CERTAIN SECURITIES LAW CONSIDERATIONS

     Due to the lack of legal precedent, it is uncertain how the VSRs would be treated under the 'short-swing' trading or other provisions of Section 16 of the

Exchange Act. Accordingly, any person who is a director or officer of PCT or a beneficial owner of 10% or more of the outstanding shares of PCT Common Stock (and any person who acquires 10% or more of the VSRs) should consult his or its legal advisor in connection with any purchase or sale of a VSR.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     Each of the following summaries of certain provisions of certain debt instruments of the Company does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of such debt instruments.

CREDIT AGREEMENT

     The Credit Agreement entered into by Consolidated Cigar with The Chase Manhattan Bank (the 'Bank') consists of the $60.0 million Revolving Credit Facility and the $20.0 million Working Capital Facility. The Revolving Credit Facility and the Working Capital Facility have final maturities in April 1999. The Revolving Credit Facility is subject to quarterly commitment reductions of $2.5 million during each year of the term of such facility. The Credit Agreement is secured by first priority liens on all of the material assets of Consolidated Cigar and its domestic subsidiaries and pledges of the capital stock of all of Consolidated Cigar's subsidiaries (with certain exceptions for the capital stock of foreign subsidiaries). The Credit Agreement is guaranteed by Cigar Holdings, and by all of the domestic subsidiaries of Consolidated Cigar. The guarantee by the Company is secured by a pledge of all of the shares of common stock of Consolidated Cigar owned by Cigar Holdings.

     As of June 29, 1996, there was approximately $11.8 million unused and available under the Credit Agreement, after taking into account approximately $1.0 million utilized to support letters of credit. Loans outstanding under the Credit Agreement bear interest, at Consolidated Cigar's option, at either (i) the Bank's base rate plus 1.0%; (ii) the Bank's 30, 60, 90 or 180 day LIBOR rate plus 2.0% or (iii) with respect to loans to Consolidated Cigar's wholly owned subsidiary CIC, and subject to availability, the Bank's '936 Rate' plus 2.0%.


     The Credit Agreement contains various restrictive covenants including, among other things, limitations on the ability of Consolidated Cigar and its subsidiaries to incur debt, create liens, pay dividends, sell assets and make investments, acquisitions and capital expenditures. In addition, the Credit Agreement requires Consolidated Cigar to maintain specified financial ratios and satisfy certain tests, including maximum leverage ratios and minimum interest coverage ratios. The Credit Agreement also contains customary events of default, including if Cigar Holdings were to own and control less than all of the issued and outstanding capital stock of Consolidated Cigar or if a 'Change of Control' (as defined in the Senior Subordinated Notes Indenture) were to occur. Consolidated Cigar recently entered into an amendment to the Credit Agreement, which, among other things, permitted Consolidated Cigar to pay a $5.6 million dividend to the Company and to pay dividends and make distributions on terms substantially similar to those contained in the Senior Subordinated Notes Indenture.


SENIOR SUBORDINATED NOTES

     In February 1993, Consolidated Cigar sold $90 million aggregate principal amount of its Senior Subordinated Notes and as of June 29, 1996, $90 million aggregate principal amount of Senior Subordinated Notes were outstanding. The Senior Subordinated Notes bear interest at the rate of 10 1/2% per annum, payable semi-annually on March 1 and September 1. The Senior Subordinated Notes mature on March 1, 2003 and Consolidated Cigar is not required to make any sinking fund payments with respect to the Senior Subordinated Notes. The Senior Subordinated Notes are subordinate in right of payment to all senior debt of Consolidated Cigar, including the liabilities of Consolidated Cigar under the Credit Agreement, rank pari passu with all future senior subordinated debt of Consolidated Cigar and rank senior to all future subordinated debt of Consolidated Cigar.


     The Senior Subordinated Notes are redeemable at the option of Consolidated Cigar, on and after March 1, 1998, in whole or in part, at the following redemption prices (expressed as percentages of the principal amount) for the 12 month period beginning each March 1: 1998--103.00%; 1999--101.50%; and 2000 and thereafter-- 100%, plus, in each case, accrued and unpaid interest to the date fixed for redemption. In addition, the Senior Subordinated Notes are redeemable at any time upon a Change of Control at the redemption prices set forth in the Senior Subordinated Notes Indenture.



     A 'Change of Control' means (i) any person, other than Ronald O. Perelman or any person controlled, directly or indirectly, by Mr. Perelman (the 'Permitted Holders'), is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the voting stock of Consolidated Cigar and the Permitted Holders beneficially own, directly or indirectly, a lesser percentage of the total voting power of the voting stock of Consolidated Cigar than such other person or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Consolidated Cigar (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Consolidated Cigar was approved by a vote of 66 2/3% of the directors of Consolidated Cigar then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Consolidated Cigar then in office.



     The Senior Subordinated Notes Indenture contains certain covenants that, among other things, limit the issuance of additional debt and redeemable stock by Consolidated Cigar, the issuance of debt and preferred stock by Consolidated Cigar's subsidiaries, the payment of dividends on and redemption of capital stock of Consolidated Cigar and its subsidiaries and the redemption of certain subordinated obligations of Consolidated Cigar, the sale of assets and stock of Consolidated Cigar's subsidiaries, transactions with affiliates and consolidations, mergers and transfers of all or substantially all of Consolidated Cigar's assets. The Senior Subordinated Notes Indenture also prohibits certain restrictions on distributions from subsidiaries of Consolidated Cigar and contains customary events of default.

     In addition, upon the occurrence of a Change of Control (as defined in the Senior Subordinated Notes Indenture), each holder of the Senior Subordinated Notes has the right, subject to the satisfaction of certain conditions relating to Consolidated Cigar's bank indebtedness, to require Consolidated Cigar to repurchase such holder's Senior Subordinated Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

PROMISSORY NOTE

     In connection with the Cigar IPO, Cigar Holdings issued the Promissory Note in an original principal amount of $70 million to Mafco Consolidated Group. The Promissory Note is noninterest bearing, unsecured, subordinated to senior indebtedness (as defined in the Promissory Note) and repayable in whole or in part at any time or from time to time without premium or penalty. The Promissory
Note is payable in quarterly installments of $2.5 million beginning March 31, 1997 with the final installment payable on December 31, 2003. The failure by Cigar Holdings to make any payment on the Promissory Note when due and the failure by Cigar Holdings to cure such non-payment during the 60-day period following such due date would result in an event of default thereunder, and the Company could declare all remaining amounts outstanding under the Promissory Note to be immediately due and payable.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     The following is a summary, which has been provided by Skadden Arps, Slate, Meagher & Flom LLP, of certain U.S. federal income tax consequences that are expected to result from the receipt, ownership, lapse, settlement or sale or other taxable disposition of the VSRs. It is only addressed to PCT Common Stock holders who receive VSRs in the Distribution (the 'Initial Holders') and who hold such VSRs, as well as PCT Common Stock, as capital assets. This summary may not be applicable to persons in special tax situations, such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, and this summary does not address any state, local or foreign tax consequences. This summary is based on current provisions of the Code, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.



     Many of the rules described below are intricate and their application to the VSRs and PCT Common Stock are not entirely clear. Each Initial Holder is urged to consult its tax advisor with respect to (i) the U.S. federal income tax consequences arising from the receipt, holding, settlement, lapse or sale or other disposition, of the VSRs, (ii) the U.S. federal income tax consequences arising from the receipt of distributions on, and the sale or disposition of, shares of PCT Common Stock (including the receipt of the VSRs in the Distribution), and (iii) any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     The U.S. federal income tax consequences resulting from the ownership, lapse, settlement, sale or other disposition of the VSRs received by an Initial Holder will, in part, depend upon how the VSRs are characterized for federal income tax purposes. The U.S. federal income tax characterization of a right such as a VSR is unclear under present law. No court has addressed the proper U.S. federal income tax characterization of VSRs, although the Internal Revenue Service (the 'Service') has issued a revenue ruling which held that rights which are in some respects similar to the VSRs are to be treated as cash settlement put options for U.S. federal income tax purposes. It should be noted, however, that the VSRs may be treated as debt instruments or in some other manner for U.S. federal income tax purposes. Initial Holders should consult their tax advisors in this regard. In addition, subsequent legislation, regulations, court decisions and revenue rulings could affect the U.S. federal income tax treatment of the VSRs.

     The following discussion assumes that the VSRs are treated as cash settlement put options for U.S. federal income tax purposes.

  Receipt of the VSRs


     The Distribution will be treated as a distribution with respect to PCT Common Stock, in an amount equal to the fair market value of the VSRs on the date of the Distribution. PCT has advised the Company that it does not expect to have current or accumulated earnings and profits for the year ended December 31, 1996. Provided that this is the case, the Distribution will be applied against and will reduce the recipient Initial Holder's basis in its PCT Common Stock and, to the extent the Distribution exceeds the Initial Holder's basis in its PCT Common Stock, will be treated as capital gain from the sale or exchange of the Initial Holder's PCT Common Stock. There can be no assurance, however, that PCT will not have earnings and profits for the year ended December 31, 1996. If that were the case, the receipt of the Distribution would be taxable as ordinary dividend income to the extent of an Initial Holder's pro rata share of PCT's current and accumulated earnings and profits allocable to the Distribution of the VSRs. Thereafter, the Distribution would be a tax-free return of capital that would reduce the recipient Initial Holder's basis in its PCT Common Stock and, to the extent the Distribution were to exceed the Initial Holder's basis in the PCT Common Stock, would be treated as capital gain from the sale or exchange of the Initial Holder's PCT Common Stock.



     Corporate Initial Holders. The amount of the Distribution to a corporate Initial Holder treated as a dividend generally will be eligible for the 70 percent dividends-received deduction available to domestic corporations. However, a corporate Initial Holder would not be entitled to the dividends-received deduction in respect of the amount of the Distribution treated as a dividend, to the extent that the Distribution is with respect to shares of PCT Common Stock for which such Initial Holder has not already established a holding period of at least 46 days during which, in general terms, such Initial Holder has not diminished its risk of loss with respect to such share (the 'DRD Holding Period').

     In general, the following rules apply for determining the days that are counted toward the DRD Holding Period. The day the share of stock is disposed of is included, but the day the share is acquired and any day more than 45 days after the day the share becomes ex-dividend are not included. Also excluded for this purpose are days during which the holder of the share (i) has an option to sell, is contractually obligated to sell, or has an open short sale of, stock or securities substantially identical to such share, (ii) is the grantor of a call option on stock or securities substantially identical to such share, or (iii) has diminished risk of loss on such share by holding, or is obligated to make payments related to dividends received on such share with respect to, a position(s) in property that is substantially similar or related to such share. These rules are intricate, and Initial Holders are urged to consult their tax advisor in this regard.

     Since a VSR may be a position in property that is substantially similar or related to a share of PCT Common Stock, an Initial Holder that receives a VSR in respect of a share of PCT Common Stock for which it has not established the DRD Holding Period possibly may not be entitled to include any days on which it holds a VSR toward establishing the DRD Holding Period in respect of such share. The receipt of a VSR on a share of PCT Common Stock for which the DRD Holding Period has not been established may therefore render the Initial Holder of that share ineligible for the dividends-received deduction in respect of dividend income on that share, including dividend income arising from the receipt of the VSR in respect of that share, until such time as the Initial Holder establishes the DRD Holding Period in respect of such share.

     In the event that the Distribution constitutes an 'extraordinary dividend' within the meaning of Section 1059 of the Code, a corporate Initial Holder would be required to reduce its tax basis for its shares of PCT Common Stock upon which it received the Distribution by an amount equal to the portion of such extraordinary dividend that is excluded from income pursuant to the dividends-received deduction (generally

70%). If the amount of any such required reduction in basis exceeds such corporate Initial Holder's tax basis for such shares, the excess would be treated as gain from the sale or exchange of such shares. A dividend with respect to a share of PCT Common Stock would be an extraordinary dividend if such share has not been held by the Initial Holder for at least two years before the dividend announcement date and the amount of dividends received on that share having ex-dividend dates within an 85-day period equals or exceeds 10 percent, or the amount of dividends received on that share having ex-dividend dates within a one-year period equals or exceeds 20 percent, of the higher of the fair market value or the tax basis of that share. Thus, a corporate Initial Holder that has not held its shares of PCT Common Stock as of the dividend announcement date for the Distribution for at least two years (with application of the rules for determining the days that are counted in such corporate Initial Holder's DRD Holding Period, discussed above), should consider the application of this rule to their particular circumstance.

     In addition, Section 246A of the Code will reduce or eliminate the dividends-received deduction in respect of dividends received on stock that is debt financed.

  Tax Basis and Holding Period of the VSRs

     Initial Holders will have a tax basis in a VSR received pursuant to the Distribution equal to the VSR's fair market value on the date of the Distribution and, subject to the straddle rules described below, a holding period in such VSR that begins on the day following the date of the Distribution.

  Treatment of the VSRs as Cash Settlement Put Options


     Based upon the Service's position in Revenue Ruling 88-31, 1988-1 C.B. 302, the VSRs should be characterized as cash settlement put options. Therefore, an Initial Holder will realize capital gain or loss upon the settlement, lapse or sale or other taxable disposition of a VSR in an amount equal to the difference between the amount realized (equal to the sum of the cash received and the fair market value of any VSR Notes received), if any, and such Initial Holder's tax basis in the VSR. Such capital gain or loss will be long term if the holding period for the VSR is more than one year. Although the issue is not entirely clear, some or all of any loss realized upon the settlement, lapse or sale or other taxable disposition of a VSR may be deferred, and an Initial Holder's holding period may be tolled, under the straddle rules described below.


  Settlement of VSRs with VSR Notes

     To the extent an Initial Holder receives VSR Notes and, possibly, cash in settlement of the VSRs, such Initial Holder's amount realized will equal the sum of the amount of cash received and the fair market value of the VSR Notes received. In such a case, the Initial Holder will have a tax basis in the VSR Notes equal to their fair market value on the day that they are received and a holding period that begins the following day.

     In general, an Initial Holder who receives any VSR Notes in settlement of its VSRs will recognize ordinary interest income upon payment or accrual of interest with respect to the VSR Notes in accordance with the Initial Holder's method of accounting. In addition, the VSR Notes will be treated as having been issued with original issue discount ('OID') if the ratio of the VSR Notes'

'stated redemption price at maturity' over their issue price exceeds a de minimis amount equal to 1/4 of 1 percent of the VSR Notes' stated redemption price at maturity multiplied by the number of complete years to their maturity. For these purposes, in general, a VSR Note's (i) issue price is equal to the fair market value of the VSRs exchanged therefor on the day of the settlement less any cash received in the settlement; (ii) stated redemption price at maturity is equal to its face value; and (iii) OID is equal to the difference between its stated redemption price at maturity and its issue price.

     If the VSR Notes are issued with OID, Initial Holders must include such OID in gross income as ordinary interest income as it accrues under an economic accrual method of accounting using semiannual compounding. In general, such income must be included in income in advance of the receipt of the cash representing that income.

     If an Initial Holder sells a VSR Note, the Initial Holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and such Initial Holder's adjusted tax basis in the VSR Note. An Initial Holder's adjusted tax basis in a VSR Note is equal to its cost basis increased by any OID previously included by such Initial Holder in gross income with respect to such VSR Note. Any such gain or loss will be capital gain if the Initial Holder held the VSR Note as a capital asset, except for gain attributable to any OID that has not previously accrued. Moreover, any such capital gain or loss will be long term capital gain or loss if such Initial Holder held the VSR Note for more than one year.

  Straddle Rules

     Section 1092 of the Code provides special rules concerning the recognition of losses and the determination of holding periods with respect to positions that are part of a 'straddle' (the 'straddle rules'). The term 'straddle' means offsetting positions with respect to 'personal property.' The term 'position' means an interest (including an option) in personal property. The term 'personal property' generally includes stock only if such stock is part of a straddle where one of the offsetting position is either (i) an option with respect to such stock or substantially identical stock or securities, or (ii) a position with respect to substantially similar or related property (other than stock) (for example, a debt instrument). Positions are treated as 'offsetting' where the risk of loss from holding one position is substantially diminished by reason of holding the other position.


     In the event that the VSRs are treated as cash settlement put options in accordance with Revenue Ruling 88-31, the holding of a VSR and a share of PCT Common Stock will be a straddle within the meaning of the straddle rules. If a VSR and a share of PCT Common Stock were a straddle within the meaning of the straddle rules, then a loss realized in a taxable year by an Initial Holder upon the settlement, lapse or sale or other taxable disposition of a VSR, or the sale or other taxable disposition of a share of PCT Common Stock, may be recognized only to the extent that it exceeds the unrecognized gain (as of the end of such year) with respect to the retained offsetting position or any successor position thereto. The unrecognized portion of such loss would then generally be deferred and would be treated as a loss incurred in a later taxable year, the recognition of which may continue to be subject to the straddle rules.


     The straddle rules can also result in elimination or suspension of the holding period for property that is part of a straddle. If a share of PCT Common Stock and a VSR comprise a straddle, the following rules will apply to determine whether long term or short term capital gain or loss is realized upon the sale or other taxable disposition of a share of PCT Common Stock or upon the settlement, lapse or sale or other taxable disposition of a VSR. If an Initial Holder has a long term holding period for a share of PCT Common Stock (i.e. a holding period in excess of one year) at the time it receives a VSR in respect of such share, then (i) the long term period for such share will be retained and
(ii) the holding period of the VSR received in the Distribution will begin only at the time such VSR is no longer part of a straddle. In such a case, however, a special rule provides that any capital loss recognized by the Initial Holder upon a sale of the VSR will treated as long term, regardless of the Initial Holder's holding period for the VSR. In certain circumstances, a similar rule may apply if an Initial Holder later acquires a share of PCT Common Stock that is treated as part of a straddle with a VSR.

     If an Initial Holder does not have a long term holding period for a share of PCT Common Stock at the time a VSR in respect of such share is received in the Distribution, then the holding period for such share before the receipt of the VSR is disregarded, and instead the holding period for such share and the VSR received in the Distribution will begin at the time such VSR or share is no longer part of a straddle. As a result of this rule, any capital gain or loss recognized upon the sale or other taxable disposition of such share or the settlement, lapse or sale or other taxable disposition of the VSR, which ever occurs first, will be short term, and any capital gain or loss recognized upon the settlement, lapse or sale or other taxable disposition of the second position will be long term or short term depending upon whether a long term holding period has been acquired for the second position since the lapse, settlement, sale or other disposition of the first position.

     In addition, Section 263(g) of the Code disallows a deduction for interest and carrying charges allocable to a position that is a part of a straddle and requires such amounts to be added to the tax basis of such position.

  Backup Withholding

     An Initial Holder may be subject to U.S. backup withholding and information reporting requirements on (i) the portion, if any, of the VSRs that constitute a dividend, (ii) consideration received upon the settlement, lapse or sale or other disposition of a VSR, and (iii) payments of interest and principal on VSR Notes, unless such Initial Holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

     Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the Initial Holder's tax liability.

                                 LEGAL MATTERS


     Certain legal matters, including certain tax matters, will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, and may continue to represent, Mafco Holdings and certain of its affiliates (including the Company) in connection with certain legal matters. Joseph H. Flom, a partner in the firm of Skadden, Arps, Slate, Meagher & Flom LLP, is a director of Revlon Group Incorporated, a wholly owned subsidiary of Mafco Holdings.


                                    EXPERTS

     The consolidated financial statements and schedules of Mafco Consolidated Group Inc. and subsidiaries at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein which, as to the year 1995, is based in part on the report of Arthur Andersen LLP, independent public accountants. The financial statements referred to above are included in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing.

                             AVAILABLE INFORMATION


     The Company and PCT are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, the Company files proxy statements, reports and other information with the Commission. This filed material can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661) and Northeast Regional Office (7 World Trade Center, 13th Floor, New York, New York 10048). Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company Common Stock and the PCT Common Stock listed on the NYSE and such material is available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.


     The Company has filed a registration statement on Form S-1 containing this

Prospectus (as amended from time to time, the 'Registration Statement') with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Copies of the Registration Statement are available from the Commission, upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGES
                                                                                                              ------
AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors.............................................................................   F-2
Consolidated Balance Sheets as of December 31, 1995 and 1994...............................................   F-3
Consolidated Statements of Earnings for the three years ended December 31, 1995, 1994 and 1993.............   F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the three years ended December 31, 1995, 1994
  and 1993.................................................................................................   F-5
Consolidated Statements of Cash Flows for the three years ended December 31, 1995, 1994 and 1993...........   F-6
Notes to Consolidated Financial Statements.................................................................   F-7

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Consolidated Balance Sheet as of September 29, 1996..............................................   F-27
Unaudited Consolidated Statements of Earnings for the nine month periods ended September 29, 1996 and
  October 1, 1995..........................................................................................   F-28
Unaudited Consolidated Statements of Cash Flows for the nine month periods ended September 29, 1996 and
  October 1, 1995..........................................................................................   F-29
Notes to Unaudited Consolidated Financial Statements.......................................................   F-30

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Mafco Consolidated Group Inc.

We have audited the accompanying consolidated balance sheets of Mafco Consolidated Group Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Power Control Technologies Inc. (a corporation in which the Company has a 29% common equity interest), have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the consolidated financial statements relates to data included for Power Control Technologies Inc., it is based solely on their report.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mafco Consolidated Group Inc. and subsidiaries at December 31, 1995 and 1994 and the consolidated results of their earnings and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
February 9, 1996

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1995        1994
                                                                                             --------    --------
                                          ASSETS
Current assets:
  Cash and cash equivalents...............................................................   $ 93,417    $  9,323
  Notes and trade receivables, net........................................................     25,211      21,699
  Inventories.............................................................................     84,494      85,456
  Prepaid expenses and other..............................................................     25,610       3,894
                                                                                             --------    --------
     Total current assets.................................................................    228,732     120,372
Property, plant and equipment, net........................................................     46,052      47,983
Pension asset.............................................................................     57,245          --
Investment in PCT preferred and common stock..............................................     55,547          --
Trademarks, net...........................................................................     32,021      32,887
Intangible assets related to businesses acquired, net.....................................     62,770      69,037
Other assets..............................................................................     78,232      12,572
                                                                                             --------    --------
                                                                                             $560,599    $282,851
                                                                                             --------    --------
                                                                                             --------    --------

                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt and short term borrowings.............................   $ 10,960    $  8,134
  Accounts payable........................................................................      9,595       9,945
  Accrued expenses and other..............................................................     55,515      19,366
                                                                                             --------    --------
     Total current liabilities............................................................     76,070      37,445
Long-term debt............................................................................    218,678     242,057
Other liabilities.........................................................................    162,130      14,149
Stockholders' equity (deficit):
  Common stock of Mafco Consolidated Group Inc., par value $.01 per share, 250,000,000
     shares authorized, 24,722,190 issued and outstanding.................................        247          --
  Common stock of Flavors Holdings, par value $1, 2,000 shares authorized, 1,000 shares
     issued and outstanding...............................................................         --           1
  Common stock of Cigar Parent, par value $1, 1,000 shares authorized, issued and
     outstanding..........................................................................         --           1
  Additional paid-in-capital..............................................................    167,105      43,290
  Accumulated deficit.....................................................................    (35,605)    (55,018)
  Currency translation adjustment.........................................................      1,877         926
  Treasury stock at cost..................................................................    (29,903)         --
                                                                                             --------    --------

     Total stockholders' equity (deficit).................................................    103,721     (10,800)
                                                                                             --------    --------
                                                                                             $560,599    $282,851
                                                                                             --------    --------
                                                                                             --------    --------

                See notes to consolidated financial statements.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------
                                                                              1995          1994          1993
                                                                           ----------    ----------    ----------
Net sales...............................................................   $  261,126    $  226,879    $  202,578
Cost of sales...........................................................      154,022       135,967       124,949
                                                                           ----------    ----------    ----------
Gross profit............................................................      107,104        90,912        77,629
Selling, general and administrative expenses............................       51,360        37,906        33,933
                                                                           ----------    ----------    ----------
Operating income........................................................       55,744        53,006        43,696
Interest expense........................................................      (27,174)      (27,547)      (26,519)
Interest and investment income..........................................        5,958           242            75
Amortization of deferred charges and bank fees..........................       (2,095)       (2,044)       (2,009)
Equity in loss from continuing operations and preferred dividends of
  PCT...................................................................          727            --            --
Other income (expense), net.............................................         (366)          156           244
                                                                           ----------    ----------    ----------
Income from continuing operations before income taxes and extraordinary
  item..................................................................       32,794        23,813        15,487
Provision for income taxes..............................................       (9,703)       (7,478)       (5,523)
                                                                           ----------    ----------    ----------
Income from continuing operations.......................................       23,091        16,335         9,964
Discontinued operations:
  Equity in discontinued operations of PCT, net of
     income taxes of $712...............................................        1,322            --            --
                                                                           ----------    ----------    ----------
Income from continuing operations.......................................       24,413        16,335         9,964
Extraordinary item, net of tax benefit of $1,698........................           --        (2,667)           --
                                                                           ----------    ----------    ----------
  Net income............................................................   $   24,413    $   13,668    $    9,964
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------
Income (loss) per share:
  Income from continuing operations.....................................   $     1.06    $     0.82    $     0.50
  Discontinued operations...............................................         0.06            --            --
  Extraordinary item....................................................           --         (0.13)           --
                                                                           ----------    ----------    ----------
     Net income.........................................................   $     1.12    $     0.69    $     0.50
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------
Weighted average common shares outstanding..............................   21,794,117    19,777,752    19,777,752


                See notes to consolidated financial statements.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                 COMMON   COMMON
                                    COMMON       STOCK    STOCK
                                STOCK OF MAFCO     OF       OF     ADDITIONAL                  CURRENCY
                                 CONSOLIDATED    FLAVORS  CIGAR     PAID-IN     ACCUMULATED   TRANSLATION  TREASURY
                                    GROUP        HOLDINGS PARENT    CAPITAL       DEFICIT     ADJUSTMENT    STOCK       TOTAL
                                --------------   ------   ------   ----------   -----------   ----------   --------    --------
Balance at December 31,
  1992........................       $ --         $  1      $--     $ 10,133     $ (78,338)     $  582     $     --    $(67,622)
Net income....................                                                       9,964                                9,964
Currency translation
  adjustment..................                                                                    (616)                    (616)
Other.........................                                                        (312)                                (312)
Net contributions.............                               1        33,157                                             33,158
                                    -----           --    ------   ----------   -----------   ----------   --------    --------
Balance at December 31,
  1993........................         --            1       1        43,290       (68,686)        (34)          --     (25,428)
Net income....................                                                      13,668                               13,668
Currency translation
  adjustment..................                                                                     960                      960
                                    -----           --    ------   ----------   -----------   ----------   --------    --------
Balance at December 31,
  1994........................         --            1       1        43,290       (55,018)        926           --     (10,800)
Net income....................                                                      24,413                               24,413
Currency translation
  adjustment..................                                                                     951                      951
Dividends.....................                                        (9,000)       (5,000)                             (14,000)
Abex merger, net of
  transaction costs...........        247           (1)     (1)       71,197                                             71,442
Treasury stock................                                                                              (29,903)    (29,903)
Retirement of value support
  rights......................                                        61,618                                             61,618
                                    -----           --    ------   ----------   -----------   ----------   --------    --------
Balance at December 31,
  1995........................       $247         $ --      $--     $167,105     $ (35,605)     $1,877     $(29,903)   $103,721
                                    -----           --    ------   ----------   -----------   ----------   --------    --------
                                    -----           --    ------   ----------   -----------   ----------   --------    --------

                See notes to consolidated financial statements.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                   ------------------------------
                                                                                    1995       1994        1993
                                                                                   -------    -------    --------
Cash flows from operating activities:
Net income......................................................................   $24,413    $13,668    $  9,964
                                                                                   -------    -------    --------
Adjustments to reconcile net income to net cash flows from operating activities:
Extraordinary item..............................................................                4,365
Depreciation and amortization...................................................    10,483     10,407      13,043
Earnings of affiliates (greater)/less than distributions........................    (1,200)      (260)        266
Increase in notes and trade receivable..........................................    (4,483)    (1,952)     (1,136)
Increase in restricted deposits.................................................   (16,623)
Decrease (increase) in inventories..............................................     1,449      5,503      (8,857)
(Decrease) increase in accounts payable.........................................    (2,353)       912      (2,389)
(Decrease) increase in accrued expenses and other, net..........................    (5,582)       173       1,371
                                                                                   -------    -------    --------
                                                                                   (18,309)    19,148       2,298
                                                                                   -------    -------    --------
Net cash flows from operating activities........................................     6,104     32,816      12,262
                                                                                   -------    -------    --------

Cash flows from investing activities:
Cash acquired in Abex Merger, net of transaction costs..........................   174,837
Acquisition of Cigar, net of cash acquired......................................                         (179,056)
Capital expenditures............................................................    (3,318)    (2,686)     (2,273)
Purchase of PCT common stock....................................................   (33,653)
Proceeds from the sale of fixed assets and marketable securities................     3,318      6,232         100
Other, net......................................................................        (7)        (8)        198
                                                                                   -------    -------    --------
Net cash flows from investing activities........................................   141,177      3,538    (181,031)
                                                                                   -------    -------    --------

Cash flows from financing activities:
Issuance of long-term debt......................................................               50,000     156,619
Repayment of long-term debt.....................................................    (5,725)   (57,439)     (5,055)
Repayment of revolving loans, net...............................................   (14,872)   (19,100)     (9,419)
Purchase of Company Common Stock................................................   (29,903)
Prepayment premiums and expenses on repaid borrowings...........................               (1,600)
Debt issuance costs paid........................................................               (2,344)     (2,489)
Dividends paid..................................................................   (14,000)
Due to affiliates and other borrowings..........................................     1,233        290        (824)
Net contribution from parent....................................................                           30,000
                                                                                   -------    -------    --------

Net cash flows from financing activities........................................   (63,267)   (30,193)    168,832
                                                                                   -------    -------    --------
Effect of exchange rate changes on cash.........................................        80         64         (35)
                                                                                   -------    -------    --------
Net increase in cash and cash equivalents.......................................    84,094      6,225          28
Cash and cash equivalents at beginning of period................................     9,323      3,098       3,070
                                                                                   -------    -------    --------
Cash and cash equivalents at end of period......................................   $93,417    $ 9,323    $  3,098
                                                                                   -------    -------    --------
                                                                                   -------    -------    --------
Supplemental schedule of cash flow information
  Interest paid.................................................................   $28,278    $27,128    $ 26,099
  Income taxes paid, net of refunds.............................................   $ 6,789    $ 7,731    $  1,056

                See notes to consolidated financial statements.
                                      F-6

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND AND BASIS OF PRESENTATION


     On June 15, 1995, stockholders of Abex Inc. ('Abex') approved and adopted an Agreement and Plan of Merger dated as of January 6, 1995 (as amended, the 'Merger Agreement') by and between Abex and Mafco Holdings Inc. ('Mafco Holdings') and certain related agreements. Pursuant to the Merger Agreement and related agreements, on June 15, 1995, the following occurred: (i) the transfer (the 'Transfer'), to a subsidiary of Abex of substantially all of Abex's consolidated assets and liabilities, other than those relating principally to its Abex NWL Aerospace division and such division's overseas subsidiaries which continue to be owned indirectly by Power Control Technologies Inc. ('PCT'), (ii) the recapitalization of the capital stock of PCT into shares of common stock, par value $.01 per share (the 'PCT Common Stock') and shares of Series A 8% Convertible Redeemable Preferred Stock (the 'PCT Preferred Stock') with an aggregate liquidation preference of $20.0 million and initially convertible into
2.5 million shares of PCT Common Stock (representing approximately 11% of the shares of PCT Common Stock outstanding on a fully diluted basis, excluding employee stock options), and (iii) the merger (the 'Merger') of Abex and C&F Merger Inc. ('C&F'), a wholly owned subsidiary of Mafco Holdings which owned indirectly 100% of the outstanding stock of Consolidated Cigar Corporation ('Consolidated Cigar'), and Mafco Worldwide Corporation ('Mafco Worldwide') with Abex, which was renamed Mafco Consolidated Group Inc. ('MC Group' or the 'Company'), as the surviving corporation in the Merger. As a result of the Merger, the Company acquired certain non-aerospace assets and assumed certain liabilities of Abex as well as acquired an interest in the PCT Preferred Stock. PCT, which became a separate publicly-traded company, continued to operate the aerospace business.



     Pursuant to the Merger, Abex's stockholders immediately prior to the effective time of the Merger (the 'Effective Time'), other than stockholders who perfected appraisal rights available under the Delaware General Corporation Law in respect of their shares ('Dissenting Shares'), received for each share of common stock, par value $.01 per share, of Abex (the 'Abex Common Stock') held, in cancellation thereof, (a) one-quarter of one share of common stock of the Company, par value $.01 per share (the 'MC Group Common Stock') and, where applicable, cash in lieu of a fractional share of MC Group Common Stock, (b) one share of PCT Common Stock, and (c) one value support right ('Abex VSR') issued by MVR Inc. ('MVR'), a wholly-owned subsidiary of the Company, and guaranteed by the Company. Shares of MC Group Common Stock were also issued upon cancellation of restricted units of Abex (the 'Restricted Units') outstanding under Abex's Restricted Unit Plan for Non-Employee Directors immediately prior to the Effective Time, and shares of PCT Common Stock were also issued upon cancellation of Restricted Units and stock appreciation rights of Abex (the 'SARs') outstanding under the 1992 Stock Plan for Executive Employees of Abex and its Subsidiaries immediately prior to the Effective Time. On an aggregate basis, disregarding any Dissenting Shares, Abex's stockholders and the holders of Restricted Units and SAR's received 100% of the shares of PCT Common Stock and Abex VSRs; Abex's stockholders and the holders of Restricted Units received 20% of the shares of MC Group Common Stock and Mafco Consolidated Holdings Inc. ('MCH'), a wholly owned subsidiary of Mafco Holdings, received 80% of the shares of MC Group Common Stock, in each case the percentages reflecting the amount outstanding immediately following completion of the Merger.



     As part of the Merger Agreement, Mafco Worldwide paid a dividend of $9.0 million and Consolidated Cigar paid a dividend of $5.0 million which was distributed to Mafco Holdings immediately before the Merger.



     MC Group is a holding company owning directly or indirectly 100% of Consolidated Cigar and Mafco Worldwide, all of the outstanding shares of PCT Preferred Stock and a common equity interest in PCT. The Merger was accounted for as a purchase of certain assets and the assumption of certain liabilities of Abex, with C&F treated as the acquiror for accounting purposes. The assets acquired and liabilities assumed by the MC Group were recorded at their estimated fair market value, with the difference recorded as a credit to additional paid-in capital. Beginning June 15, 1995, the date of the Merger, the financial statements of the Company reflect the consolidated results of Flavors Holdings, Cigar Parent and the assets and liabilities of Abex acquired in the Merger. For all periods from March 3, 1993, the first date that Flavors Holdings and Cigar Parent were under the common control of Mafco Holdings, to June 15, 1995, the financial statements reflect the combined results of

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

Flavors Holdings Inc. ('Flavors Holdings') and Consolidated Cigar (Parent) Holdings Inc. ('Cigar Parent'). The results of Flavors Holdings or its predecessor are reflected for earlier periods. In connection with the Merger, the Company recorded the assets acquired and liabilities assumed at their estimated fair market value, with the difference recorded as a credit to additional paid in capital, as follows (in millions):



Cash, net of transaction expenses of $6.7......................................................   $174.8

Other current assets...........................................................................     12.9
Pension asset..................................................................................     60.8
Other long term assets.........................................................................     98.5
Accrued expense and other......................................................................     37.2
Abex VSR obligation............................................................................     62.0
Other liabilities..............................................................................    176.4
Stockholders' equity...........................................................................     71.4



     The Abex VSRs were designed to help ensure that, within a stated time period and subject to certain limitations, the combined market values of the securities received in the Merger by Abex's stockholders was at least $10 per share. The Abex VSRs were valued based on 20,667,142 Abex VSRs issued at the maximum payment per Abex VSR of $3.00. The Abex VSRs expired in accordance with their terms on September 19, 1995. As a result of the purchase of Abex VSRs by the Company and the expiration of all the Abex VSRs, stockholders' equity increased by $61.6 million.


     On December 11, 1992, Triple C, Mafco Holdings and its wholly owned subsidiary Consolidated Cigar Holdings Inc. ('CCC Holdings'), entered into an agreement and plan of merger (the 'Cigar Merger Agreement'), pursuant to which CCC Holdings was merged into Triple C with Triple C being the surviving corporation. CCC Holdings is a wholly owned subsidiary of Cigar Parent. Pursuant to the merger which was consummated on March 3, 1993, Mafco Holdings acquired all the outstanding shares of Triple C common stock and warrants to purchase Triple C common stock (the '1993 Acquisition'), for an aggregate purchase price of approximately $188.0 million, including fees and expenses. Immediately following the 1993 Acquisition, Triple C merged into Consolidated Cigar with Consolidated Cigar being the surviving corporation. As a result, Consolidated Cigar became an indirect wholly owned subsidiary of Mafco Holdings.

     The Company currently operates in the tobacco products business. Tobacco products include cigars and pipe tobacco products manufactured and distributed by Consolidated Cigar and licorice extract and other flavoring agents manufactured and distributed by Mafco Worldwide.

     The financial statements have been restated to reflect the Company's equity in the discontinued operations of PCT. Certain financial statement items and financial statement disclosures for prior years have been reclassified to be comparable with the 1995 presentation.

2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all material intercompany accounts and transactions. Investments of less than 50% but greater than 20% in affiliates are accounted for on the equity method.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Revenue Recognition:

     Sales are recorded as products are shipped to customers. Allowances for sales returns, customer incentive programs and promotions are recorded at the time of sale.

  Cash and Cash Equivalents:

     Cash equivalents are considered to be all highly liquid investments with original maturities of three months or less when purchased and exclude restricted cash.


  Restricted Cash:



     Restricted cash of $16.6 million included in other assets at December 31, 1995 reflects segregated cash held for the benefit of certain parties to cover obligations related to certain prior dispositions and certain environmental and insurance matters.


  Inventories:

     Inventories, with the exception of leaf tobacco, are stated at the lower of cost (using the first-in, first-out method) or market value. Leaf tobacco is carried at the lower of average cost or market. In accordance with generally recognized industry practice, all leaf tobacco inventory is classified as current although portions of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

  Property, Plant and Equipment:

     Property, plant and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of such assets ranging from 4 to 20 years. Leasehold improvements are amortized over their estimated useful lives or the terms of the leases, whichever is shorter. Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized.

  Trademarks:

     Trademarks consist of registered and unregistered tradenames of cigars or other tobacco brands which are being amortized on a straight-line basis over 40 years.

  Intangible Assets Related to Businesses Acquired:

     Intangible assets related to businesses acquired primarily represent the excess of cost over fair value of net assets acquired in the 1993 Acquisition which is being amortized on a straight-line basis over 40 years, consistent with industry practice. Accumulated amortization of intangible assets related to businesses acquired was $5.3 million and $3.6 million in 1995 and 1994, respectively.

  Impairment of Long-Lived Assets:

     In March 1995, Statement of Financial Accounting Standards No. 121 ('SFAS 121'), 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of' was issued. SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. SFAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995, and therefore the Company will adopt SFAS 121 in the first quarter of 1996. The Company does not believe the effect of the adoption will be material.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

  Financial Instruments:

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. The Company's customers are geographically dispersed but are concentrated in the tobacco industry. The Company historically has had no material losses on its accounts receivable from customers in the tobacco industry in excess of allowances provided. Probable bad debt losses have been provided for in the allowance for doubtful accounts.

     The Company entered into interest rate swap agreements to modify the interest characteristics of certain of its outstanding debt from a fixed to a floating rate basis. These agreements involve the receipt of fixed rate amounts in exchange for floating rate interest payments over the life of the agreement without an exchange of the underlying principal amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the debt. The related amount payable to or receivable from counterparties is included in accrued expenses. To the extent previous interest rate swap agreements have been terminated, the resulting gain is being recognized over the remaining original life of the terminated agreements. The fair values of the swap agreements are not recognized in the financial statements.

     The Company enters into forward exchange contracts to hedge certain receivables and firm sales commitments denominated in foreign currencies. The effects of movements in currency exchange rates on these instruments are recognized when the related operating revenue is recognized. Realized gains and losses on foreign currency contracts are included in the item to which it relates and recognized in earnings when the future sales occur. At December 31, 1995 and 1994, the Company had forward exchange contracts, all having maturities of less than one year, in the amount of $418,000 and $306,000, respectively. The fair value of the Company's foreign exchange contracts are estimated based on quoted market prices of comparable agreements, adjusted through interpolation where necessary for maturity differences. The fair value of the Company's foreign currency contracts approximate the carrying amounts at December 31, 1995 and 1994.

  Foreign Currency Translation:

     Assets and liabilities of foreign operations are translated into U.S. dollars at the rates of exchange in effect at the balance sheet date. Income and expense items are generally translated at the average exchange rates prevailing during the period presented. Gains and losses resulting from foreign currency transactions are included in the results of operations and those resulting from translation of financial statements are recorded as a component of stockholders' equity (deficit).

  Earnings Per Share:

     Earnings per share has been computed using the weighted average number of common shares outstanding. For periods prior to the Merger, the weighted average number of shares outstanding reflect the number of shares issued to CFPH in the Merger. The dilutive effect of options outstanding under the Company's stock option plan is not material.

  Stock Based Compensation:


     The Company may grant stock options and stock appreciation rights representing a fixed number of shares to selected employees. The Company accounts for such grants in accordance with APB Opinion No. 25 ('APB 25'), 'Accounting for Stock Issued to Employees', which requires compensation expense for the Company's options to be recognized only if the market price of the underlying stock exceeds the exercise price on the date of grant. Accordingly, the Company has not recognized compensation expense for options granted in 1995.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


     During 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ('SFAS 123'), 'Accounting for Stock-Based Compensation,' which establishes a fair value based method of accounting for compensation cost related to stock option plans and other forms of stock based compensation plans as an alternative to the intrinsic value based method of accounting defined under APB 25. Companies that do not elect the new method of accounting for 1996 will be required to provide pro forma disclosures as if the fair value based method had been applied for the current period and prior comparable period. The Company intends to adopt SFAS 123 by providing the required pro forma disclosures.


  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. The most significant estimates included in the preparation of the financial statements are related to actuarial assumptions used in the determination of the pension asset and liability, postretirement benefit liability and the valuation of deferred tax assets.


3. INVESTMENT IN PCT AND PURCHASE OF TREASURY STOCK



     On July 17, 1995, pursuant to a securities purchase agreement dated as of June 26, 1995, MC Group purchased from Libra Invest & Trade Ltd. ('Libra') for approximately $63.9 million, including expenses, 5,939,400 shares of PCT Common Stock, 5,939,400 Abex VSRs, and 1,484,850 shares of MC Group Common Stock (the 'Libra Purchase'). Of the total purchase price of approximately $63.9 million, approximately $29.9 million was allocated to the purchase of 1,484,850 shares of MC Group Common Stock and is classified as treasury stock. In connection with such purchase, the Company entered into an agreement with PCT which, subject to certain exceptions, will limit the Company's ability to dispose of its shares of PCT Preferred Stock and PCT Common Stock for a period of three years. As a result of this transaction, the Company's investment in PCT increased to approximately 29% of PCT Common Stock (36% on a fully diluted basis). On July 25, 1995, the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission to register for sale 1,484,850 shares of its common stock.


     The Company accounts for its investment in PCT on the equity method. At December 31, 1995, PCT had total assets, total liabilities, redeemable preferred stock and stockholders' equity of $51.3 million, $8.8 million, $20.0 million and $22.5 million, respectively. For the year ended December 31, 1995, PCT had a loss from continuing operations, income from discontinued operations and net income of $4.1 million, $16.9 million and $11.2 million, respectively. At December 31, 1995, the market value of PCT Common Stock owned by the Company was $47.5 million. The difference between the carrying amount of the investment in PCT Common Stock and the amount of the Company's underlying equity in net assets of PCT is $28.0 million, which is considered goodwill and is amortized over a period of 30 years.

     On January 15, 1996, PCT announced that it had agreed to sell its entire operations, including substantially all its assets, to Parker Hannifin Corporation, subject to approval of the stockholders of PCT and the satisfaction of certain other conditions. The purchase price to be paid, which is subject to adjustment depending on the level of the net assets at closing, is expected to be approximately $200.5 million in cash (subject to adjustment) and the assumption of certain liabilities related to PCT's aerospace business. If the proposed sale is completed, the cash would be retained by PCT to permit its investment over time in one or more operating businesses. The transaction is expected to close in April 1996.

4. PRO FORMA FINANCIAL INFORMATION

     The following pro forma financial information gives effect to the Merger, beginning January 1, 1994, and reflects an increase in administrative expenses; the increase in estimated net pension income related to the

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES overfunded pension plan and other post-retirement benefits expense related to the other post-retirement benefit plans retained by the Company after the Merger; interest accretion related to certain liabilities assumed by MC Group in connection with the Merger; dividend income on the PCT Preferred Stock; the tax effect of the pro forma adjustments; and the issuance of approximately 24.7 million shares of MC Group Common Stock. The pro forma financial information does not necessarily reflect the results of operations of the Company and its subsidiaries that actually would have resulted had the Merger and related transactions been consummated on January 1, 1994.

                                                                                       YEARS ENDED
                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1995        1994
                                                                                   --------    --------
                                                                                      (IN THOUSANDS,
                                                                                    EXCEPT SHARE DATA)

Net sales.......................................................................   $261,126    $226,879
Income before extraordinary item................................................     24,013      13,735
Net income......................................................................     24,013      11,068
Income before extraordinary item per share......................................       1.00        0.56
Net income per share............................................................       1.00        0.45

5. INVENTORIES

     Inventories consisted of the following:

                                                                                        DECEMBER 31,
                                                                                     ------------------
                                                                                      1995       1994
                                                                                     -------    -------
                                                                                       (IN THOUSANDS)
Raw materials.....................................................................   $59,742    $58,721
Work-in-progress..................................................................     1,988      1,790
Finished goods....................................................................    22,764     24,945
                                                                                     -------    -------
                                                                                     $84,494    $85,456
                                                                                     -------    -------
                                                                                     -------    -------

6. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of:

                                                                                        DECEMBER 31,
                                                                                    --------------------
                                                                                      1995        1994
                                                                                    --------    --------
                                                                                       (IN THOUSANDS)
Land.............................................................................   $  2,259    $  2,232
Buildings........................................................................     19,814      18,980
Machinery and equipment..........................................................     47,888      45,691
Furniture and fixtures...........................................................      2,190       1,994
Leasehold improvements...........................................................        276         276
Construction-in-progress.........................................................        640         250
                                                                                    --------    --------
                                                                                      73,067      69,423
Accumulated depreciation.........................................................    (27,015)    (21,440)
                                                                                    --------    --------
                                                                                    $ 46,052    $ 47,983
                                                                                    --------    --------
                                                                                    --------    --------


     Depreciation expense was $5.5 million, $5.5 million and $4.8 million for the years ended December 31, 1995, 1994 and 1993, respectively.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

7. ACCRUED EXPENSES

     Accrued expenses consisted of the following:


                                                                                        DECEMBER 31,
                                                                                     ------------------
                                                                                      1995       1994
                                                                                     -------    -------
                                                                                       (IN THOUSANDS)
Employee benefits, severance and other compensation...............................   $21,614    $ 7,207
Interest..........................................................................     4,737      5,475
Taxes.............................................................................       219      1,557
Indemnification and other tax reserve (see Note 9)................................    11,500         --
Other.............................................................................    17,445      5,127
                                                                                     -------    -------
                                                                                     $55,515    $19,366
                                                                                     -------    -------
                                                                                     -------    -------


8. OTHER LIABILITIES

     Other liabilities consisted of the following:


                                                                                       DECEMBER 31,
                                                                                    -------------------
                                                                                      1995       1994
                                                                                    --------    -------
                                                                                      (IN THOUSANDS)
Casualty reserves (see Note 15)..................................................   $ 11,583         --
Employee benefits and other compensation.........................................     72,916         --
Indemnification and other tax reserve (see Note 9)...............................     15,900         --
Other............................................................................     61,731    $14,149

                                                                                    --------    -------
                                                                                    $162,130    $14,149
                                                                                    --------    -------
                                                                                    --------    -------


9. INCOME TAXES

     Information pertaining to consolidated income before income taxes and extraordinary item and the applicable provision for income taxes, excluding amounts related to the extraordinary item, is as follows:

                                                                             YEAR ENDED DECEMBER 31,
                                                                          -----------------------------
                                                                           1995       1994       1993
                                                                          -------    -------    -------
                                                                                 (IN THOUSANDS)
Income from continuing operations before income taxes:
Domestic...............................................................   $13,437    $ 8,567    $ 4,677
Foreign (includes Puerto Rico).........................................    19,357     15,246     10,810
                                                                          -------    -------    -------
                                                                          $32,794    $23,813    $15,487
                                                                          -------    -------    -------
                                                                          -------    -------    -------
Provision (benefit) for income taxes:
Current:
  Federal..............................................................   $ 2,827    $ 3,477    $ 3,624
  State and local......................................................     1,442        809        747
  Foreign..............................................................     1,941      2,036      1,321
                                                                          -------    -------    -------
                                                                            6,210      6,322      5,692
Deferred:
  Federal..............................................................     2,794        963       (605)
  State and local......................................................       108        174        (92)
  Foreign..............................................................       591         19        528
                                                                          -------    -------    -------
                                                                          $ 9,703    $ 7,478    $ 5,523
                                                                          -------    -------    -------
                                                                          -------    -------    -------

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

     The effective tax rate on consolidated income before income taxes and extraordinary item varies from the current statutory federal income tax rate as follows:

                                                                                     1995    1994    1993
                                                                                     ----    ----    ----
Statutory rate....................................................................   35.0%   35.0%   35.0%
Foreign income not subject to statutory tax rate..................................   (7.7)   (7.4)   (9.8)
U.S. loss without benefit.........................................................     --      --     4.4
Non-deductible amortization.......................................................    1.9     2.7     3.3
State and local taxes, net........................................................    2.8     3.0     2.9
Realization of valuation allowance................................................   (1.7)   (2.5)     --
Other, net........................................................................   (0.7)    0.6    (0.1)
                                                                                     ----    ----    ----
                                                                                     29.6%   31.4%   35.7%
                                                                                     ----    ----    ----
                                                                                     ----    ----    ----

     Deferred taxes result from temporary differences in the recognition of income and expenses for financial and income tax reporting purposes and differences between the fair value of assets acquired in business combinations accounted for as purchases and their tax bases. The approximate effect of the temporary differences that gave rise to deferred tax balances were as follows:

                                                                                        DECEMBER 31,
                                                                                     ------------------
                                                                                      1995       1994
                                                                                     -------    -------
                                                                                       (IN THOUSANDS)
Deferred tax assets:..............................................................
  Accounts receivable.............................................................   $ 2,078    $ 1,827
  Inventory.......................................................................       466        931
  Prepaid and other...............................................................     2,914        478
  Property, plant and equipment...................................................       933      1,237
  Long term investments and other.................................................     4,277         --
  Pension liability...............................................................       607        608
  Accrued expenses................................................................     7,116      1,144
  Employee benefits and other compensation........................................    25,108         --
  Other long term liabilities.....................................................     5,384      1,033
  Net operating loss carryforwards................................................     4,900      1,119
                                                                                     -------    -------
     Total deferred tax asset.....................................................    53,783      8,377
  Valuation allowance.............................................................        --     (2,622)
                                                                                     -------    -------
     Total deferred tax asset net of valuation allowance..........................    53,783      5,755
                                                                                     -------    -------

Deferred tax liabilities..........................................................
  Property, plant and equipment...................................................     3,474      3,682
  Pension asset...................................................................    20,035         --
  Unremitted foreign earnings.....................................................     2,179      1,452
  Other...........................................................................       403        326
                                                                                     -------    -------
     Total deferred tax liability.................................................    26,091      5,460
                                                                                     -------    -------
     Net deferred tax asset.......................................................   $27,692    $   295
                                                                                     -------    -------
                                                                                     -------    -------

     Of the total valuation allowance of $2.6 million at December 31, 1994, approximately $2.0 million was accounted for as a reduction in goodwill during 1995, and $600,000 was recorded as a reduction of the provision.

     As a result of the pension plan merger discussed in Note 10, a deferred tax asset in the amount of $2.4 million which was related to the unfunded pension liability at the date of the 1993 Acquisition was recorded with a resulting reduction of goodwill.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

     As a result of the Merger, MC Group and its domestic subsidiaries (the 'Mafco Group') have, for federal income tax purposes, become members of an affiliated group of corporations of which Mafco Holdings is the common parent (the 'Holdings Group'). Accordingly, the Mafco Group will be included in the consolidated federal income tax returns and, to the extent permitted by applicable law, any combined state or local income tax returns filed on behalf of the Holdings Group. Mafco Holdings and MC Group are parties to a tax sharing agreement pursuant to which MC Group will pay to Mafco Holdings with respect to each taxable year an amount equal to the consolidated federal and state and local income taxes that would have been incurred by the Mafco Group had it not been included in the consolidated federal and any combined state or local income tax returns filed by the Holdings Group for such period. Prior to the Merger, Consolidated Cigar and Mafco Worldwide were party to tax sharing agreements with Mafco Holdings pursuant to which Consolidated Cigar and Mafco Worldwide were required to pay to Mafco Holdings with respect to each taxable year an amount equal to the consolidated federal and state and local income taxes that would have been incurred by Consolidated Cigar and Mafco Worldwide had they not been included in the consolidated federal and any combined state and local income tax returns filed by Mafco Holdings. For all periods presented, federal and state income taxes are provided as if the Company filed its own income tax returns.

     The Company has not provided for taxes on undistributed foreign earnings of approximately $7.7 million and $6.6 million at December 31, 1995 and 1994, respectively, since the Company intends to permanently reinvest these earnings in the future growth of the business. Determination of the amount of the unrecognized deferred U.S. income tax liability is not practical because of the complexities associated with its hypothetical calculation.

     The Company's foreign income primarily consists of Puerto Rico income. Pursuant to a grant of industrial tax exemption which expires in 2002, 90% of the income earned from the manufacture of cigars in Puerto Rico is exempt from Puerto Rico income taxes. The remaining 10% of such income is taxed at a maximum surtax rate of 45%, resulting in an effective income tax rate of approximately 4.5%. The benefit to the Company amounted to approximately $5.1 million, $3.5 million and $3.1 million during 1995, 1994 and 1993.

     Funds repatriated to the Company from its Puerto Rico subsidiary are subject to a maximum Puerto Rico tollgate tax of 10%. Legislation enacted in Puerto Rico in 1993 included a provision for prepaying a portion of these tollgate taxes effective for the 1993 fiscal year and subsequent periods.

     Income earned from Puerto Rico operations is generally exempt from federal income tax. Section 936 of the Internal Revenue Code allows a 'possessions tax credit' against U.S. income tax attributable to the Puerto Rico taxable earnings. As part of the Omnibus Budget Reconciliation Act ('OBRA') of 1993, the Internal Revenue Service has limited this exemption based upon a percentage of qualified wages in Puerto Rico, plus certain amounts of depreciation. The Company believes that it qualified for the possessions tax credit during 1995, 1994 and 1993. Failure to receive the 936 exemption or possessions tax credit attributable to the Company's Puerto Rico operations, could have a material adverse effect on the Company.

     During 1995, proposed legislation was introduced before the U.S. Senate House Committee on Ways and Means regarding tax reform and the possible repeal of Section 936 of the Internal Revenue Code. The proposal, as outlined in September 1995 called for the repeal for taxable years beginning after December 31, 1995, however, a credit would be granted for an additional 10 year phase in period under a special grandfather rule. The credit would be limited to the average annual income, adjusted for inflation, claimed over three of the last five most recent years ended before September 13, 1995, excluding the highest and lowest years. The Company does not believe the effect of the proposal to be material for the phase in period.

     The Company also manufactures in the Dominican Republic pursuant to a 100% tax exemption which expires in 2010.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

     In connection with the Merger, MC Group entered into a tax sharing agreement with its former subsidiary, PCT, pursuant to which MC Group will indemnify PCT with respect to all taxes applicable to periods prior to June 15, 1995 except for foreign taxes related to PCT's aerospace business.


     In connection with the July 16, 1992 distribution of Abex, the predecessor of MC Group, from its prior parent, The Henley Group, Inc. ('Henley') , Abex entered into a tax sharing agreement with Henley in which Abex indemnified Henley for tax liabilities resulting from certain adjustments to the tax liabilities of Abex entities and for certain tax liabilities of a prior affiliated company, Wheelabrator Technologies, Inc. for the period May 26, 1986 through December 31, 1988. All federal tax liabilities related to this period were settled prior to 1995; however, certain state tax liabilities of approximately $7 milllion remain open as of December 31, 1995.


     Abex had been included in the consolidated federal income tax return of Henley for 1990 and 1991. The Internal Revenue Service has asserted deficiencies against Henley for these periods of approximately $23 million, plus interest. The adjustments creating these deficiencies do not relate to Abex entities and are therefore not liabilities of MC Group as successor to Abex under the tax sharing agreement. However, if Henley, or its current parent, Koll Real Estate Group, Inc. ('Koll'), were unable to pay the deficiencies, then the Internal Revenue Service, in accordance with Treasury Regulation 1.1502-06, could seek payment from MC Group as successor to Abex as well as from other entities that were included in the federal consolidated return of Henley for 1990 and 1991. Koll, as the parent of Henley, has indicated that they will vigorously contest the deficiencies through the administrative appeals process as well as in court and that a final conclusion to this matter could take several years.

     Management believes that reserves as of December 31, 1995 are adequate for all tax liabilities associated with these tax sharing agreements as well as any potential liability asserted by the IRS in accordance with Treasury Regulation 1.1502-06.

10. PENSION PLANS

     The Company maintains tax qualified defined benefit pension plans covering substantially all hourly and salaried employees in the U.S. and Puerto Rico. In addition, certain employees of Abex's former subsidiaries are covered under various tax qualified MC Group retirement plans (the 'MC Group Retirement Plan'). The fair value of the assets and liabilities of the former Abex plans were recognized in the financial statements of the Company as of June 15, 1995 in connection with the Merger.

     Plans covering salaried employees generally provide pension benefits based on years of service and compensation. Plans covering hourly employees and union members generally provide stated benefits for each year of service. Plan assets consist primarily of equity, fixed income, and money market funds.

     Effective December 31, 1995, Consolidated Cigar's tax qualified non-contributory defined benefit pension plans (the 'Cigar Plans') covering substantially all hourly and salaried employees in the U.S. and Puerto Rico were merged with and into the MC Group Retirement Plan. The MC Group Retirement Plan was the surviving plan with all the assets and liabilities of the Cigar Plans becoming assets and liabilities of the surviving MC Group Retirement Plan.

     In addition, certain employees of Abex's former subsidiaries are covered under a non-qualified executive defined benefit plan (the 'Executive Defined Benefit Plan') and a defined contribution plan (the 'Executive Defined Contribution Plan'). Assets of these plans of $26.1 million at December 31, 1995 are held by a rabbi trust and are presented as other assets in the Company's balance sheet as of December 31, 1995 because they will be available to general creditors of the Company in the event of the Company's insolvency. The liability related to the Executive Defined Contribution Plan was $2.6 million at December 31, 1995 and is included in other liabilities.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

     The Company also provides supplemental executive retirement plans for certain officers which are unfunded.

     The following table reconciles the funded status of the Company's significant defined benefit pension plans:

                                                                                  DECEMBER 31,
                                                            --------------------------------------------------------
                                                                       1995                          1994
                                                            --------------------------    --------------------------
                                                              ASSETS       ACCUMULATED      ASSETS       ACCUMULATED
                                                              EXCEED        BENEFITS        EXCEED        BENEFITS
                                                            ACCUMULATED      EXCEED       ACCUMULATED      EXCEED
                                                             BENEFITS        ASSETS        BENEFITS        ASSETS
                                                            -----------    -----------    -----------    -----------
                                                                                 (IN THOUSANDS)
Actuarial present value of benefit obligation:
Accumulated benefit obligation includes vested benefits
  of $127,847 and $28,527 in 1995 and $353 and $23,182 in
  1994...................................................    $ 128,935       $28,535         $ 396         $24,161
                                                            -----------    -----------    -----------    -----------
                                                            -----------    -----------    -----------    -----------
Projected benefit obligation for service rendered to
  date...................................................      135,180        28,684         $ 396         $30,510
Less: plan assets at fair value..........................     (195,579)           --          (478)        (19,264)
                                                            -----------    -----------    -----------    -----------
Projected benefit obligation in excess of (less than)

  plan assets............................................      (60,399)       28,684           (82)         11,246
Unrecognized transition asset (obligation)...............         (182)           --            71            (282)
Unrecognized prior service benefit (cost)................            1          (309)          (28)            392
Unrecognized net (loss) gain.............................        5,264          (452)           11          (1,478)
Adjustment for minimum liability.........................           --            --            --               7
                                                            -----------    -----------    -----------    -----------
  Net pension (asset) liability..........................    $ (55,316)      $27,923         $ (28)        $ 9,885
                                                            -----------    -----------    -----------    -----------
                                                            -----------    -----------    -----------    -----------

     Pension liabilities are included in accrued expenses and other liabilities.

     The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7 1/4%-7 1/2% in 1995 and 7%-8 1/4% in 1994. The rate of increase in future compensation levels reflected in such determination was 4%-5% in 1995 and 1994. The expected long-term rate of return on assets was 6 1/2%-9% for 1995 and 7%-8 1/4% for 1994. Unrecognized items are being amortized over the estimated remaining service lives of active employees. The Company's funding policy is to contribute annually an amount necessary to satisfy the minimum funding standards pursuant to the Employee Retirement Income Security Act.

     Pension expense includes the following components for the years ended December 31, 1995, 1994 and 1993 respectively:

                                                                    1995       1994      1993
                                                                   -------    ------    ------
                                                                         (IN THOUSANDS)
Service cost-benefits earned during the period..................   $   800    $  893    $  722
Interest cost on projected benefit obligation...................     7,416     2,194     1,788
Actual return on plan assets....................................   (20,732)     (827)   (1,434)
Net amortization and deferrals..................................    11,594      (685)      167
                                                                   -------    ------    ------
  Net pension (income) expense..................................   $  (922)   $1,575    $1,243
                                                                   -------    ------    ------
                                                                   -------    ------    ------

     In addition, the Company maintains certain 401(k) plans for which the expense for matching contributions was $273,000, $280,000 and $247,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

11. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     MC Group, generally at its sole discretion, provides certain employees of Abex and its former subsidiaries retiring on or after attaining age 55, who have rendered at least 10 years of service and who have participated in Abex's pension plans, with postretirement health care coverage. In 1993, Abex amended its existing postretirement health care programs primarily to adjust certain cost sharing provisions. MC Group funds the cost of this benefit on a claims-paid basis and since the Merger on June 15, 1995, made payments totaling $2.6 million. The liability related to these benefits was recognized as of June 15, 1995 in connection with the Merger. The plans have no assets.

     The accumulated postretirement benefit obligation consists of the following components at December 31, 1995:

                                                                                  (IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees.....................................................................      $ 41,800
  Fully eligible active plan participants......................................         1,300
                                                                                  --------------
Postretirement benefit liability...............................................      $ 43,100
                                                                                  --------------
                                                                                  --------------

     Unrecognized items at December 31, 1995 were not significant. Net periodic postretirement benefit costs other than pensions attributable to interest on the accumulated post-retirement benefit obligation was $1.7 million for the period from June 15, 1995 to December 31, 1995. For measurement purposes, a 7.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1996 and thereafter. An increase of 1% in the health care cost trend rate will not have a significant effect on the amounts reported because of cost sharing provisions. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25%.

12. STOCK OPTION PLAN

     Under the terms of the Company's 1995 stock option plan (the '1995 Stock Option Plan'), which is subject to approval of the stockholders of the Company at the next annual shareholders meeting, stock options and stock appreciation rights may be granted to key employees of the Company. A maximum of 1,250,000 shares of MC Group common stock have been reserved for issuance under the 1995 Stock Option Plan. During 1995, 750,000 options to purchase shares of MC Group common stock were granted at an exercise price of $17.375. At December 31, 1995, none of the options granted were exercisable.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

13. LONG-TERM DEBT

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1995        1994
                                                                         --------    --------
                                                                            (IN THOUSANDS)
Mafco Worldwide:
  Senior Credit (a):
     Tranche A Term Loans.............................................   $ 14,000    $ 19,500
     Tranche B Term Loans.............................................     19,800      20,000
  11 7/8% Senior Subordinated Notes Due 2002 (b)......................     84,510      84,466
Other.................................................................         --          25
Consolidated Cigar:
  Bank Borrowings (c).................................................     20,600      36,200
  Senior Subordinated Notes (d).......................................     90,000      90,000
                                                                         --------    --------
                                                                          228,910     250,191
  Less: current portion...............................................    (10,232)     (8,134)
                                                                         --------    --------
                                                                         $218,678    $242,057
                                                                         --------    --------
                                                                         --------    --------

     (a) The Mafco Worldwide Senior Credit was originally comprised of $30.0 million in Tranche A Loans, $20.0 million in Tranche B Loans, and $25.0 million in Revolving Credit Loan commitments (the 'Revolving Credit Loans'). The Tranche A Loans are repayable in 20 quarterly installments which started on September 30, 1994. The Tranche B Loans are repayable in seven annual installments; (a) five installments of $200,000 each with the first due on June 30, 1995, and (b) two installments of $9.5 million each due on June 30, 2000 and 2001. The Revolving Credit Loans are payable in full by June 30, 1999. At December 31, 1995, the margin on the Tranche A loan was reduced on Base Rate Loans and to 2.25% on Eurodollar loans. At December 31, 1995 no amounts were borrowed under the Revolving Credit Loans and approximately $2.5 million was reserved for lender guarantees on outstanding letters of credit. The Mafco Worldwide Senior Credit requires an additional payment based upon Mafco Worldwide's excess cash flow as defined in the credit agreement. At December 31, 1995, this amount equaled $4.0 million and is payable on March 31, 1996. The Mafco Worldwide Senior Credit permits the Company to choose between various interest rate options and to specify the interest rate period to which the interest rate options are to apply, subject to certain parameters. The interest rate options available are (i) the Base Rate Loans (as defined) plus a borrowing margin of 1 1/4% for the Tranche A Loans and Revolving Credit Loans and 1 3/4% for the Tranche B Loans and (ii) Eurodollar Loans (as defined) plus a borrowing margin of 2 1/2% for the Tranche A Loans and Revolving Credit Loans and 3% for the Tranche B Loans. Upon achievement of specified financial ratios, the borrowing margins will be reduced. At December 31, 1995, the margin on the Tranche A loan was reduced to 1.0% on Base Rate Loans and to 2.25% on Eurodollar Loans. At December 31, 1995, the interest rate was 7.94% on the Tranche A Loans and 8.69% on the Tranche B Loans. The Mafco Worldwide Senior Credit also provides for a commitment fee of 1/2% per annum on the unused Revolving Credit Loans. Obligations under the Mafco Worldwide Senior Credit are secured by pledges of substantially all of Mafco Worldwide's domestic assets and 66 2/3% of the capital stock of Mafco Worldwide's wholly owned foreign subsidiaries. The Mafco Worldwide Senior Credit contains various restrictive covenants which include, among other things, limitations on indebtedness and liens, minimum interest coverage and fixed charge coverage ratios, operating cash flow maintenance and capital expenditure limits and restrictions on dividends.

     (b) In November 1992, Mafco Worldwide completed a public offering in which it sold $85.0 million aggregate principal amount of 11 7/8% Senior Subordinated Notes due 2002 (the 'Mafco Worldwide Senior Subordinated Notes') at a price of 99.28% of face value. The Mafco Worldwide Senior Subordinated Notes mature on November 15, 2002, and are not subject to redemption through the operation of a sinking fund. The Mafco Worldwide Senior Subordinated Notes are subject to redemption at any time after November 15, 1997, at the option of Mafco Worldwide, in whole or in part, at redemption prices (expressed as percentages of the

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES principal amount) for the 12 month period beginning each November 15:
1997-105.95%; 1998-103.96%; 1999-101.98% and 100% there after. Interest is payable semiannually in May and November.

     The Indenture relating to the Mafco Worldwide Senior Subordinated Notes contains various restrictive covenants, which include restrictions on the incurrence of additional debt, payments of dividends and transactions with affiliates. In addition, upon the occurrence of a change in control whereby any person (as defined in the Indenture) acquires directly or indirectly more than 35% of the total voting power of all classes of the voting stock of Mafco Worldwide, each holder of the Mafco Worldwide Senior Subordinated Notes has the right to require Mafco Worldwide, subject to certain restrictions in the Mafco Worldwide Senior Credit, to repurchase the Mafco Worldwide Senior Subordinated Notes at 101% of face value. The Mafco Worldwide Senior Subordinated Notes are subordinate in right of payment to the existing Mafco Worldwide Senior Credit and all future senior indebtedness of Mafco Worldwide.

     (c) Represents borrowings under a credit agreement (the 'Cigar Credit Agreement') with Chase dated February 23, 1993, providing for a $60.0 million reducing revolving credit facility (the 'Cigar Revolving Credit Facility') and a $20.0 million working capital facility (the 'Cigar Working Capital Facility').

The Cigar Revolving Credit Facility and the Cigar Working Capital Facility have final maturities on April 3, 1999. The Cigar Revolving Credit Facility is subject to quarterly commitment reductions of $2.5 million during each year of the term of the facility. The Cigar Credit Agreement is secured by perfected first priority liens on all of the material assets of Consolidated Cigar and its domestic subsidiaries and perfected pledges of the stock of all of Consolidated Cigar's subsidiaries (with certain exceptions for the stock of foreign subsidiaries). The Cigar Credit Agreement is guaranteed by all of the domestic subsidiaries of Consolidated Cigar. The guarantee by Cigar Parent is secured by a pledge of all the outstanding stock of Consolidated Cigar.

     The Cigar Credit Agreement establishes interest payments at the option of Consolidated Cigar based upon the following rates:

Base Rate Loans......................................................        Prime plus    1 3/4%
936 Loans............................................................     936 Rate plus    2 3/4%
Eurodollar Funds.....................................................   Eurodollar plus    2 3/4%

     Beginning with the fourth quarter of fiscal 1995, all the rates were reduced by 1/4% in accordance with the Cigar Credit Agreement.

     The average interest rate under the Cigar Credit Agreement was approximately 8.9% at December 31, 1995. The Cigar Credit Agreement contains various covenants which govern, among other things, the ability to incur indebtedness, pay dividends, incur lease rental obligations, make capital expenditures, use proceeds from asset sales, participate in mergers and other activities. The Cigar Credit Agreement also requires Cigar to satisfy certain financial covenants related to net worth, capital expenditures and various ratios.

     The maximum amounts of borrowings that are allowed under the Cigar Credit Agreement at the end of 1995 through its maturity are as follows:

YEAR ENDING
DECEMBER 31,                                                            (IN THOUSANDS)
---------------------------------------------------------------------   --------------
1995.................................................................      $ 52,500
1996.................................................................        34,887
1997.................................................................        24,887
1998.................................................................        14,887

     Outstanding letters of credit of approximately $1.6 million reduced the available borrowings under the Cigar Credit Agreement at December 31, 1995.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

13. LONG-TERM DEBT--(CONTINUED)

          (d) Represents the $90.0 million in principal amount of 10 1/2% Senior Subordinated Notes Due 2003 (the '10 1/2% Notes') issued in connection with the 1993 Acquisition. The 10 1/2% Notes bear interest at the rate of 10 1/2% per annum, mature on March 1, 2003 and are redeemable at a premium prior to maturity starting March 1, 1998. The 10 1/2% Notes are redeemable at a premium in the event of a change of control. The indenture relating to the 10 1/2% Notes limits, among other things, dividends and other distributions, certain types of indebtedness, certain mergers, consolidations and sales of assets.

     The aggregate scheduled amounts of long-term debt maturities in the years 1996 through 2000 are $10.2 million, $6.2 million, $6.3 million, $15.1 million and $9.5 million, respectively.

     The Company entered into two five year interest rate swap agreements in an aggregate notional amount of $85.0 million. Under the terms of the agreements, the Company receives a fixed interest rate averaging 5 4/5% and pays a variable interest rate equal to the six month LIBOR. The Company entered into such agreements to take advantage of the differential between long-term and short-term interest rates and effectively converted the interest rate on $85.0 million of fixed-rate indebtedness to a variable rate. From inception of the agreements through January 1996 the Company has paid $800,000 in settlement, which occurs at the end of each six month period of the agreements. Had the Company terminated these agreements, which the Company considers to be held for other than trading purposes, on December 31, 1995, a combined loss of approximately $300,000 would have been realized. Future positive or negative cash flows associated with these agreements will depend upon the trend of short-term interest rates during the remaining life of the agreements. In the event of non-performance of the counterparties at anytime during the remaining lives of these agreements which expire at December 1998 and January 1999, the Company could lose some or all of any future positive cash flows. However, the Company does not anticipate non-performance by such counterparties.

     The fair value of the Company's long-term debt at December 31, 1995 is estimated based on the quoted market prices for the same issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of long-term debt was approximately $6.6 million greater than the carrying value of $228.9 million. Because judgment is required in interpreting market data to develop estimates of fair value, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies may be material to the estimated fair value amounts.

14. RELATED PARTY TRANSACTIONS

     Employees of affiliates of the Company provide services to the Company in connection with insurance and legal services, benefit plan administration and other services and the Company reimburses such affiliates for the allocated share of the costs related to such employees. In 1995, the amount allocated to the Company was $436,414. The Company believes that the terms of such allocated services are at least as favorable to the Company as would be available from unaffiliated third parties.

     The Company performs certain services for a subsidiary of Mafco Holdings. Revenues for such services were $874,000, $763,000 and $481,000 for the years ended December 31, 1995, 1994 and 1993.

     Included in accrued expenses and other liabilities are payables to Mafco Holdings and affiliates in the amount of $2.0 million and $544,000 at December 31, 1995 and 1994, respectively.

15. COMMITMENTS AND CONTINGENCIES

     Rental expense, which includes rent for facilities, equipment and automobiles under operating leases expiring through 2001, amounted to $2.3 million, $2.3 million and $1.9 million for the years ended December 31, 1995, 1994 and 1993 respectively. Future minimum rental commitments, which include obligations related to

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES former operations of Abex, for operating leases with noncancelable terms in excess of one year from December 31, 1995, net of sublease payments of $15.3 million, are as follows:

                                                                        (IN THOUSANDS)
                                                                        --------------
1996.................................................................      $  2,866
1997.................................................................         2,865
1998.................................................................         2,714
1999.................................................................         2,468
2000 and thereafter..................................................         4,217
                                                                        --------------
                                                                           $ 15,130
                                                                        --------------
                                                                        --------------

     At December 31, 1995, the Company had obligations to purchase approximately

$17.8 million of raw materials.

     The Company had outstanding letters of credit totaling $20.4 million and $4.9 million at December 31, 1995 and 1994, respectively, of which $16.3 are secured by restricted cash at December 31, 1995.

     Under the Transfer Agreement between PCT and a subsidiary of MC Group, MC Group will reimburse PCT for amounts spent in excess of $1.5 million during each of the years 1995 (after June 15), 1996, 1997 and 1998 in connection with certain public company costs. The amount spent for such costs by PCT in the 1995 period did not exceed $1.5 million; therefore, no reimbursement was made.

     On February 5, 1996, MC Group entered into a reimbursement agreement with Chemical Bank and PCT, through its wholly owned subsidiary Pneumo Abex Corporation ('Pneumo Abex'). The agreement provides for letters of credit totaling $20.8 million covering certain environmental issues, not related to the aerospace business of PCT. In connection with such agreement, MC Group pledged the PCT Preferred Stock and its ownership of 5,939,400 shares of PCT Common Stock.

     At March 25, 1996, 19,777,752 shares, or approximately 85% of the Company's stock were pledged to secured indebtedness of a subsidiary of Mafco Holdings.


     During 1995, the Company entered into a three year employment arrangement with James R. Maher, the Company's Chief Executive Officer. Mr. Maher's arrangement provides for, among other things, a bonus of up to $4.0 million to be paid in connection with certain transactions and a special payment right of up to approximately $5.5 million which is deferred and is dependent upon the overall performance of the Company's Common Stock. At December 31, 1995, the Company has accrued the earned and vested portion of the employment arrangement.


     Certain of Abex's former subsidiaries have been named parties in several government enforcement and private actions seeking cleanup costs and/or damages for personal injury or property damage under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ('CERCLA') and related federal and state laws. In addition, certain of these subsidiaries have been identified by governmental authorities as being potentially responsible for cleanup costs and/or natural resource damages or have received inquiries from governmental authorities regarding their possible involvement with hazardous waste sites. One such site in Portsmouth, Virginia, which was formerly operated by Abex and a portion of which is owned by MC Group, has been placed on the National Priorities List under CERCLA. The potential costs related to such matters and the possible impact thereof on future operations are uncertain due to, among other factors, the following: uncertainty regarding the extent of prior pollution; the complexity of laws and regulations and their interpretations; the varying costs and effectiveness of alternative cleanup technologies and methods; and the questionable and varying degrees of responsibility and/or involvement by Abex subsidiaries.

     Under applicable state and federal law, including CERCLA, each potentially responsible party ('PRP') can be held jointly and severally liable for all cleanup and related costs at each site. For the reasons noted above, it is

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES impossible to predict the extent to which remediation will be required at a particular site and the ultimate cost thereof. However, the aggregate cost of cleanup and related expenses with respect to sites at which Abex and its subsidiaries, together with numerous other third parties, have been named PRPs could exceed $200 million, including approximately $20 million in remedial action costs, as estimated by the EPA, in respect of the Portsmouth, Virginia site.

     As a result of the Transfer, MC Group will indemnify PCT with respect to all environmental matters associated with Abex's former operations to the extent not paid by third party indemnitors or insurers, other than the operations relating to PCT's aerospace business as currently conducted. Pursuant to the Stock Purchase Agreement, dated April 28, 1988, as amended, between Pneumo Abex and Whitman Corporation ('Whitman') and the related Settlement Agreement, dated September 23, 1991, between Pneumo Abex and Whitman (collectively, the 'Whitman Agreements'), Whitman is obligated to indemnify Pneumo Abex for costs, expenses and liabilities relating to environmental and natural resource matters to the extent attributable to the operation of the businesses acquired from Whitman prior to their acquisition in 1988, subject to certain conditions and limitations principally relating to compliance with notice, cooperation and other procedural requirements. Generally, known and unknown liabilities arising after the 1988 Whitman acquisition that relate to PCT's current facilities will be the responsibility of PCT. Whitman is generally discharging the related liabilities in the ordinary course. In addition to the remedial action costs for the Portsmouth, Virginia site, as to which Whitman has acknowledged its indemnification responsibilities, Pneumo Abex is party to a number of cases involving tort claims concerning such site alleging exposure to lead for which Whitman has declined to accept responsibility. MC Group and Whitman are currently sharing equally the defense costs for such cases, subject to a reservation of their respective rights. Whitman is actively managing a significant number of indemnified matters, including the potential cleanup of the Portsmouth, Virginia site, and MC Group's involvement varies and is limited for those matters being managed by Whitman.

     Based upon MC Group's experience to date (including the existence of the indemnification arrangements referred to above), the cost of compliance with environmental laws is not expected to have a material adverse effect on MC Group's earnings, liquidity or competitive position. However, future events, such as changes in existing laws or enforcement policies, may give rise to additional compliance and/or other costs which could have a material adverse effect on MC Group's financial condition or results of operations.

     MC Group has not recognized any liability in its financial statements for environmental matters occurring prior to the 1988 Whitman acquisition which are covered by Whitman's indemnification obligations under the Whitman Agreements. Management of MC Group considers these obligations to be Whitman's and monitors the financial position of Whitman to determine the level of uncertainty associated with Whitman's ability to satisfy its obligations. Based upon Whitman's active management of indemnifiable matters, its discharging of the related liabilities when required, and its financial position based upon publicly filed financial statements, MC Group believes that the likelihood of Whitman failing to satisfy its obligations is remote.

     A predecessor of Pneumo Abex, a wholly owned subsidiary of PCT, has been named as a defendant in personal injury lawsuits claiming damages relating to asbestos-containing friction products formerly manufactured by such predecessor. The predecessor, which discontinued the manufacture and sale of asbestos-containing friction products in the United States in 1987, has never been found liable in any such case. As of January 31, 1996, Pneumo Abex or the predecessor has been named as a defendant in approximately 38,000 pending claims, typically with 10 to 30 or more co-defendants.

     Pursuant to the Whitman Agreements, Whitman has retained ultimate responsibility for all asbestos-related claims made through August 1998 and for certain asbestos-related claims asserted thereafter. In connection with the sale by Abex in December 1994 of its Friction Products Division (the 'Friction Products Sale'), a subsidiary of Cooper Industries, Inc. ('Cooper') assumed responsibility for substantially all of the asbestos-related claims made after August 1998 and therefore no longer subject to the Whitman indemnity. Pneumo Abex maintained

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES product liability insurance covering substantially all of the period during which asbestos-containing products were manufactured and both the Company and Whitman have the benefit of such insurance. Pursuant to court rulings and interim agreements reached with certain insurance carriers, Pneumo Abex is being reimbursed for approximately 90% of the aggregate defense and settlement costs associated with such claims, and continues to seek recovery of the remaining amount of unreimbursed costs from its carriers in an ongoing insurance coverage litigation commenced by Abex in 1982. As of December 31, 1995, the Company has approximately $4.6 million in unreimbursed costs pending receipt from the insurance carriers or Whitman.

     MC Group is unable to forecast with precision the amount of future defense and settlement costs associated with asbestos litigation, but consistent with Abex's historical treatment, MC Group has not recognized any liability in its financial statements for asbestos-related claims as substantially all of these costs are expected to be insured and, to the extent not insured entirely, are covered by Whitman's indemnifications under the Whitman Agreements or by Cooper.

     Although PCT retains ultimate responsibility and indemnifies MC Group for such matters under the Transfer Agreement, a subsidiary of MC Group undertakes administrative and funding obligations with respect to such matters, including as to such unreimbursed costs subject to certain termination events as described below. PCT's obligation to make reimbursement for the amounts so funded will be limited to amounts received by PCT under related indemnification and insurance arrangements. The Company's administrative and funding obligations would be terminated in the case of a bankruptcy of Pneumo Abex or PCT or, following an exhaustion of available insurance, either a bankruptcy of Whitman or Cooper or Whitman or Cooper failing to make required indemnification payments other than for reasons primarily caused by actions or inactions taken by MC Group.

     Various legal proceedings, claims and investigations are pending against MC Group and its subsidiaries related to commercial transactions, product liability, safety and health matters and other matters relating to MC Group, including those for which MC Group assumed responsibility under the Transfer Agreement. Most of these legal proceedings are related to matters covered by insurance, subject to deductibles and maximum limits, and by third party indemnities. MC Group does not believe, based on currently available information, that the outcome of these other matters, irrespective of insurance coverage and third party indemnities, will have a material adverse effect on its financial position or results of operations.

     In connection with the 1992 distribution of Abex common stock to the Henley stockholders (the 'Distribution'), Abex assumed certain liabilities of Henley related to existing and former businesses and assets and liabilities of predecessors for certain tax matters and a self-insurance program. Abex's balance sheet reflects adequate reserves for these matters. The tax matters, including the expected timing of payments, is discussed further in Note 9-Income Taxes. The timing of payments under the self-insurance program is not known, however, management believes that cash on hand and cash generated by operations will be adequate to satisfy such obligations when required.

     Abex and Koll agreed that, following the Distribution, each company would be responsible for liabilities relating to its existing and certain previously owned assets and businesses of Henley Group and certain of its predecessors and will indemnify the other in respect thereof. Abex guaranteed certain contingent obligations of Koll relating to a pension plan and environmental liabilities of Henley Group and certain of its predecessors and Koll agreed to indemnify Abex in respect thereof. MC Group's exposure with respect to these liabilities is in the nature of a guarantee in favor of third parties of Koll's primary obligations, which Koll has been and continues to discharge. MC Group has no reason to believe its past dispute with Koll concerning Koll's tax sharing obligation reflects either an inability on Koll's part to discharge its obligation or a repudiation by Koll of responsibility for its environmental or pension liabilities. MC Group believes that the likelihood of its being required to perform on the guarantees is remote.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

16. SIGNIFICANT CUSTOMER


     Philip Morris accounted for approximately 10%, 11% and 11% of the Company's consolidated net sales during the years ended December 31, 1995, 1994 and 1993, respectively.


17. GEOGRAPHIC INFORMATION

     Information related to the Company's geographic areas are presented below with the following definitions:

     Operating profit, as indicated below, represents net sales less operating expenses, amortization of identifiable goodwill, foreign currency transaction income (loss) and other income (expense).

     Identifiable assets are those used by each geographic area. Corporate assets are principally cash, restricted cash, deferred charges and the assets acquired in connection with the Merger and Libra Purchase.

GEOGRAPHIC AREAS:

                                                                          YEAR ENDED DECEMBER 31,
                                                                      --------------------------------
                                                                        1995        1994        1993
                                                                      --------    --------    --------
                                                                           (DOLLARS IN THOUSANDS)
Net Sales (a)
  Domestic--U.S....................................................   $217,394    $187,513    $166,145
           --Export................................................     26,032      25,425      23,747
  Foreign..........................................................     17,700      13,941      12,686
                                                                      --------    --------    --------
                                                                      $261,126    $226,879    $202,578
                                                                      --------    --------    --------
                                                                      --------    --------    --------
Operating Profit:
  Domestic.........................................................   $ 63,536    $ 50,656    $ 41,826
  Foreign (b)......................................................      3,476       2,506       2,114
  Corporate........................................................     (9,427)         --          --
                                                                      --------    --------    --------
                                                                        57,585      53,162      43,940
Net expense and financing charges..................................    (24,791)    (29,349)    (28,453)
                                                                      --------    --------    --------
  Income from continuing operations before income taxes............   $ 32,794    $ 23,813    $ 15,487
                                                                      --------    --------    --------
                                                                      --------    --------    --------


                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1995        1994
                                                                         --------    --------
                                                                            (IN THOUSANDS)
Identifiable assets:
  Domestic (c)........................................................   $237,303    $246,952
  Foreign.............................................................     18,919      17,934
  Corporate...........................................................    304,377      17,965
                                                                         --------    --------
                                                                         $560,599    $282,851
                                                                         --------    --------
                                                                         --------    --------

------------------
(a) The Company had no intercompany sales from their U.S. businesses to their foreign businesses in 1995 and 1994, while in 1993 they had sales of $84. Sales from their foreign businesses to their U.S. businesses were $23,084, $17,473 and $15,097 for the years ended December 31, 1995, 1994 and 1993, respectively. Such amounts are excluded from the above table.

(b) Includes foreign currency transaction gain of $40, $215 and $17 in 1995, 1994 and 1993, respectively.

(c) Includes assets located in foreign countries of $14,071, $15,133 and $15,186 at December 31, 1995, 1994 and 1993, respectively.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

18. UNAUDITED QUARTERLY FINANCIAL INFORMATION


     The following is a summary of unaudited quarterly financial information for the quarterly periods in 1995 and 1994:



                                                                                 1995
                                                               ----------------------------------------
                                                                FIRST     SECOND      THIRD      FOUR

                                                               -------    -------    -------    -------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                DATA)
Net sales...................................................   $58,353    $68,236    $68,679    $65,858
Gross profit................................................    23,804     28,210     27,984     27,106
Net income..................................................     4,556      7,885      4,604      7,368
Net income per share........................................   $  0.23    $  0.38    $  0.20    $  0.32



                                                                                 1994
                                                               ----------------------------------------
                                                                FIRST     SECOND      THIRD     FOURTH
                                                               -------    -------    -------    -------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                DATA)
Net sales...................................................   $49,532    $57,794    $60,089    $59,464
Gross profit................................................    19,512     22,927     24,064     24,409
Net income..................................................     2,074      1,672      5,934      3,988
Net income per share........................................   $  0.10    $  0.08    $  0.30    $  0.20

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)


                                                                                       SEPTEMBER 29,    DECEMBER 31,
                                                                                           1996             1995
                                                                                       -------------    ------------
                                       ASSETS
Current assets:
  Cash and cash equivalents.........................................................     $  19,248        $ 93,417
  Trading securities................................................................       225,362             190
  Notes and trade receivables, net..................................................        31,299          25,211
  Inventories.......................................................................        91,013          84,494
  Prepaid expenses and other........................................................        23,770          25,420
                                                                                       -------------    ------------
     Total current assets...........................................................       390,692         228,732

Property, plant and equipment, net..................................................        47,955          46,052
Pension asset.......................................................................        62,475          57,245
Investment in PCT preferred and common stock........................................        73,481          55,547
Trademarks, net.....................................................................        31,372          32,021
Intangible assets related to businesses acquired, net...............................        61,498          62,770
Other assets........................................................................        62,250          78,232
                                                                                       -------------    ------------
                                                                                         $ 729,723        $560,599
                                                                                       -------------    ------------
                                                                                       -------------    ------------

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt and short term borrowings.......................     $  11,200        $ 10,960
  Accounts payable..................................................................        14,678           9,595
  Accrued expenses and other........................................................        63,805          55,515
                                                                                       -------------    ------------
     Total current liabilities......................................................        89,683          76,070
Long-term debt......................................................................       209,915         218,678
Deferred income taxes...............................................................        43,462           5,280
Other liabilities...................................................................       152,875         156,850
Commitments and contingencies.......................................................
Stockholders' equity:
  Common stock of Mafco Consolidated Group Inc., par value $.01 per share,
     250,000,000 shares authorized, 24,722,190 shares issued........................           247             247
  Additional paid-in-capital........................................................       167,105         167,105
  Retained earnings (accumulated deficit)...........................................        94,998         (35,605)
  Currency translation adjustment...................................................         1,341           1,877
  Treasury stock at cost (1,484,850 shares).........................................       (29,903)        (29,903)
                                                                                       -------------    ------------
     Total stockholders' equity.....................................................       233,788         103,721
                                                                                       -------------    ------------
                                                                                         $ 729,723        $560,599
                                                                                       -------------    ------------
                                                                                       -------------    ------------

                See notes to consolidated financial statements.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                      NINE MONTH PERIODS ENDED
                                                                               --------------------------------------
                                                                               SEPTEMBER 29, 1996    OCTOBER 1, 1995
                                                                               ------------------    ----------------
Net sales...................................................................        $230,380             $195,268
Cost of sales...............................................................         131,868              115,270
                                                                               ------------------    ----------------
Gross profit................................................................          98,512               79,998
Selling, general and administrative expenses................................          40,018               37,184
                                                                               ------------------    ----------------
Operating income............................................................          58,494               42,814
Interest expense............................................................         (19,255)             (20,373)
Interest, investment and dividend income....................................           7,057                2,809
Amortization of deferred charges and bank fees..............................          (1,516)              (1,548)
Equity in earnings from continuing operations and preferred dividends of
  PCT.......................................................................           2,773                  418
Gain on Cigar IPO...........................................................         127,809                   --
Other expense, net..........................................................            (759)                (241)
                                                                               ------------------    ----------------
Income from continuing operations before income taxes.......................         174,603               23,879
Provision for income taxes..................................................         (59,052)              (7,494)
                                                                               ------------------    ----------------
Income from continuing operations...........................................         115,551               16,385
Discontinued operations:
  Equity in discontinued operations of PCT, net of income taxes.............          15,052                  660
                                                                               ------------------    ----------------
  Net income................................................................        $130,603             $ 17,045
                                                                               ------------------    ----------------
                                                                               ------------------    ----------------
Income per share:
  Continuing operations.....................................................        $   4.97             $   0.77
  Discontinued operations...................................................            0.65                 0.03
                                                                               ------------------    ----------------
                                                                                    $   5.62             $   0.80
                                                                               ------------------    ----------------
                                                                               ------------------    ----------------
Weighted average common shares outstanding..................................          23,237               21,315

                See notes to consolidated financial statements.

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                                                                         NINE MONTH PERIODS ENDED
                                                                                       -----------------------------
                                                                                       SEPTEMBER 29,      OCTOBER 1,
                                                                                           1996              1995
                                                                                       -------------      ----------
Cash flows from operating activities:
  Net income........................................................................     $ 130,603         $  17,045
                                                                                       -------------      ----------
     Adjustments to reconcile net income to net cash (used in) provided by operating activities:
       Depreciation and amortization................................................         7,736             7,868
       Gain on Cigar IPO............................................................      (127,809)               --
       Equity in earnings of affiliates in excess of distributions..................       (17,934)             (272)
       Deferred income..............................................................          (153)             (154)
     Changes in assets and liabilities:
       Net increase in trading securities...........................................      (225,172)               --
       Increase in notes and trade receivables......................................        (5,132)           (5,547)
       (Increase) decrease in inventories...........................................        (6,862)            1,039
       Increase (decrease) in accounts payable......................................         5,139              (692)
       Increase (decrease) in deferred taxes and other, net.........................        50,838            (1,018)
                                                                                       -------------      ----------
                                                                                          (319,349)            1,224
                                                                                       -------------      ----------
Net cash flows (used in) provided by operating activities...........................      (188,746)           18,269
                                                                                       -------------      ----------
Cash flows from investing activities:
  Capital expenditures..............................................................        (5,844)           (2,059)
  Cash acquired in Abex Merger, net of costs........................................            --           176,505
  Purchase of PCT common stock......................................................            --           (33,653)
  Other, net........................................................................          (498)            1,855
                                                                                       -------------      ----------
Net cash flows (used in) provided by investing activities...........................        (6,342)          142,648
                                                                                       -------------      ----------
Cash flows from financing activities:
  Proceeds from borrowings..........................................................            --               231
  Repayment of borrowings...........................................................        (8,535)          (10,123)
  Purchase of Company common stock and Abex VSRs....................................            --           (30,254)
  Net proceeds from Cigar IPO.......................................................       127,809                --
  Dividends paid....................................................................            --           (14,000)
  Due to affiliates and other borrowings............................................          (459)             (386)
  Decrease (increase) in restricted deposits........................................         2,187           (16,467)
                                                                                       -------------      ----------

Net cash flows provided by (used in) financing activities...........................       121,002           (70,999)
                                                                                       -------------      ----------
Effect of exchange rate changes on cash.............................................           (83)               76
                                                                                       -------------      ----------
Net (decrease) increase in cash and cash equivalents................................       (74,169)           89,994
Cash and cash equivalents at beginning of period....................................        93,417             9,323
                                                                                       -------------      ----------
Cash and cash equivalents at end of period..........................................     $  19,248         $  99,317
                                                                                       -------------      ----------
                                                                                       -------------      ----------
Supplemental schedule of cash flow information:
  Interest paid.....................................................................     $  19,020         $  20,853
  Income taxes paid, net of refunds.................................................     $   3,827         $   5,153


                 See notes to consolidated financial statements

                 MAFCO CONSOLIDATED GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION


     The accompanying unaudited consolidated financial statements of Mafco Consolidated Group Inc. ('MC Group' or the 'Company') have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. The statements should be read in conjunction with the consolidated financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 1995. All terms used but not defined elsewhere herein have the meanings ascribed to them in the Company's annual report on Form 10-K. The results of operations for the nine month period ended October 1, 1995 have been restated to reflect the discontinued operations of PCT (see Note 3). Certain reclassifications have been made to conform to the current period's presentation. The results of operations for the nine month periods are not necessarily indicative of the results for the entire year.



     The Company recognizes gains and losses on sales of subsidiary stock in the statement of operations.


2. INVENTORIES


                                                                   SEPTEMBER 29,    DECEMBER 31,
                                                                       1996             1995
                                                                   -------------    ------------
Raw materials and supplies......................................      $65,630         $ 59,742
Work-in-process.................................................        2,681            1,988
Finished goods..................................................       22,702           22,764
                                                                   -------------    ------------
                                                                      $91,013         $ 84,494
                                                                   -------------    ------------
                                                                   -------------    ------------




3. SALE OF PCT OPERATIONS



     On April 15, 1996, Power Control Technologies Inc. ('PCT') received the necessary approval from its stockholders and consummated the sale of its entire operations, including substantially all its assets, to Parker-Hannifin Corporation, for aggregate cash consideration of $201,100, before transaction costs.


     Equity in discontinued operations of PCT, net of income taxes, represents the Company's interest in the discontinued operations of PCT, including the gain on sale of PCT's aerospace business.


4. INITIAL PUBLIC OFFERING AND PROMISSORY NOTE



     On August 21, 1996, MC Group's wholly owned subsidiary, Consolidated Cigar Holdings Inc. ('Cigar Holdings') completed an initial public offering (the 'Cigar IPO') in which it issued and sold 6,075,000 shares of its Class A Common Stock for $23.00 per share. The proceeds, net of underwriter's discount and related fees and expenses, of $127,809, were paid as a dividend to MC Group and resulted in a gain to the Company of $83,076, net of income taxes of $44,733. All of the proceeds received from the sale of stock in the Cigar IPO were treated as gain as the net book value of Cigar Holdings was a deficit at the time of the Cigar IPO and no allocation of the deficit was made to minority interest. Minority interest in the earnings of Cigar Holdings subsequent to the Cigar IPO was not recorded as the book value of Cigar Holdings remained negative after including Cigar Holdings' net earnings subsequent to the Cigar IPO. The net proceeds from the Cigar IPO as well as other funds of the Company were invested in marketable securities, which include U.S. Treasury and agency securities, mortgage-back securities, corporate debt securities and other debt securities. These securities are classified as trading securities.



     Simultaneously with the Cigar IPO, each of Cigar Holdings' then outstanding shares of common stock were converted into 24,600 shares of the newly created Class B Common Stock which totaled 24,600,000 shares. In addition, Cigar Holdings issued a non-interest bearing promissory note (the 'Cigar Note') in an original principal amount of $70,000 to MC Group. The Cigar
Note is payable in quarterly installments of $2,500, beginning March 31, 1997 with the final installment payable on December 31, 2003.




5. SALE OF FLAVORS HOLDINGS TO PCT



     On October 23, 1996, MC Group entered into a Stock and VSR Purchase Agreement (the 'Purchase Agreement'), dated as of October 23, 1996, with PCT and PCT International Holdings Inc., a Delaware corporation and wholly owned subsidiary of PCT ('Purchaser'), pursuant to which Purchaser has agreed to purchase from MC Group, and MC Group has agreed to sell and issue to Purchaser, all the issued and outstanding shares (the 'Shares') of capital stock of Flavors Holdings Inc., a Delaware corporation and wholly owned subsidiary of MC Group ('Flavors'), and 23,156,502 Value Support Rights (each a 'VSR' and collectively, the 'VSRs') to be issued pursuant to the Value Support Rights Agreement (the 'VSR Agreement') to be entered into between MC Group and American Stock Transfer & Trust Company, as trustee. Flavors, through its wholly owned subsidiary Mafco Worldwide Corporation, operates MC Group's licorice extract and other flavoring agents manufacturing and distributing business. The agreement was unanimously approved by the Boards of Directors of MC Group and PCT and, in the case of PCT, upon the recommendation of a Special Committee of directors who are not officers or employees of PCT or its affiliates including MC Group, formed to consider the transaction. The transaction is expected to close in the fourth quarter of 1996 and is expected to result in a gain to the Company.



     In consideration for the Shares and VSRs, Purchaser has agreed to pay MC Group cash in the amount of $180,000, before estimated transaction costs of $7,300. In addition, Purchaser shall pay MC Group deferred cash payments of $3,700 on June 30, 1997 and $3,500 on December 31, 1997.



     It is anticipated that the VSRs will be distributed to all holders of PCT Common Stock and PCT Preferred Stock promptly following the effectiveness of a registration statement to be filed by MC Group with the Securities and Exchange Commission. Each VSR, subject to certain limitations, entitles its holder to receive a payment, if any, of up to $3.25 per VSR if the 30-Day Average Market Price (as defined in the VSR Agreement) of PCT Common Stock is below $11.00 per share on January 1, 1999; provided, however, MC Group has an optional right to call the VSRs each April 1, July 1, October 1 and January 1 from and including April 1, 1997 to and including October 1, 1998 (each, an 'Optional Call Date'). If MC Group calls the VSRs on or before January 1, 1998, holders will be entitled to receive a payment of at least $0.50 and up to $3.25 per VSR if the 30-Day Average Market Price is below $10.25 per share as of such Optional Call Date. If MC Group calls the VSRs after January 1, 1998, each VSR will entitle its holder to a payment, if any, of up to $3.25 per VSR if the 30-Day Average Market Price is below $11.00 per share on such Optional Call Date.



     The maximum value of the VSRs will be recorded as a deferred contingent gain and will reduce the Company's gain on sale of Flavors Holdings accordingly.

At settlement or expiration of this obligation, any additional gain will be recognized, determined by the difference between the recorded contingent gain and any payment made.

            ------------------------------------------------------
            ------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                                  PAGE
                                                  ----
Prospectus Summary.............................     2
Risk Factors...................................     8
Background and the Disposition.................    14
The Distribution...............................    16
Certain Information Relating to PCT............    17
Selected Historical Financial Data.............    18
Pro Forma Financial Data.......................    19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    24
Business.......................................    32
Management.....................................    46
Security Ownership of Certain Beneficial Owners
  and Management...............................    53
Certain Relationships and Related
  Transactions.................................    54
Description of the Value Support Rights and VSR
  Notes........................................    56
Description of Certain Indebtedness............    65
Certain United States Federal Income Tax
  Consequences.................................    66
Legal Matters..................................    70
Experts........................................    70
Available Information..........................    70
Index to Consolidated Financial
  Statements...................................   F-1



            ------------------------------------------------------
            ------------------------------------------------------

            ------------------------------------------------------
            ------------------------------------------------------


                                   23,156,502

                              VALUE SUPPORT RIGHTS

                         MAFCO CONSOLIDATED GROUP INC.

                            ------------------------

                                   PROSPECTUS

                            ------------------------


                               DECEMBER    , 1996




            ------------------------------------------------------
            ------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the VSRs are estimated as follows:

Securities and Exchange Commission Registration Fee.......................................   $22,805.65
New York Stock Exchange...................................................................       *
Blue Sky Fees.............................................................................       *
Printing and Engraving Expenses...........................................................       *
Legal Fees and Expenses...................................................................       *
Accounting Fees and Expenses..............................................................       *
Transfer Agent and Registrar Fees.........................................................       *
Miscellaneous.............................................................................       *
                                                                                             ----------
     Total................................................................................   $   *
                                                                                             ----------
                                                                                             ----------

------------------
* To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant is empowered by Section 145 of the General Corporation Law of the State of Delaware (the 'DGCL'), subject to the procedures and limitations therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Amended and Restated By-laws of the Registrant provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

     The foregoing statements are subject to the detailed provisions of the DGCL, the Registrant's Amended and Restated Certificate of Incorporation and the Registrant's Amended and Restated By-laws.

     Article XI of the Registrant's Amended and Restated By-laws allow the Registrant to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Registrant or such person who serves or served as a director, officer, agent or employee, at another corporation, partnership or other enterprise at the request of the Registrant.

     Pursuant to Section 102(b)(7) of the DGCL and Article Thirteenth of the Amended and Restated Certificate of Incorporation of the Registrant provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of his duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Other than the sale of the VSRs to PCT International pursuant to the Purchase Agreement, there have been no sales of unregistered securities by the Registrant within the past three years. The sale of the VSRs to PCT International was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act for transactions not involving a public offering.

ITEM 16. EXHIBITS.


  EXHIBIT
  NUMBER       DESCRIPTION
-----------    ---------------------------------------------------------------------------------------------------------
     **2.1     --    Stock and VSR Purchase Agreement, dated as of October 23, 1996 (the 'Purchase Agreement'), by and
                     among the Registrant, Power Control Technologies Inc. and PCT International Holdings Inc. The
                     Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
       3.1 (a) --    Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated June 30, 1995).
       3.1 (b) --    Amendment to Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31,
                     1996).
       3.2     --    By-Laws of the Registrant (incorporated by reference from Exhibit 4.2 to the Registrant's Current
                     Report on Form 8-K dated June 30, 1995).
       4.1     --    Value Support Rights Agreement, dated as of November 25, 1996, between the Registrant and American
                     Stock Transfer & Trust Company (incorporated by reference from Exhibit 4.1 to Form 8-K of the
                     Registrant filed on November 27, 1996).
      *4.2     --    Draft form of Indenture for the VSR Notes.
    ***5.1     --    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality regarding the Value Support
                     Rights.
      *8.1     --    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.
      10.1     --    Credit Agreement between Consolidated Cigar Corporation and The Chase Manhattan Bank, N.A., dated as of February 23, 1993 (incorporated by reference from Exhibit 10.2 to Amendment No. 2 of
                     Consolidated Cigar Corporation's Registration Statement on Form S-1 (Registration No. 33-56902)).
      10.2 (a) --    Amendment No. 1 to the Credit Agreement, dated as of March 2, 1993 (incorporated by reference from
                     Exhibit 10.2(a) to Consolidated Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1993).
      10.2 (b) --    Amendment No. 2 to the Credit Agreement, dated as of March 12, 1993 (incorporated by reference from
                     Exhibit 10.2(b) to Consolidated Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1993).
      10.2 (c) --    Amendment No. 3 to the Credit Agreement, dated as of March 17, 1993 (incorporated by reference from
                     Exhibit 10.2(c) to Consolidated Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1993).
      10.2 (d) --    Amendment No. 4 to the Credit Agreement, dated as of April 5, 1993 (incorporated by reference from
                     Exhibit 10.2(d) to Consolidated Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1993).
      10.2 (e) --    Amendment No. 5 to the Credit Agreement, dated as of June 15, 1993 (incorporated by reference from
                     Exhibit 10.2(e) to Consolidated Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1993).
      10.2 (f) --    Amendment No. 6 to the Credit Agreement, dated as of September 12, 1994 (incorporated by reference from Exhibit 10.2(f) to Consolidated Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1994).
      10.2 (g) --    Amendment No. 7 to the Credit Agreement, dated as of May 31, 1995 (incorporated by reference from
                     Exhibit 10.2(g) to Consolidated Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
      10.2 (h) --    Amendment No. 8 to the Credit Agreement, dated as of October 18, 1995 (incorporated by reference from Exhibit 10.2(h) to Consolidated Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
      10.2 (i) --    Amendment No. 9 to the Credit Agreement, dated as of March 13, 1996 (incorporated by reference from
                     Exhibit 10.2(i) of Amendment No. 1 of Consolidated Cigar Holdings Inc.'s Registration Statement on
                     Form S-1 (Registration No. 333-6819)).
      10.2 (j) --    Amendment No. 10 to the Credit Agreement, dated as of July 31, 1996 (incorporated by reference from
                     Exhibit 10.3 of Amendment No. 2 of Consolidated Cigar Holdings Inc.'s Registration Statement on
                     Form S-1 (Registration No. 333-6819)).

  EXHIBIT
  NUMBER       DESCRIPTION
-----------    ---------------------------------------------------------------------------------------------------------
      10.3     --    Indenture by and between Consolidated Cigar Corporation and Continental Bank, National Association,
                     as Trustee, relating to the Senior Subordinated Notes due 2003 (incorporated by reference from
                     Exhibit 10.2(j) of Amendment No. 2 of Consolidated Cigar Holdings Inc.'s Registration Statement on
                     Form S-1 (Registration No. 333-6819)).
      10.4 (a) --    Guarantee and Security Agreement, dated as of March 3, 1993, between the Registrant and The Chase
                     Manhattan Bank, N.A. (incorporated by reference from Exhibit 10.16(a) of Amendment No. 2 of
                     Consolidated Cigar Holdings Inc.'s Registration Statement on Form S-1 (Registration No. 333-6819)).
      10.4 (b) --    First Amendment to Guarantee and Security Agreement, dated as of July 31, 1996 (incorporated by reference from Exhibit 10.16(b) of Amendment No. 2 of Consolidated Cigar Holdings Inc.'s

                     Registration Statement on Form S-1 (Registration No. 333-6819)).
     *10.5     --    Promissory Note issued by Consolidated Cigar Holdings Inc. to the Registrant.
      10.6 (a) --    Employment Agreement effective July 1, 1995 between the Registrant and James R. Maher (incorporated by reference from Exhibit 10.33 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
      10.6 (b) --    Amendment dated March 15, 1996 to the Employment Agreement effective July 1, 1995 between the
                     Registrant and James R. Maher (incorporated by reference from Exhibit 10.1 to the Registrant's
                     Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).
      10.7 (a) --    Employment Agreement, dated as of July 1, 1995 between the Registrant and Theo W. Folz
                     (incorporated by reference from Exhibit 10.34 to the Registrant's Annual Report on Form 10-K for
                     the fiscal year ended December 31, 1995).
      10.7 (b) --    First Amendment, dated February 29, 1996, to the Employment Agreement, dated July 1, 1995, between the Registrant and Theo W. Folz (incorporated by reference from Exhibit 10.35 to the Registrant's
                     Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
      10.7 (c) --    Second Amendment, dated August 1, 1996, to the Employment Agreement, dated July 1, 1995, between the Registrant and Theo W. Folz (incorporated by reference from Exhibit 10.4(c) of Amendment No. 2 of Consolidated Cigar Holdings Inc.'s Registration Statement on Form S-1 (Registration No.
                     333-6819)).
      10.8     --    Executive Employment Agreement, dated as of August 1, 1996, between Consolidated Cigar Corporation and Theo W. Folz (incorporated by reference from Exhibit 10.17 of Amendment No. 2 of Consolidated
                     Cigar Holdings Inc.'s Registration Statement on Form S-1 (Registration No. 333-6819)).
     *10.9     --    Employment Agreement, dated as of August 15, 1996, between Consolidated Cigar Corporation and Gary
                     R. Ellis.
      10.10    --    Mafco Consolidated Group Inc. 1995 Stock Option Plan (incorporated by reference from Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).
      10.11    --    Performance Bonus Plan (included within and incorporated by reference to the Employment Agreement effective July 1, 1995 between the Registrant and James R. Maher filed as Exhibit 10.33 to the
                     Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
      10.12    --    Chief Executive Officer Transaction Bonus Plan (included within and incorporated by reference to the Employment Agreement effective July 1, 1995 between the Registrant and James R. Maher filed as
                     Exhibit 10.33 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
                     1995).
      10.13    --    Tobacco Products Group Performance Bonus Plan (incorporated by reference from Exhibit 10.5 to the
                     Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).
      10.14    --    Consolidated Cigar Holdings Inc. 1996 Stock Plan (incorporated by reference from Exhibit 10.12 of
                     Amendment No. 2 of Consolidated Cigar Holdings Inc.'s Registration Statement on Form S-1
                     (Registration No. 333-6819)).
      10.15    --    Pension Plan Merger Agreement into Abex Retirement Plan (incorporated by reference from Exhibit
                     10.1 to Consolidated Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended
                     December 31, 1995).

  EXHIBIT
  NUMBER       DESCRIPTION
-----------    ---------------------------------------------------------------------------------------------------------
      10.16    --    Agreement and Plan of Merger dated as of January 6, 1995, as amended, between the Registrant and
                     Mafco Holdings Inc. (incorporated by reference from Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated June 30, 1995).
      10.17    --    Separation Agreement, dated as of June 15, 1995, by and between Fisher Scientific International
                     Inc. and C&F Merger Inc. (incorporated by reference to Exhibit 10.1 to the Registrant's Current
                     Report on Form 8-K dated June 30, 1995).
      10.18    --    Transfer Agreement dated as of June 15, 1995 among Power Control Technologies Inc., MCG
                     Intermediate Holdings Inc., Pneumo Abex Corporation and PCT International Holdings Inc.
                     (incorporated by reference from Exhibit 10.2 to the Registrant's Current Report on Form 8-K dated
                     June 30, 1995).
      10.19    --    Securities Purchase Agreement, dated as of June 26, 1995 between Libra Invest and Trade Ltd. and the Registrant (incorporated by reference from Exhibit 10.3 to the Registrant's Current Report on
                     Form 8-K dated June 30, 1995).
      10.20    --    Letter Agreement dated as of June 26, 1995 between the Registrant and Power Control Technologies
                     Inc. (incorporated by reference from Exhibit 10.4 to the Registrant's Current Report on Form 8-K
                     dated June 30, 1995).
      10.21    --    Letter Agreement, dated as of February 5, 1996, between the Registrant and Power Control
                     Technologies Inc. (incorporated by reference to Exhibit 6 to Amendment No. 2 to the Schedule 13D
                     dated February 8, 1996 filed by Mafco Holdings Inc., Mafco Consolidated Holdings Inc. and the
                     Registrant in connection with Power Control Technologies Inc.'s capital stock).
     *10.22    --    Registration Rights Agreement, dated as of August 21, 1996, between the Registrant and Consolidated
                     Cigar Holdings Inc.
      10.23    --    Registration Rights Agreement dated as of June 15, 1995 between the Registrant and Abex Inc.
                     (incorporated by reference from Exhibit 2 to the Registrant's Schedule 13D dated June 26, 1995).
      10.24    --    Registration Rights Agreement, dated as of June 15, 1995, between the Registrant and Mafco
                     Consolidated Holdings Inc. (incorporated by reference to Exhibit 2 to the Schedule 13D dated June
                     26, 1995 filed by Mafco Holdings Inc. and Mafco Consolidated Holdings Inc. in connection with the
                     Registrant's capital stock).
      10.25    --    Tax Sharing Agreement between Abex Inc. and Power Control Technologies Inc. dated June 15, 1995
                     (incorporated by reference from Exhibit 10.5 to the Registrant's Annual Report on Form 10-K for the
                     fiscal year ended December 31, 1995).
      10.26    --    Tax Sharing Agreement entered into as of June 15, 1995 by Mafco Holdings Inc. and the Registrant
                     (incorporated by reference from Exhibit 10.6 to the Registrant's Annual Report on Form 10-K for the
                     fiscal year ended December 31, 1995).
      10.27    --    Amended and Restated Tax Sharing Agreement entered into as of June 15, 1995 by and among Mafco
                     Holdings Inc., the Registrant, Consolidated Cigar Holdings Inc. and Consolidated Cigar Corporation
                     and its subsidiaries (incorporated by reference from Exhibit 10.7(a) to the Registrant's Annual
                     Report on Form 10-K for the fiscal year ended December 31, 1995).
      10.28    --    Second Amended and Restated Tax Allocation Agreement entered into as of June 15, 1995 by and among
                     Mafco Holdings Inc., the Registrant, Flavors (Parent) Holdings Inc., Flavors Holdings Inc. and
                     Mafco Worldwide Corporation and its subsidiaries (incorporated by reference from Exhibit 10.8 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
      10.29    --    Stock Purchase Agreement, dated April 28, 1988, between Pneumo Abex Corporation and Whitman
                     Corporation (incorporated by reference to Exhibit 2.1 to Pneumo Abex's Registration Statement on
                     Form S-1 (Registration No. 33-22725)), as amended by an Amendment, dated as of August 29, 1988, and a Second Amendment and related Settlement Agreement, dated September 23, 1991 (incorporated by reference to Exhibit 10.04 to Abex Inc.'s Annual Report on Form 10-K for the year ended December
                     31, 1992).
      10.30    --    Asset Purchase Agreement, dated as of May 15, 1993, between Pneumo Abex Corporation and The BF
                     Goodrich Company (incorporated by reference to Exhibit 2.1 to Abex Inc.'s Current Report on Form
                     8-K dated June 10, 1993).

  EXHIBIT
  NUMBER       DESCRIPTION
-----------    ---------------------------------------------------------------------------------------------------------
      10.31    --    Asset Purchase Agreement, dated November 21, 1994, by and between Pneumo Abex Corporation and
                     Wagner Electric Corporation (incorporated by reference to Exhibit 1 to Abex Inc.'s Current Report on Form 8-K dated November 21, 1994).
      10.32    --    Lease Agreement, dated as of June 15, 1995, between Liberty Lane Real Estate, Inc. and Fisher
                     Scientific International Inc. (incorporated by reference to the Registrant's Annual Report on Form
                     10-K for the year ended December 31, 1995).
      10.33    --    Option Agreement, dated as of June 15, 1995, between Liberty Lane Real Estate, Inc. and Fisher
                     Scientific (incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).
      10.34    --    Mortgage and Security Agreement, dated as of June 15, 1995, between Liberty Lane Real Estate, Inc.
                     and Fisher Scientific International Inc. (incorporated by reference to the Registrant's Annual
                     Report on Form 10-K for the year ended December 31, 1995).
      10.35    --    Agreement and Plan of Merger, dated as of March 26, 1992, by and among Koll Real Estate Group, Inc.
                     (formerly Henley Properties, Inc.), HP Merger Co. and The Henley Group, Inc. (incorporated by reference to Exhibit 2.01 to Abex Inc.'s Registration Statement on Form S-1 (Registration No.
                     33-48521)).
      10.36    --    Transition Agreement, dated as of July 16, 1992, among Abex Inc., The Henley Group, Inc. and Koll
                     Real Estate Group, Inc. (incorporated by reference to Exhibit 10.02 to Abex Inc.'s Annual Report on
                     Form 10-K for the year ended December 31, 1992).
      10.37    --    Amendment No. 1 to the Transition Agreement, dated as of April 1, 1993 between Abex Inc. and Koll
                     Real Estate Group, Inc. (incorporated by reference to Exhibit 10.18 to Abex Inc.'s Registration
                     Statement on Form S-4, Commission File No. 33-92188).
      10.38    --    Tax Sharing Agreement, dated as of June 10, 1992, between Abex Inc. and The Henley Group
                     (incorporated by reference to Exhibit 10.03 to Abex Inc.'s Annual Report on Form 10-K for the year ended December 31, 1992).
      10.39    --    Letter Agreement, dated as of July 15, 1992, between Abex Inc. and the Pension Benefit Guaranty
                     Corporation (incorporated by reference to Exhibit 10.16 to Abex Inc.'s Annual Report on Form 10-K
                     for the year ended December 31, 1992).
      10.40    --    Letter Agreement, dated as of July 15, 1992, made by The Henley Group in favor of PBGC
                     (incorporated by reference to Exhibit 10.17 to Abex Inc.'s Annual Report on Form 10-K for the year ended December 31, 1992).
      10.41    --    Pension Agreement, dated as of July 16, 1992, among Koll Real Estate Group, Inc., The Henley Group,
                     Inc. and Abex Inc. (incorporated by reference to Exhibit 10.18 to Abex Inc.'s Annual Report on Form
                     10-K for the year ended December 31, 1992).
      10.42    --    Conditional Guarantee, dated as of July 9, 1992, among Abex Inc., The Henley Group, Inc., Koll Real
                     Estate Group, Inc. and Allied-Signal Inc. (incorporated by reference to Exhibit 10.19 to Abex
                     Inc.'s Annual Report on Form 10-K for the year ended December 31, 1992).
      10.43    --    Reimbursement Agreement, dated as of July 16, 1992, among The Henley Group, Inc., Koll Real Estate
                     Group, Inc. and Abex Inc. (incorporated by reference to Exhibit 10.20 to Abex Inc.'s Annual Report on Form 10-K for the year ended December 31, 1992).
      10.44    --    Tax Sharing Agreement, dated as of December 31, 1988, between Wheelabrator Technologies Inc. and
                     Koll Real Estate Group, Inc. (incorporated by reference to Exhibit 10.02 to Amendment No. 3 on Form
                     8 to Koll Real Estate Group, Inc.'s Registration Statement on Form 10 (Registration No. 0-17189)).

  EXHIBIT
  NUMBER       DESCRIPTION
-----------    ---------------------------------------------------------------------------------------------------------
      10.45    --    Modification Agreement, dated as of August 24, 1989, among Wheelabrator Technologies Inc., Resco
                     Holdings Inc., The Henley Group, Inc. Waste Management of North America, Inc. and a subsidiary of
                     The Henley Group, Inc. (incorporated by reference to Exhibit 10.32 to The Henley Group, Inc.'s
                     Registration Statement on Form 10, Registration No. 0-18004), as amended by the Assignment,
                     Assumption and Release Agreement, dated as of December 18, 1989 (incorporated by reference to
                     Exhibit 10.69 to Wheelabrator Technologies Inc.'s Registration Statement on Form S-4 (Registration
                     No. 33-36118), as amended by Termination and Amendment Agreement, dated as of December 31, 1991, among The Henley Group, Inc., Koll Real Estate Group, Inc., Wheelabrator Technologies Inc., and
                     Resco Holdings Inc., (incorporated by reference to Exhibit 10.39 to The Henley Group Inc.'s Annual
                     Report on Form 10-K for the year ended December 31, 1991 (Registration No. 0-18004)).
      10.46    --    Environmental Expenditures Agreement, dated as of July 28, 1989, among Koll Real Estate Group,
                     Inc., Wheelabrator Technologies Inc., New Hampshire Oak, Inc. and Fisher Scientific Group Inc.
                     (incorporated by reference to Exhibit 10(a) to Henley Properties' Quarterly Report on Form 10-Q for
                     the quarter ended June 30, 1989 (Registration No. 0-17189)), as amended by Assignment and
                     Assumption Agreement, dated as of January 1, 1990, among Koll Real Estate Group, Inc., The Henley
                     Group, Inc., New Hampshire Oak Inc., Fisher Scientific Group Inc., Wheelabrator Technologies Inc.,
                     and Henley Holdings, Inc. (incorporated by reference to Exhibit 10.34 to The Henley Group, Inc.'s
                     Annual Report on Form 10-K for the year ended December 31, 1989 (Registration No. 0-18004)).
      10.47    --    Restated Environmental Matters Agreement, dated as of July 28, 1989, among Allied-Signal, Inc.,
                     Koll Real Estate Group, Inc., Wheelabrator Technologies Inc., New Hampshire Oak Inc. and Fisher
                     Scientific Group Inc. (incorporated by reference to Exhibit 10(b) to Henley Properties' Quarterly
                     Report on Form 10-Q for the quarter ended June 30, 1989 (Registration No. 0-17189)), amended by the
                     Assignment, Assumption and Indemnification Agreement, dated as of December 21, 1989, among The
                     Henley Group, Inc., Henley Properties, New Hampshire Oak Inc., Fisher Scientific Group Inc.,
                     Wheelabrator Technologies Inc. and Allied-Signal Inc. (incorporated by reference to Exhibit 10.35 to The Henley Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1989
                     (Registration No. 0-18004)).
      10.48    --    Tax Sharing Agreement, dated as of February 26, 1986, between Allied-Signal Inc. and Wheelabrator
                     Technologies Inc., (incorporated by reference to Exhibit 10E to WTI's Registration Statement on
                     Form 10 (Registration No. 0-114246)).
      10.49    --    Guarantee Agreement, dated as of June 10, 1993, between Abex Inc. and BF Goodrich Company
                     (incorporated by reference to Exhibit 2.2 to Abex Inc.'s Current Report on Form 8-K dated June 10,
                     1993).
      10.50    --    Mutual Guaranty Agreement, dated as of December 30, 1994, between Abex Inc. and Cooper Industries
                     Inc. (incorporated by reference to Exhibit 10.29 to Abex Inc.'s Registration Statement on Form S-4
                     (Registration No. 33-92188)).
    **12       --    Computation of Ratio of Earnings to Fixed Charges.
    **21       --    List of Subsidiaries
     *23.1     --    Consent of Ernst & Young LLP.
     *23.2     --    Consent of Arthur Andersen LLP.
      23.3     --    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinions filed as Exhibits 5.1 and 8.1 hereto).
    **24       --    Powers of Attorney.
     *25.1     --    Form T-1 with respect to the eligibility of American Stock Transfer & Trust Company, as Trustee
                     under the VSR Agreement.

     *99.1     --    Report of Independent Public Accountants of Arthur Andersen LLP


------------------


  * Filed herewith.
 ** Filed on October 31, 1996.
*** To be filed by amendment.

     (b) Financial Statement Schedules:

     Schedule I--Condensed Financial Information of Registrant

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes, that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     (c) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 10, 1996.


                                          MAFCO CONSOLIDATED GROUP INC.

                                          By:        /s/ GLENN P. DICKES
                                             ----------------------------------
                                                       Glenn P. Dickes
                                                       Vice President


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   ------------------
                    *                       Chairman of the Board of Directors             December 10, 1996
------------------------------------------
            Ronald O. Perelman

                    *                       Vice Chairman and Director                     December 10, 1996
------------------------------------------
              Howard Gittis

                    *                       President, Chief Executive Officer and         December 10, 1996
------------------------------------------  Director (Principal Executive Officer)
              James R. Maher

                    *                       Executive Vice President and Chief             December 10, 1996
------------------------------------------  Financial Officer (Principal Financial
              Irwin Engelman                Officer)

                    *                       Vice President and Controller                  December 10, 1996
------------------------------------------  (Principal Accounting Officer)
             Laurence Winoker

                    *                       Director                                       December 10, 1996
------------------------------------------
            Philip E. Beekman

                    *                       Director                                       December 10, 1996
------------------------------------------
               Theo W. Folz

                    *                       Director                                       December 10, 1996
------------------------------------------

      Jewel S. LaFontant-Mankarious

                    *                       Director                                       December 10, 1996
------------------------------------------
                Drew Lewis

                    *                       Director                                       December 10, 1996
------------------------------------------
        Robert Sargent Shriver III



* Joram C. Salig, by signing his name hereto, does hereby execute this Amendment to the Registration Statement on behalf of the directors and officers of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers and filed as exhibits to the Registration Statement.


                                          By:         /s/ JORAM C. SALIG
                                              --------------------------------
                                                       Joram C. Salig
                                                      Attorney-in-Fact

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Mafco Consolidated Group Inc.

We have audited the consolidated financial statements of Mafco Consolidated Group Inc. and subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 and have issued our report thereon dated February 9, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in
Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

We did not audit the financial statements of Power Control Technologies Inc. (a corporation in which the Company has a 29% common equity interest). We have been furnished with the report of other auditors with respect to Power Control Technologies Inc.

In our opinion, based on our audits and the report of other auditors, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          ERNST & YOUNG LLP

New York, New York
February 9, 1996

                                                                      SCHEDULE I

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                          BALANCE SHEETS (PARENT ONLY)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                 YEAR ENDED DECEMBER
                                                                                                         31,
                                                                                                ----------------------
                                                                                                  1995          1994
                                                                                                --------      --------
                                           ASSETS
Investment in PCT preferred and common stock.................................................   $ 55,547            --
Investment in subsidiaries including cumulative income and net of distributions..............    110,863      $(10,800)
                                                                                                --------      --------
                                                                                                $166,410      $(10,800)
                                                                                                --------      --------
                                                                                                --------      --------

                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Loans from subsidiary........................................................................   $ 62,689            --
Common stock of Mafco Consolidated Group Inc., par value $.01 per share, 250,000,000 shares
  authorized, 24,722,190 issued and outstanding..............................................        247            --
Common stock of Flavors Holdings, par value $1, 2,000 shares authorized, 1,000 shares issued
  and outstanding............................................................................         --             1
Common stock of Cigar Parent, par value $1, 1,000 shares authorized, issued and
  outstanding................................................................................         --             1
Paid-in-capital..............................................................................    167,105        43,290
Accumulated deficit..........................................................................    (35,605)      (55,018)
Currency translation adjustment..............................................................      1,877           926
Treasury stock at cost.......................................................................    (29,903)           --
                                                                                                --------      --------
  Total stockholders' equity (deficit).......................................................    103,721       (10,800)
                                                                                                --------      --------
                                                                                                $166,410      $(10,800)
                                                                                                --------      --------
                                                                                                --------      --------

                                                                      SCHEDULE I

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                      STATEMENTS OF EARNINGS (PARENT ONLY)
                             (DOLLARS IN THOUSANDS)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                     ----------------------------
                                                                                      1995       1994       1993
                                                                                     -------    -------    ------
Dividend income...................................................................   $   867    $    --    $   --
Equity in earnings of subsidiaries................................................    21,652     13,668     9,964
Equity in earnings of PCT.........................................................     1,894
                                                                                     -------    -------    ------
  Net income......................................................................   $24,413    $13,668    $9,964
                                                                                     -------    -------    ------
                                                                                     -------    -------    ------

                                                                      SCHEDULE I

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                     STATEMENTS OF CASH FLOWS (PARENT ONLY)
                             (DOLLARS IN THOUSANDS)

                                                                                              YEAR ENDED DECEMBER 31,
                                                                                           -----------------------------
                                                                                            1995       1994       1993
                                                                                           -------    -------    -------
Cash flows from operating activities:
  Net income.............................................................................  $24,413    $13,668    $ 9,964
                                                                                           -------    -------    -------
  Adjustments to reconcile net income to net cash flows from operating activities:
     Earnings of affiliates greater than distributions...................................   (9,546)   (13,668)    (9,964)
                                                                                           -------    -------    -------
                                                                                            (9,546)   (13,668)    (9,964)
                                                                                           -------    -------    -------
Net cash flows from operating activities.................................................   14,867         --         --
                                                                                           -------    -------    -------

Cash flows from investing activities:
  Purchase of PCT Common Stock...........................................................  (33,653)        --         --
                                                                                           -------    -------    -------
  Net cash flows from investing activities...............................................  (33,653)        --         --
                                                                                           -------    -------    -------

Cash flows from financing activities:
  Acquisition of Company's Common Stock..................................................  (29,903)
  Dividends paid.........................................................................  (14,000)
  Loans from subsidiary..................................................................   62,689         --         --
                                                                                           -------    -------    -------
Net cash flows from financing activities.................................................   18,786         --         --
                                                                                           -------    -------    -------
Net increase in cash and cash equivalents................................................       --         --         --
Cash and cash equivalents at beginning of period.........................................       --         --         --
                                                                                           -------    -------    -------
Cash and cash equivalents at end of period...............................................  $    --    $    --    $    --
                                                                                           -------    -------    -------
                                                                                           -------    -------    -------

                                 EXHIBIT INDEX


         EXHIBIT                                                                                                    SEQUENTIAL
         NUMBER     DESCRIPTION                                                                                      PAGE NO.
         -------    ---------------------------------------------------------------------------------------------   -----------
          **2.1      --   Stock and VSR Purchase Agreement, dated as of October 23, 1996 (the 'Purchase
                          Agreement'), by and among the Registrant, Power Control Technologies Inc. and PCT
                          International Holdings Inc. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
            3.1 (a)  --   Restated Certificate of Incorporation of the Registrant (incorporated by reference from
                          Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated June 30, 1995).
            3.1 (b)  --   Amendment to Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the
                          quarter ended March 31, 1996).
            3.2      --   By-Laws of the Registrant (incorporated by reference from Exhibit 4.2 to the
                          Registrant's Current Report on Form 8-K dated June 30, 1995).
            4.1      --   Value Support Rights Agreement, dated as of November 25, 1996, between the Registrant and American Stock Transfer & Trust Company (incorporated by reference from Exhibit 4.1 to Form 8-K of the Registrant filed on November 27, 1996).
           *4.2      --   Draft form of Indenture for the VSR Notes.
         ***5.1      --   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality regarding the Value
                          Support Rights.
           *8.1      --   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.
           10.1      --   Credit Agreement between Consolidated Cigar Corporation and The Chase Manhattan Bank,
                          N.A., dated as of February 23, 1993 (incorporated by reference from Exhibit 10.2 to
                          Amendment No. 2 of Consolidated Cigar Corporation's Registration Statement on Form S-1
                          (Registration No. 33-56902)).
           10.2 (a)  --   Amendment No. 1 to the Credit Agreement, dated as of March 2, 1993 (incorporated by reference from Exhibit 10.2(a) to Consolidated Cigar Corporation's Annual Report on
                          Form 10-K for the fiscal year ended December 31, 1993).
           10.2 (b)  --   Amendment No. 2 to the Credit Agreement, dated as of March 12, 1993 (incorporated by reference from Exhibit 10.2(b) to Consolidated Cigar Corporation's Annual Report on
                          Form 10-K for the fiscal year ended December 31, 1993).
           10.2 (c)  --   Amendment No. 3 to the Credit Agreement, dated as of March 17, 1993 (incorporated by reference from Exhibit 10.2(c) to Consolidated Cigar Corporation's Annual Report on
                          Form 10-K for the fiscal year ended December 31, 1993).
           10.2 (d)  --   Amendment No. 4 to the Credit Agreement, dated as of April 5, 1993 (incorporated by reference from Exhibit 10.2(d) to Consolidated Cigar Corporation's Annual Report on
                          Form 10-K for the fiscal year ended December 31, 1993).
           10.2 (e)  --   Amendment No. 5 to the Credit Agreement, dated as of June 15, 1993 (incorporated by reference from Exhibit 10.2(e) to Consolidated Cigar Corporation's Annual Report on
                          Form 10-K for the fiscal year ended December 31, 1993).
           10.2 (f)  --   Amendment No. 6 to the Credit Agreement, dated as of September 12, 1994 (incorporated by reference from Exhibit 10.2(f) to Consolidated Cigar Corporation's Annual Report on
                          Form 10-K for the fiscal year ended December 31, 1994).

         EXHIBIT                                                                                                    SEQUENTIAL
         NUMBER     DESCRIPTION                                                                                      PAGE NO.
         -------    ---------------------------------------------------------------------------------------------   -----------
           10.2 (g)  --   Amendment No. 7 to the Credit Agreement, dated as of May 31, 1995 (incorporated by reference from Exhibit 10.2(g) to Consolidated Cigar Corporation's Annual Report on
                          Form 10-K for the fiscal year ended December 31, 1995).
           10.2 (h)  --   Amendment No. 8 to the Credit Agreement, dated as of October 18, 1995 (incorporated by reference from Exhibit 10.2(h) to Consolidated Cigar Corporation's Annual Report on
                          Form 10-K for the fiscal year ended December 31, 1995).
           10.2 (i)  --   Amendment No. 9 to the Credit Agreement, dated as of March 13, 1996 (incorporated by reference from Exhibit 10.2(i) of Amendment No. 1 of Consolidated Cigar Holdings Inc.'s
                          Registration Statement on Form S-1 (Registration No. 333-6819)).
           10.2 (j)  --   Amendment No. 10 to the Credit Agreement, dated as of July 31, 1996 (incorporated by reference from Exhibit 10.3 of Amendment No. 2 of Consolidated Cigar Holdings Inc.'s
                          Registration Statement on Form S-1 (Registration No. 333-6819)).
           10.3      --   Indenture by and between Consolidated Cigar Corporation and Continental Bank, National
                          Association, as Trustee, relating to the Senior Subordinated Notes due 2003
                          (incorporated by reference from Exhibit 10.2(j) of Amendment No. 2 of Consolidated
                          Cigar Holdings Inc.'s Registration Statement on Form S-1 (Registration No. 333-6819)).
           10.4 (a)  --   Guarantee and Security Agreement, dated as of March 3, 1993, between the Registrant and
                          The Chase Manhattan Bank, N.A. (incorporated by reference from Exhibit 10.16(a) of
                          Amendment No. 2 of Consolidated Cigar Holdings Inc.'s Registration Statement on Form
                          S-1 (Registration No. 333-6819)).
           10.4 (b)  --   First Amendment to Guarantee and Security Agreement, dated as of July 31, 1996
                          (incorporated by reference from Exhibit 10.16(b) of Amendment No. 2 of Consolidated
                          Cigar Holdings Inc.'s Registration Statement on Form S-1 (Registration No. 333-6819)).
          *10.5      --   Promissory Note issued by Consolidated Cigar Holdings Inc. to the Registrant.
           10.6 (a)  --   Employment Agreement effective July 1, 1995 between the Registrant and James R. Maher
                          (incorporated by reference from Exhibit 10.33 to the Registrant's Annual Report on Form
                          10-K for the fiscal year ended December 31, 1995).
           10.6 (b)  --   Amendment dated March 15, 1996 to the Employment Agreement effective July 1, 1995 between the Registrant and James R. Maher (incorporated by reference from Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31,
                          1996).
           10.7 (a)  --   Employment Agreement, dated as of July 1, 1995 between the Registrant and Theo W. Folz
                          (incorporated by reference from Exhibit 10.34 to the Registrant's Annual Report on Form
                          10-K for the fiscal year ended December 31, 1995).
           10.7 (b)  --   First Amendment, dated February 29, 1996, to the Employment Agreement, dated July 1,
                          1995, between the Registrant and Theo W. Folz (incorporated by reference from Exhibit
                          10.35 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December
                          31, 1995).
           10.7 (c)  --   Second Amendment, dated August 1, 1996, to the Employment Agreement, dated July 1,
                          1995, between the Registrant and Theo W. Folz (incorporated by reference from Exhibit
                          10.4(c) of Amendment No. 2 of Consolidated Cigar Holdings Inc.'s Registration Statement
                          on Form S-1 (Registration No. 333-6819)).
           10.8      --   Executive Employment Agreement, dated as of August 1, 1996, between Consolidated Cigar
                          Corporation and Theo W. Folz (incorporated by reference from Exhibit 10.17 of Amendment
                          No. 2 of Consolidated Cigar Holdings Inc.'s Registration Statement on Form S-1
                          (Registration No. 333-6819)).


         EXHIBIT                                                                                                    SEQUENTIAL
         NUMBER     DESCRIPTION                                                                                      PAGE NO.
         -------    ---------------------------------------------------------------------------------------------   -----------
          *10.9      --   Employment Agreement, dated as of August 15, 1996, between Consolidated Cigar
                          Corporation and Gary R. Ellis.
           10.10     --   Mafco Consolidated Group Inc. 1995 Stock Option Plan (incorporated by reference from
                          Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
                          March 31, 1996).
           10.11     --   Performance Bonus Plan (included within and incorporated by reference to the Employment
                          Agreement effective July 1, 1995 between the Registrant and James R. Maher filed as
                          Exhibit 10.33 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
                          December 31, 1995).
           10.12     --   Chief Executive Officer Transaction Bonus Plan (included within and incorporated by reference to the Employment Agreement effective July 1, 1995 between the Registrant and
                          James R. Maher filed as Exhibit 10.33 to the Registrant's Annual Report on Form 10-K
                          for the fiscal year ended December 31, 1995).
           10.13     --   Tobacco Products Group Performance Bonus Plan (incorporated by reference from Exhibit
                          10.5 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31,
                          1996).
           10.14     --   Consolidated Cigar Holdings Inc. 1996 Stock Plan (incorporated by reference from
                          Exhibit 10.12 of Amendment No. 2 of Consolidated Cigar Holdings Inc.'s Registration
                          Statement on Form S-1 (Registration No. 333-6819)).
           10.15     --   Pension Plan Merger Agreement into Abex Retirement Plan (incorporated by reference from
                          Exhibit 10.1 to Consolidated Cigar Corporation's Annual Report on Form 10-K for the
                          fiscal year ended December 31, 1995).
           10.16     --   Agreement and Plan of Merger dated as of January 6, 1995, as amended, between the
                          Registrant and Mafco Holdings Inc. (incorporated by reference from Exhibit 2.1 to the
                          Registrant's Current Report on Form 8-K dated June 30, 1995).
           10.17     --   Separation Agreement, dated as of June 15, 1995, by and between Fisher Scientific
                          International Inc. and C&F Merger Inc. (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K dated June 30, 1995).
           10.18     --   Transfer Agreement dated as of June 15, 1995 among Power Control Technologies Inc., MCG
                          Intermediate Holdings Inc., Pneumo Abex Corporation and PCT International Holdings Inc.
                          (incorporated by reference from Exhibit 10.2 to the Registrant's Current Report on Form
                          8-K dated June 30, 1995).
           10.19     --   Securities Purchase Agreement, dated as of June 26, 1995 between Libra Invest and Trade
                          Ltd. and the Registrant (incorporated by reference from Exhibit 10.3 to the
                          Registrant's Current Report on Form 8-K dated June 30, 1995).
           10.20     --   Letter Agreement dated as of June 26, 1995 between the Registrant and Power Control
                          Technologies Inc. (incorporated by reference from Exhibit 10.4 to the Registrant's
                          Current Report on Form 8-K dated June 30, 1995).
           10.21     --   Letter Agreement, dated as of February 5, 1996, between the Registrant and Power
                          Control Technologies Inc. (incorporated by reference to Exhibit 6 to Amendment No. 2 to the Schedule 13D dated February 8, 1996 filed by Mafco Holdings Inc., Mafco
                          Consolidated Holdings Inc. and the Registrant in connection with Power Control
                          Technologies Inc.'s capital stock).
          *10.22     --   Registration Rights Agreement, dated as of August 21, 1996, between the Registrant and

                          Consolidated Cigar Holdings Inc.
           10.23     --   Registration Rights Agreement dated as of June 15, 1995 between the Registrant and Abex
                          Inc. (incorporated by reference from Exhibit 2 to the Registrant's Schedule 13D dated
                          June 26, 1995).

         EXHIBIT                                                                                                    SEQUENTIAL
         NUMBER     DESCRIPTION                                                                                      PAGE NO.
         -------    ---------------------------------------------------------------------------------------------   -----------
           10.24     --   Registration Rights Agreement, dated as of June 15, 1995, between the Registrant and
                          Mafco Consolidated Holdings Inc. (incorporated by reference to Exhibit 2 to the
                          Schedule 13D dated June 26, 1995 filed by Mafco Holdings Inc. and Mafco Consolidated
                          Holdings Inc. in connection with the Registrant's capital stock).
           10.25     --   Tax Sharing Agreement between Abex Inc. and Power Control Technologies Inc. dated June
                          15, 1995 (incorporated by reference from Exhibit 10.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
           10.26     --   Tax Sharing Agreement entered into as of June 15, 1995 by Mafco Holdings Inc. and the
                          Registrant (incorporated by reference from Exhibit 10.6 to the Registrant's Annual
                          Report on Form 10-K for the fiscal year ended December 31, 1995).
           10.27     --   Amended and Restated Tax Sharing Agreement entered into as of June 15, 1995 by and among Mafco Holdings Inc., the Registrant, Consolidated Cigar Holdings Inc. and
                          Consolidated Cigar Corporation and its subsidiaries (incorporated by reference from
                          Exhibit 10.7(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
           10.28     --   Second Amended and Restated Tax Allocation Agreement entered into as of June 15, 1995 by and among Mafco Holdings Inc., the Registrant, Flavors (Parent) Holdings Inc.,
                          Flavors Holdings Inc. and Mafco Worldwide Corporation and its subsidiaries
                          (incorporated by reference from Exhibit 10.8 to the Registrant's Annual Report on Form
                          10-K for the fiscal year ended December 31, 1995).
           10.29     --   Stock Purchase Agreement, dated April 28, 1988, between Pneumo Abex Corporation and
                          Whitman Corporation (incorporated by reference to Exhibit 2.1 to Pneumo Abex's
                          Registration Statement on Form S-1 (Registration No. 33-22725)), as amended by an
                          Amendment, dated as of August 29, 1988, and a Second Amendment and related Settlement
                          Agreement, dated September 23, 1991 (incorporated by reference to Exhibit 10.04 to Abex
                          Inc.'s Annual Report on Form 10-K for the year ended December 31, 1992).
           10.30     --   Asset Purchase Agreement, dated as of May 15, 1993, between Pneumo Abex Corporation and
                          The BF Goodrich Company (incorporated by reference to Exhibit 2.1 to Abex Inc.'s
                          Current Report on Form 8-K dated June 10, 1993).
           10.31     --   Asset Purchase Agreement, dated November 21, 1994, by and between Pneumo Abex
                          Corporation and Wagner Electric Corporation (incorporated by reference to Exhibit 1 to
                          Abex Inc.'s Current Report on Form 8-K dated November 21, 1994).
           10.32     --   Lease Agreement, dated as of June 15, 1995, between Liberty Lane Real Estate, Inc. and
                          Fisher Scientific International Inc. (incorporated by reference to the Registrant's
                          Annual Report on Form 10-K for the year ended December 31, 1995).
           10.33     --   Option Agreement, dated as of June 15, 1995, between Liberty Lane Real Estate, Inc. and
                          Fisher Scientific (incorporated by reference to the Registrant's Annual Report on Form
                          10-K for the year ended December 31, 1995).
           10.34     --   Mortgage and Security Agreement, dated as of June 15, 1995, between Liberty Lane Real
                          Estate, Inc. and Fisher Scientific International Inc. (incorporated by reference to the

                          Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).
           10.35     --   Agreement and Plan of Merger, dated as of March 26, 1992, by and among Koll Real Estate
                          Group, Inc. (formerly Henley Properties, Inc.), HP Merger Co. and The Henley Group,
                          Inc. (incorporated by reference to Exhibit 2.01 to Abex Inc.'s Registration Statement
                          on Form S-1 (Registration No. 33-48521)).
           10.36     --   Transition Agreement, dated as of July 16, 1992, among Abex Inc., The Henley Group,
                          Inc. and Koll Real Estate Group, Inc. (incorporated by reference to Exhibit 10.02 to
                          Abex Inc.'s Annual Report on Form 10-K for the year ended December 31, 1992).

         EXHIBIT                                                                                                    SEQUENTIAL
         NUMBER     DESCRIPTION                                                                                      PAGE NO.
         -------    ---------------------------------------------------------------------------------------------   -----------
           10.37     --   Amendment No. 1 to the Transition Agreement, dated as of April 1, 1993 between Abex
                          Inc. and Koll Real Estate Group, Inc. (incorporated by reference to Exhibit 10.18 to
                          Abex Inc.'s Registration Statement on Form S-4, Commission File No. 33-92188).
           10.38     --   Tax Sharing Agreement, dated as of June 10, 1992, between Abex Inc. and The Henley
                          Group (incorporated by reference to Exhibit 10.03 to Abex Inc.'s Annual Report on Form
                          10-K for the year ended December 31, 1992).
           10.39     --   Letter Agreement, dated as of July 15, 1992, between Abex Inc. and the Pension Benefit
                          Guaranty Corporation (incorporated by reference to Exhibit 10.16 to Abex Inc.'s Annual
                          Report on Form 10-K for the year ended December 31, 1992).
           10.40     --   Letter Agreement, dated as of July 15, 1992, made by The Henley Group in favor of PBGC
                          (incorporated by reference to Exhibit 10.17 to Abex Inc.'s Annual Report on Form 10-K
                          for the year ended December 31, 1992).
           10.41     --   Pension Agreement, dated as of July 16, 1992, among Koll Real Estate Group, Inc., The
                          Henley Group, Inc. and Abex Inc. (incorporated by reference to Exhibit 10.18 to Abex
                          Inc.'s Annual Report on Form 10-K for the year ended December 31, 1992).
           10.42     --   Conditional Guarantee, dated as of July 9, 1992, among Abex Inc., The Henley Group,
                          Inc., Koll Real Estate Group, Inc. and Allied-Signal Inc. (incorporated by reference to
                          Exhibit 10.19 to Abex Inc.'s Annual Report on Form 10-K for the year ended December 31,
                          1992).
           10.43     --   Reimbursement Agreement, dated as of July 16, 1992, among The Henley Group, Inc., Koll
                          Real Estate Group, Inc. and Abex Inc. (incorporated by reference to Exhibit 10.20 to
                          Abex Inc.'s Annual Report on Form 10-K for the year ended December 31, 1992).
           10.44     --   Tax Sharing Agreement, dated as of December 31, 1988, between Wheelabrator Technologies
                          Inc. and Koll Real Estate Group, Inc. (incorporated by reference to Exhibit 10.02 to
                          Amendment No. 3 on Form 8 to Koll Real Estate Group, Inc.'s Registration Statement on
                          Form 10 (Registration No. 0-17189)).
           10.45     --   Modification Agreement, dated as of August 24, 1989, among Wheelabrator Technologies
                          Inc., Resco Holdings Inc., The Henley Group, Inc. Waste Management of North America,
                          Inc. and a subsidiary of The Henley Group, Inc. (incorporated by reference to Exhibit
                          10.32 to The Henley Group, Inc.'s Registration Statement on Form 10, Registration No.
                          0-18004), as amended by the Assignment, Assumption and Release Agreement, dated as of
                          December 18, 1989 (incorporated by reference to Exhibit 10.69 to Wheelabrator
                          Technologies Inc.'s Registration Statement on Form S-4 (Registration No. 33-36118), as
                          amended by Termination and Amendment Agreement, dated as of December 31, 1991, among
                          The Henley Group, Inc., Koll Real Estate Group, Inc., Wheelabrator Technologies Inc.,
                          and Resco Holdings Inc., (incorporated by reference to Exhibit 10.39 to The Henley

                          Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 1991
                          (Registration No. 0-18004)).
           10.46     --   Environmental Expenditures Agreement, dated as of July 28, 1989, among Koll Real Estate
                          Group, Inc., Wheelabrator Technologies Inc., New Hampshire Oak, Inc. and Fisher
                          Scientific Group Inc. (incorporated by reference to Exhibit 10(a) to Henley Properties'
                          Quarterly Report on Form 10-Q for the quarter ended June 30, 1989 (Registration No.
                          0-17189)), as amended by Assignment and Assumption Agreement, dated as of January 1,
                          1990, among Koll Real Estate Group, Inc., The Henley Group, Inc., New Hampshire Oak
                          Inc., Fisher Scientific Group Inc., Wheelabrator Technologies Inc., and Henley
                          Holdings, Inc. (incorporated by reference to Exhibit 10.34 to The Henley Group, Inc.'s
                          Annual Report on Form 10-K for the year ended December 31, 1989 (Registration No.
                          0-18004)).

         EXHIBIT                                                                                                    SEQUENTIAL
         NUMBER     DESCRIPTION                                                                                      PAGE NO.
         -------    ---------------------------------------------------------------------------------------------   -----------
           10.47     --   Restated Environmental Matters Agreement, dated as of July 28, 1989, among
                          Allied-Signal, Inc., Koll Real Estate Group, Inc., Wheelabrator Technologies Inc., New
                          Hampshire Oak Inc. and Fisher Scientific Group Inc. (incorporated by reference to
                          Exhibit 10(b) to Henley Properties' Quarterly Report on Form 10-Q for the quarter ended
                          June 30, 1989 (Registration No. 0-17189)), amended by the Assignment, Assumption and
                          Indemnification Agreement, dated as of December 21, 1989, among The Henley Group, Inc.,
                          Henley Properties, New Hampshire Oak Inc., Fisher Scientific Group Inc., Wheelabrator
                          Technologies Inc. and Allied-Signal Inc. (incorporated by reference to Exhibit 10.35 to
                          The Henley Group, Inc.'s Annual Report on Form 10-K for the year ended December 31,
                          1989 (Registration No. 0-18004)).
           10.48     --   Tax Sharing Agreement, dated as of February 26, 1986, between Allied-Signal Inc. and
                          Wheelabrator Technologies Inc., (incorporated by reference to Exhibit 10E to WTI's
                          Registration Statement on Form 10 (Registration No. 0-114246)).
           10.49     --   Guarantee Agreement, dated as of June 10, 1993, between Abex Inc. and BF Goodrich
                          Company (incorporated by reference to Exhibit 2.2 to Abex Inc.'s Current Report on Form
                          8-K dated June 10, 1993).
           10.50     --   Mutual Guaranty Agreement, dated as of December 30, 1994, between Abex Inc. and Cooper
                          Industries Inc. (incorporated by reference to Exhibit 10.29 to Abex Inc.'s Registration
                          Statement on Form S-4 (Registration No. 33-92188)).
         **12        --   Computation of Ratio of Earnings to Fixed Charges.
         **21        --   List of Subsidiaries
          *23.1      --   Consent of Ernst & Young LLP.
          *23.2      --   Consent of Arthur Andersen LLP.
           23.3      --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinions filed as
                          Exhibits 5.1 and 8.1 hereto).
         **24        --   Powers of Attorney.
          *25.1      --   Form T-1 with respect to the eligibility of American Stock Transfer & Trust Company, as
                          Trustee under the VSR Agreement.
          *99.1      --   Report of Independent Public Accountants of Arthur Andersen LLP



------------------

  * Filed herewith.



 ** Filed on October 31, 1996.



*** To be filed by amendment.